Exhibit 4.32

EXECUTION COPY

FACILITY AGREEMENT

dated         November 2006

among

GOLD FIELDS LA CIMA S.A.

as Borrower

CITIGROUP GLOBAL MARKETS INC.

as Mandated Lead Arranger

THE ROYAL BANK OF SCOTLAND PLC
as Mandated Lead Arranger and Facility Agent

THE BANK OF NOVA SCOTIA

as Mandated Lead Arranger

SCOTIABANK PERU S.A.A.

as Onshore Security Agent

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK

as Offshore Security Trustee

and

THE FACILITY LENDERS

MILBANK, TWEED, HADLEY & McCLOY LLP

London

23.	Security Interests	83
24.	Events of Default	84
25.	Remedies Following Default	90
SECTION 9 CHANGES TO PARTIES		92
26.	Changes to the Facility Lenders	92
SECTION 10 ADMINISTRATION		97
27.	Role of the Facility Agent	97
28.	Conduct of Business by the Finance Parties	102
29.	Sharing Among the Finance Parties	103
30.	Payment Mechanics	104
SECTION 11 MISCELLANEOUS		107
31.	Set–off	107
32.	Notices	107
33.	Calculations and Certificates	109
34.	Partial Invalidity	109
35.	Remedies and Waivers	109
36.	Confidentiality	109
37.	Amendments and Waivers	110
38.	Counterparts	110
39.	Governing Law	110
40.	Jurisdiction	111
41.	Arbitration	111
42.	Waiver of Sovereign Immunity	112
Schedule 1	The Original Facility Lenders and Commitments	113
Schedule 2	Conditions Precedent	114
Schedule 3	Drawdown Request	120
Schedule 4	Form of Note	121
Schedule 5	Form of Transfer Certificate	122
Schedule 6	Form of New Facility Lender Accession Deed	124
Schedule 7	Form of Compliance Certificate	125
Schedule 8	Insurances	126
Schedule 9	Consents	142
Part I	Consents	142

ii

iii

THIS AGREEMENT (this “Agreement”) is dated             November 2006

AMONG:

(1)                        GOLD FIELDS LA CIMA S.A. (formerly known as Sociedad Minera La Cima S.A.), a company incorporated under the laws of Peru registered at Entry A00001 of File 11606015 of the Companies Registry of Lima, with taxpayer number 20507028915 and registered office at Av. Victor Andres Belaunde 147, Via Principal 155, Oficina 1401, San Isidro, Lima, Peru (the “Borrower”);

(2)                        CITIGROUP GLOBAL MARKETS INC., THE BANK OF NOVA SCOTIA and THE ROYAL BANK OF SCOTLAND PLC together as mandated lead arrangers (the “Mandated Lead Arrangers”);

(3)                        THE ROYAL BANK OF SCOTLAND PLC as Facility Agent (the “Facility Agent”);

(4)                        THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK as Offshore Security Trustee (the “Offshore Security Trustee”);

(5)                        SCOTIABANK PERU S.A.A. as Onshore Security Agent (the “Onshore Security Agent”); and

(6)                        THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Facility Lenders) (the “Original Facility Lenders”, each an “Original Facility Lender”).

RECITALS:

(A)                    The Borrower has been granted various Concessions in order to implement the Project.

(B)                      Pursuant to a sponsor support agreement dated on or about the date of this Agreement entered between the Borrower, the Shareholder, the Guarantor, GFL Mining Services Limited, the Facility Agent and the Offshore Security Trustee (the “Sponsor Support Agreement”), the Shareholder will make available certain Shareholder Contributions on the terms set out in the Sponsor Support Agreement.

(C)                      The parties hereto intend to raise a portion of the finance for the Project by entering into this Agreement and the other Financing Documents.

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.          DEFINITIONS AND INTERPRETATION

1.1             DEFINITIONS

In this Agreement:

“Acceptable GFL Entity” means (i) the Guarantor or Orogen Holding (BVI) Limited or (ii) any Affiliate of the Guarantor (other than the Borrower or any of its subsidiaries or Orogen Holding (BVI) Limited) which has a long term credit rating of at least A or the equivalent thereof from Standard & Poor’s and/or at least A2 or the equivalent thereof from Moody’s.

“Accession Deed” means any New Facility Lender Accession Deed or any Bondholders’ Representative Accession Deed as the case may be.

“Accounts” means the Onshore Accounts and the Offshore Accounts.

“Account Banks” means the Onshore Account Bank and the Offshore Account Bank.

“Accounts Management Agreement” means the agreement so entitled entered into on or about the date of this Agreement between the Borrower, the Account Banks, the Offshore Security Trustee, the Onshore Security Agent and the Facility Agent.

“Advances” means the Tranche A Advances and/or the Tranche B Advances (as from time to time reduced by repayment) made, or to be made, by the Facility Lenders under the Facility, each an “Advance”.

“Affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company.

“Agents” means the Offshore Security Trustee, the Onshore Security Agent and the Facility Agent.

“Annual Operating Budget” has the meaning given to it in Clause 20.10 (Operating Budgets).

“Applicable Law” means any law, regulation, rule, executive order, decree, code of practice, circular, guidance note or injunction of, or made by, any Competent Authority, which is binding and enforceable on or against the Borrower, the Project or the subject matter of, or any party to, any of the Transaction Documents, as the case may be.

“Authorised Investment” means, with respect to any Account at any time, any of the following:

(a)                        a freely negotiable and marketable debt security which is denominated in Dollars and issued or guaranteed by any sovereign government or governmental agency with a long term credit rating of at least A or the equivalent thereof by Standard &

Poor’s and at least A2 or the equivalent thereof by Moody’s, and has a maturity of less than five (5) years from the date of acquisition;

(b)                       demand deposits, time deposits, certificates of deposit or other obligations (including acceptances) maturing or capable of redemption by the holder not more than six (6) months after the date of investment or acquisition thereof which are issued, accepted or guaranteed by a bank with a credit rating (as most recently published) on its outstanding senior long-term unsecured, unguaranteed indebtedness of A or higher by Standard & Poor’s and A2 or higher by Moody’s;

(c)                        any other investments so long as the Borrower notifies in writing the Facility Agent of the proposed investment and the Facility Agent acting pursuant to written instructions from the Majority Facility Lenders, consents to such proposal; and

(d)                       money market funds capable of redemption at any time having substantially all the assets of which are comprised of securities of the types described in paragraphs (a) and (b) above.

“Available Commitment” means, in relation to a Facility Lender, at any time, its Commitment minus:

(a)                        the amount of its participation in any outstanding Advances under the Facility at such time; and

(b)                       in relation to any proposed Advance under the Facility, the amount of its proposed participation in any other Advance under the Facility that is due to be made on or before the proposed Drawdown Date for such proposed Advance.

“Available Facility” means, at any time, the aggregate for the time being of each Facility Lender’s Available Commitment.

“Available Funding” means, on any date, the aggregate (without double counting) of:

(a)                        cash and other cash-equivalent assets of the Borrower;

(b)                       amounts available to be drawn under the Facility on that date;

(c)                        amounts available to be drawn under the Sponsor Support Agreement on that date;

(d)                       amounts available through the Bonds that have been issued on or prior to that date; and

(e)                        any other amounts which the Borrower and the Facility Agent agree are, or will be, available to the Borrower to meet the relevant Project Costs prior to the Financial Completion Date.

“Availability Period” means the period from (and including the date of) this Agreement to the earliest of:

(a)                        the date on which the amount of the Available Facility has been reduced to zero;

(b)                       the date falling 24 months from the date of this Agreement; and

(c)                        the Financial Completion Date.

“Base Case” means the base case financial projections and ratios for the Project prepared by the Borrower using the Computer Model and provided to the Facility Agent as a condition precedent to Financial Close, based on the Base Case Assumptions (and such other construction and operating assumptions as agreed by the Facility Agent, acting reasonably on the advice of the Independent Technical Consultant).

“Base Case Assumptions” means the following assumptions on which the Initial Mine Plan (including the Ore Reserve Report) is based, namely:

(a)                        cut-off prices of US$375 per ounce for gold and US$0.90 per pound for copper;

(b)                       a mining rate of 6.2 million tonnes of ore per year;

(c)                        a 15-year mine life; and

(d)                       commodity prices as follows:

Year	Au ($/oz)	Cu ($/lb)	Oil ($/bbl)
2005	650	2.59	50
2006	520	2.25	52
2007	500	1.40	48.50
2008	450	1.15	46
2009	400	1.05	43.50
2010 & beyond	400	0.95	40

“Base Equity Amount” means a Shareholder Contribution in the amount equal to (i) US$163,000,000 less (ii) the aggregate amount contributed to the Borrower by way of equity by the shareholders of the Borrower (other than the Shareholder) since Financial Close pursuant to the exercise of their respective pre-emptive rights.

“Bonds” has the meaning given to it in Clause 2.1 (The Senior Loans).

“Bonds Closing Date” has the meaning given to it in Clause 2.1 (The Senior Loans)

“Bondholders” means the holders of the Bonds.

“Bondholders’ Representative” means Citicorp Peru, S.A., S.A.B. of Av. Canaval y Moreyra 480, Piso 6, San Isidro, Lima 27, Peru, appointed as a trustee of the

Bondholders under the Indenture or such other person as may be appointed as a trustee of the Bondholders under the terms of the Indenture.

“Bondholders’ Representative Accession Deed” means an accession deed substantially in the form set out in Schedule 3 to the Master Security and Intercreditor Deed.

 “Break Costs”  means the amount (if any) by which:

(a)                        the interest (other than that attributable to the applicable Margin) which a Facility Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or Unpaid Sum to the last day of the current Interest Period in respect of that Advance or Unpaid Sum, had the amount of that Advance or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                       the amount which that Facility Lender would be able to obtain by placing an amount equal to the amount of that Advance or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday and Sunday) on which banks are open for general business in London, New York  and Lima, Peru.

“Buy-out Option” has the meaning given to it in Clause 26.1 (Assignments and transfers by the Facility Lenders).

“Calculation Date” means the last day of each financial half-year.

“Calculation Period” has the meaning given to it in Clause 20.2 (Compliance Certificate).

“Cancelled Undrawn Amount” has the meaning given to it in Clause 2.1(d) (The Facility).

“Capital Compensation Proceeds” means:

(a)                        all consideration or indemnification received by the Borrower in respect of partial or total nationalisation, expropriation or compulsory purchase of the Project or any material part thereof or any material interest therein;

(b)                       any sum paid to or for the account of the Borrower in respect of the release, inhibition, modification, dispersion or extinguishment of any material rights, easements or covenants enjoyed by or benefiting any of the Borrower’s assets, or the imposition of any material restrictions affecting any of the Borrower’s assets, or the grant of any material easement or rights over or affecting the Borrower’s assets or any material part of them;

(c)                        any sum paid to or for the account of the Borrower in respect of the refusal, revocation, suspension or modification of any material Consent;

(d)                       any other amounts designated from time to time as Capital Compensation Proceeds by agreement between by the Facility Agent and the Borrower; and

(e)                        any amounts received by the Shareholder or the Guarantor, following the Financial Completion Date, of the same nature as described in paragraphs (a) to (d) above.

“Commitment” means:

(a)                        in relation to an Original Facility Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Facility Lenders and Commitments) and the amount of any other Commitment transferred to it under this Agreement; and

(b)                       in relation to any other Facility Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Commitment Letter” means the commitment letter dated 28 February 2006 between the Borrower and the Mandated Lead Arrangers as amended by a supplemental commitment letter dated on or about the date of this Agreement between the Borrower and the Mandated Lead Arrangers.

“Competent Authority” means a government, supranational, local government, statutory or regulatory body or any subdivision thereof and any ministerial or governmental, quasi governmental, mining industry or other regulatory department, body, instrumentality, agency or official court or tribunal having jurisdiction over the Borrower, the Project or the subject matter of, or any party to, any of the Transaction Documents.

“Completion Certificate” has the meaning given to it in the Sponsor Support Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate) or otherwise in form and substance satisfactory to the Facility Agent.

“Computer Model” means a computer model which is prepared for the Project by the Borrower and audited by an expert acceptable to the Facility Agent acting reasonably with respect to Peruvian tax and accounting requirements and which will be provided to the Facility Agent prior to Financial Close.

“Concentrates” means the gold copper concentrates produced by the Borrower from the sulphide ore mined from the Deposit.

“Concentrate Sale Agreements” means the offtake agreements entered into by the Borrower in relation to the sale of Concentrates.

“Concentrate Transport and Handling Agreement” means an agreement to be entered into as a condition to the occurrence of the Financial Completion Date between the Borrower and a counterparty on the terms described in the Sponsor Support Agreement relating to the transport and handling of Concentrates between the Site and the port of Salaverry, Peru.

“Concessions” means the Material Concessions and the Other Concessions.

“Condemnation” means any legal or regulatory process which prevents use of the Site, facilities and assets (or any material part of any of the foregoing) of the Project on the grounds of health and safety for a continuous period of ninety (90) days or more.

“Consents” means:

(a)                        those consents listed in Schedule 9 (Consents); and

(b)                       all other material authorisations, consents, approvals, permits, resolutions, licences, exemptions, filings or registrations required:

(i)               in connection with the construction, operation and maintenance of the Project including, without limitation, land use and access rights;

(ii)            prior to the Financial Completion Date, for the Guarantor to act as guarantor under the Sponsor Support Agreement (including, without limitation, from the South African Reserve Bank);

(iii)         in connection with the entry into and performance by the Borrower of the Transaction Documents to which it is a party and the transactions contemplated thereby;

(iv)        in connection with the validity and enforceability against the Borrower of the Transaction Documents to which it is a party; and

(v)           in connection with the admissibility in evidence in Peru and England and any other relevant jurisdiction of the Transaction Documents to which the Borrower is a party.

“Construction Contracts” means:

(a)                        an Onshore Contract for Detail Engineering and Procurement Services dated 1 September 2005 between Cosapi Peru S.A. and Minera; and

(b)                       an Offshore Contract for the provision of Engineering and Procurement Services outside of Peru dated 1 October 2005 between Hatch Ingeneria Consultores Ltda. and Minera,

in each case as novated to the Borrower pursuant to the Onshore Construction Contract Novation Agreement and the Offshore Construction Contract Novation Agreement, respectively.

“Construction Report” means each report delivered or to be delivered by the Borrower pursuant to Clause 20.4 (Construction Reports).

“Contract Mining Agreement” means the agreement dated 20 January 2006 entered into between Minera and Compañía Minera San Martín S.A. relating to certain surface mining operations in respect of the Project, as novated to the Borrower pursuant to the Contract Mining Agreement Novation Agreement.

“Contract Mining Agreement Novation Agreement” means the novation agreement dated 2 October 2006 between Minera Goldfields S.A., Compañía Minera San Martín S.A. and the Borrower.

“Contract Mining Agreement Supplemental Agreement” means the letter agreement dated on or about the date of this Agreement between the Borrower and Compañía Minera San Martín S.A..

“Debt Service” means for any given period, the sum of all principal, interest and financing fees with respect to the Senior Loans that become due and payable during such period (excluding any mandatory prepayments under Clause 8 (Mandatory Prepayments).

“Debt Service Coverage Ratio” or “DSCR” means on any given date and in respect of the 12 month period ending on that date the ratio of:

(a)                        Operating Cash Flow during that period; to

(b)                       Debt Service during that period,

taking into account incoming and outgoing payments resulting from the Hedging Agreements entered into for the purpose of managing risks with respect to interest rates under the Senior Loans.

“Debt Service Reserve Account” has the meaning given to it in the Accounts Management Agreement.

“Debt Service Undertaking” has the meaning given to it in the Sponsor Support Agreement.

“Default” means an Event of Default or a Potential Event of Default.

“Deposit” means the Cerro Corona copper-gold porphyry deposit located in Hualgayoc province in the Cajamarca department in northern Peru.

“Designated Website” means an electronic website designated by the Borrower and the Facility Agent for posting information pursuant to Clause 20.15 (Use of Websites).

“Direct Agreement” means the direct agreement in relation to the Contract Mining Agreement dated on or about the date of this Agreement.

“Discharge Date” means the date on which:

(a)                        all of the Liabilities have been discharged in full; and

(b)                       no Finance Party has any obligation or liability (whether actual or contingent) pursuant to, or in connection with, the Financing Documents, or any of them, which could give rise to any liability.

“Disputes” has the meaning given to it in Clause 40.1 (English Courts).

“Distributions Account” has the meaning given to it in the Accounts Management Agreement.

“Drawdown Date” means the date of a Advance, being the date on which the relevant Advance is to be made.

“Drawdown Request” means a notice substantially in the form set out in Schedule 3 (Drawdown Request).

“DSRA Required Balance” has the meaning given to in the Accounts Management Agreement.

“DSU Fee Agreement” means the agreement so titled dated 31 October 2006 between the Borrower, the Guarantor and the Shareholder.

“Environmental Claim” means any investigation, claim, litigation, arbitration or other proceedings made in connection with any environmental or social matters relating to the Project.

“Environmental Laws” means any statute, law, ordinance, code, rule, regulation, order, decree or other requirement of any relevant governmental authority regulating the protection of human health (as it relates to releases of, or exposure to, hazardous substances) or the environment, applicable to the Project or the Borrower.

“Environmental Management Plan” or “EMP” means the environmental and social management plan for the Project (which shall include the Mine Closure Plan) that describes the measures to be taken (and the actions needed to implement such measures) during the implementation and operation of the Project to eliminate, off-set or reduce the adverse environmental and social impacts, which shall be prepared by the Borrower and provided to the Facility Agent prior to Financial Close.

“Environmental Permits” means the permits listed in paragraphs 2, 3, 4, 5, 6, 7, 8, 9, 10, 14, 15, 30, 32, 33, 34, 35 and 36 of Section B of Part I and paragraph 7 of Part II of Schedule 9 (Consents).

“Equator Principles” means those principles so entitled and described therein as “An industry approach for financial institutions in determining, accessing and managing environmental and social risk in project financing” dated 4 June 2003, as amended or superseded by a “A financial industry benchmark for determining, assessing and managing social and environmental risk in project financing” dated 6 July 2006 and developed and adapted by the International Finance Corporation and various other banks and financial institutions.

“Event of Default” means any event or circumstance described in Clause 24 (Events of Default).

“Event of Loss” means any event that renders repair or restoration of the Site or facilities or assets (or any material part of any of the foregoing) of the Project impracticable or impossible unless adequately insured.

“Event of Political Force Majeure” means:

(a)                        the occurrence of War;

(b)                       an Expropriation Event;

(c)                        a Transferability Event; or

(d)                       a material breach or effective material unilateral amendment (other than an amendment which is not detrimental to the Project or the Borrower in any respect) or cancellation by the Republic of Peru of any Material Concession or any land use or access right required in connection with the Project.

“Existing Interest Period” has the meaning given to it in Clause 10.3(b).

“Expropriation Event” means any of the following:

(a)                        all or a majority of the Shares of the Borrower; or

(b)                       the whole or a substantial part of the Borrower’s revenues or assets,

is seized, nationalised, confiscated, expropriated or compulsorily acquired by Peru without prompt, adequate and effective compensation in violation of international law (without regard to the availability of local remedies).

“Facility” has the meaning given to it in Clause 2.1(a) (The Facility).

“Facility Lender” means:

(a)                        any Original Facility Lender; and

(b)                       any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 26 (Changes to the Facility Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Facility Office” means the office or offices notified by a Facility Lender to the Facility Agent in writing on or before the date it becomes a Facility Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under the Financing Documents to which it is party.

“Facility Repayment Instalment” has the meaning given to it in Clause 6 (Repayment).

“Feasibility Study” means the document entitled “Proposal for Acquisition and Development of the Cerro Corona Deposit on behalf of Minera Gold Fields S.A - Project Description and Investment Appraisal - November 2005”.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement entered into by the Borrower setting out any of the fees referred to in Clause 17 (Fees).

“Final Maturity Date” means the date falling ten (10) years after the date of this Agreement.

“Finance Parties” means:

(a)       the Facility Agent;

(b)       the Mandated Lead Arrangers;

(c)       each Facility Lender;

(d)       the Onshore Security Agent;

(e)       the Offshore Security Trustee;

(f)        each Account Bank; and

(g)       each Secured Hedging Counterparty (if any),

and “Finance Party” means any one of them.

“Financial Close” means the first Business Day after the date on which the Facility Agent gives notification that the conditions precedent referred to in Clause 4.1 (Conditions Precedent to Financial Close) have either been satisfied or waived.

“Financial Completion Date” has the meaning given to it in the Sponsor Support Agreement.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                        moneys borrowed;

(b)                       any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                        any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                       the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)                        receivables sold or discounted (other than any receivables to the extent they are sold on a non–recourse basis);

(f)                          any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)                       any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked-to-market value shall be taken into account);

(h)                       any counter–indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)                           the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Financial Statements” means, in respect of any person, the cashflow statement, balance sheet, profit and loss account and explanatory notes thereto in accordance with applicable accounting standards.

“Financial Year” means the twelve-month period ending on 31 December of each calendar year.

“Financing Costs” means interest, fees and any other costs or expenses payable under the Financing Documents (excluding with respect to funding the Debt Service Reserve Account).

“Financing Documents” means:

(a)                        this Agreement;

(b)                       each Security Document;

(c)                        any Secured Hedging Agreement;

(d)                       the Accounts Management Agreement;

(e)                        each Fee Letter;

(f)                          any Accession Deed;

(g)                       the Sponsor Support Agreement;

(h)                       each Note; and

(i)                           any other document from time to time designated as such in writing by the Borrower and the Facility Agent,

and “Financing Document” means any one of them.

“Forecast Funding Shortfall” means, on any date, the amount, if any, by which the Projected Cost to Complete on that date exceeds the Available Funding on that date so that, if there is such an excess, there shall be a Forecast Funding Shortfall of an amount equal to the excess, and if there is no such excess, there shall be no Forecast Funding Shortfall.

“GAAP” means generally acceptable accounting principles in Peru in relation to the Borrower, or International Financial Reporting Standards in relation to the Guarantor, as applicable, consistently applied.

“Good Industry Practice” means international standards, practices, methods and procedures complying with Applicable Law and all Consents required to have been obtained pursuant to Clause 21.6 (Consents) and with that degree of skill, diligence, judgment, prudence and foresight which would reasonably and ordinarily be expected under the same or similar circumstances from (as applicable) an international skilled and experienced owner, contractor, manufacturer, marketer, sales company or, as the case may be, operator engaged in designing, engineering, constructing, developing, commissioning, repairing, refurbishing, operating, maintaining, insuring and/or owning mining facilities for the purposes of producing, marketing or selling the Concentrates.

“Guarantor” means Gold Fields Limited, a company incorporated under the laws of South Africa and having its registered address at 24 St Andrews Road, Parktown, 2193, South Africa.

“Guidelines” means:

(a)                        the World Bank General Environmental Guidelines as contained in the Pollution Prevention and Abatement Handbook (July 1998);

(b)                       the IFC Environmental Guidelines for Occupational Health and Safety;

(c)                        the Operational Policy 4.37 - Safety of Dams Guideline;

(d)                       the IFC Occupational Health and Safety Guidelines (2003);

(e)                        the Operational Directive 4.30 - Involuntary Resettlement;

(f)                          the IFC Policy Statement on Forced Labour and Harmful Child Labour;

(g)                       the Operational Policy 4.01 Environmental Assessment, Annex C, Paragraph 5; and

(h)                       the IFC Guideline - Electrical Power Transmission and Distribution IFC Guideline - Port and Harbour Facilities Operational Policy 4.01 - Environmental Assessment, IFC Guideline - Roads and Transportation,

to the extent, in each case, applicable to the Project.

“Hedging Agreements” means:

(a)                        currency swap agreements, option contracts, futures contracts, option on future contracts, spot or forward contracts or other agreements to purchase or sell currency or any other hedging arrangement entered into by the Borrower to hedge the Borrower’s exposure to movements in the rates of exchange of non-Dollar currencies;

(b)                       interest rate swaps, option contracts, future contracts, options on futures contracts, cap, floors, collars or any other similar hedging arrangements entered into by the Borrower to hedge the Borrower’s exposure to movements in interest rates;

(c)                        forward purchases and sales, put options, synthetic put options, call options, collars or any other arrangement entered into by the Borrower to hedge the Borrower’s exposure to movements in prices of final products produced or inputs consumed in the production process; and

(d)                       any other derivative transaction or hedging arrangements into which the Borrower may enter.

“Indenture” has the meaning given to it in Clause 2.1(b) (The Senior Loans).

“Independent Operating Report” has the meaning given to it in Clause 20.5 (Operating Reports).

“Independent Technical Consultant” or “ITC” means Chlumsky, Armbrust and Meyer, LLC or such other reputable and experienced consultant as may from time to time be appointed to review and report on the Project (including but not limited to the Initial Mine Plan and the Ore Reserve Report) by the Mandated Lead Arrangers with the consent of the Borrower (not to be unreasonably withheld or delayed) for, and on behalf of, the Facility Lenders.

“Initial Concentrate Sale Agreement” means one or more Concentrate Sale Agreements with creditworthy counterparties which (a) provide for floating TC/RC/PP, have a term of not less than seven (7) years and cover in the aggregate not less than two-thirds of 80% of the Borrower’s annual estimated Concentrate production during each year in such term and (b) provide for fixed TC/RC/PP, have a term of not less than five (5) years and cover not less than one-third of 80% of the Borrower’s annual estimated Concentrate production during each year in such term.

“Initial Mine Plan” means the mine plan for the Project, which shall be prepared by the Borrower and provided to the Facility Agent prior to Financial Close and shall incorporate the Environmental Management Plan, and the Ore Reserve Report and the Mine Plan.

“Initial Operating Budget” has the meaning given to it in Clause 20.10 (Operating Budgets).

“Initial Ownership Interest” means the interest of the Shareholder in the Borrower equal to the ownership of 92.014% of the Shares and 80.724% of all issued and outstanding shares in the capital of the Borrower (including the Shares and non-voting shares).

“Initial Project Documents” means:

(a)                        the Construction Contracts;

(b)                       the Initial Concentrate Sale Agreements;

(c)                        the Contract Mining Agreement;

(d)                       the Contract Mining Agreement Supplemental Agreement;

(e)                        the Power Supply Contract;

(f)                          the Novation Agreements;

(g)                       the Management Services Agreement; and

(h)                       the DSU Fee Agreement.

“Insolvency Event” means, in respect of any relevant person, that:

(a)                        it is, or is deemed for the purposes of any Applicable Law to be, insolvent, or unable to pay its debts as they fall due, or is declared bankrupt, or is compelled to enter into an insolvency or bankruptcy proceeding (procedimiento concursal) under the Ley General del Sistema Concursal or any law which may replace it from time to time;

(b)                       it has, for the purposes of any Applicable Law, incurred sufficient cumulative losses for it to be considered or deemed to be insolvent or bankrupt;

(c)                        it admits in writing its inability to pay its debts as they fall due or its insolvency or bankruptcy situation;

(d)                       it suspends making payments on any of its debts or announces an intention to do so;

(e)                        by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness;

(f)                          a moratorium is declared in respect of any of its indebtedness;

(g)                       any step is taken with a view to a moratorium or a composition, work out, assignment or similar arrangement with any of its creditors;

(h)                       a resolution of its shareholders, directors or other officers to petition for or to file documents with a court or any registrar for its winding-up, administration, bankruptcy proceeding, liquidation, or dissolution is passed;

(i)                           it is required by Applicable Law to reduce or increase capital (excluding, for the avoidance of doubt, any reduction in capital permitted by Clause 10.1 (Tangible Net Worth) of the Sponsor Support Agreement) or to call a meeting of creditors or shareholders for purposes of discussing its financial status or to file for insolvency or bankruptcy (procedimiento concursal);

(j)                           any person presents a petition, or files documents with a court, administrative authority or any registrar for the Borrower’s winding-up, administration, bankruptcy proceeding or liquidation (excluding any frivolous or vexatious petitions which are dismissed within thirty (30) days);

(k)                        an order for the Borrower’s winding-up, administration, bankruptcy proceeding or liquidation or dissolution is made;

(l)                           any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(m)                     its shareholders, directors or other officers request a declaration of insolvency or bankruptcy (procedimiento concursal), the appointment of, or give notice of their intention to appoint a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer;

(n)                       any other analogous step or procedure is taken in any jurisdiction; or

(o)                       any attachment, sequestration, distress, execution or analogous event affects any of its asset(s) having an aggregate value of US$5,000,000 if such person is the Borrower or US$50,000,000 if such person is the Shareholder or the Guarantor and is not discharged within sixty (60) days.

“Insurances” means each of the contracts of insurance entered into by, or on behalf of, the Borrower in respect of the Project and in accordance with its obligations under Schedule 8 (Insurances).

“Insurance Adviser” means Aon Risk Services Inc. or such other reputable and experienced adviser, as may from time to time, be acceptable to the Mandated Lead Arrangers and the Borrower, and appointed by the Mandated Lead Arrangers for, and on behalf of, the Facility Lenders to review, report on and monitor insurance matters relating to the Project.

“Insurance Adviser’s Report” means a report from the Insurance Adviser in relation to the Insurances.

“Insurance Proceeds” has the meaning given to it in the Accounts Management Agreement.

“Interest Period” means, in relation to an Advance, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“International Financial Reporting Standards” means the international financial reporting standards as promulgated by the International Accounting Standards Board from time to time.

“ITC Report” means an independent report from the ITC concerning this Project, in form and substance satisfactory to the Facility Lenders.

“Joint Venture” means a joint venture constituted by the Joint Venture Agreement.

“Joint Venture Agreement” means a shareholders agreement entered into or to be entered into between JV Holdco and the JV Partner.

“Joint Venture Company” means one or more limited liability companies incorporated or to be incorporated by JV Holdco and the JV Partner under the laws of Peru for the purposes of implementing the Joint Venture.

“JORC Code” means the Code for Reporting of Mineral Resources and Ore Reserves by the Australasian Joint One Reserves Committee, originally published in 1990 and further revised on 17 December 2004.

“JV Account” means one or more accounts to be opened by the Borrower from time to time in connection with the Joint Venture.

“JV Applicable Law” means any law, regulation, rule, executive order, decree, code of practice, circular, guidance note or injunction of, or made by, any JV Competent Authority, which is binding and enforceable on or against JV Holdco or any Joint Venture Company (as applicable) or the business or assets comprising the Joint Venture, as the case may be.

“JV Asset” means any of the Borrower’s shares or any other interests in JV Holdco and any of JV Holdco’s shares or any other interests in any Joint Venture Company (and any rights of the Borrower or JV Holdco to receive dividends or other distributions in respect of such shares), any amounts standing to the credit of the Borrower in any JV Account, any rights of the Borrower in respect of any shareholder loans made by the Borrower to JV Holdco and any rights of the Borrower to receive any consideration or other proceeds in connection with a sale or other disposal of any of the foregoing.

“JV Competent Authority” means a government, supranational, local government, statutory or regulatory body or any subdivision thereof and any ministerial or governmental, quasi governmental, mining industry or other regulatory department, body, instrumentality, agency or official court or tribunal having jurisdiction over JV Holdco or any Joint Venture Company (as applicable) or the business or assets comprising the Joint Venture.

“JV Consents” means all material authorisations, consents, approvals, permits, resolutions, licences, exemptions, filings or registrations required:

(a)                        in connection with the operation of the Joint Venture; and

(b)                       in connection with the entry into and performance by JV Holdco of the Joint Venture Agreement and the transactions contemplated thereby.

“JV Holdco” means a limited liability company incorporated or to be incorporated by the Borrower under the laws of Peru for the purposes of holding the Borrower’s interest in the Joint Venture.

“JV Partner” means Compañía Minera Colquirrumi S.A., a company incorporated under the laws of Peru, or any Affiliate thereof.

“LCIA Rules” has the meaning given to it in Clause 41.1 (LCIA Rules).

“Liabilities” means all present and future liabilities (actual or contingent) payable or owing by the Borrower to the Finance Parties in connection with the Financing Documents.

“LIBOR” means, in relation to any Advance:

(a)                        the applicable Screen Rate; or

(b)                       (if no Screen Rate is available for Dollars or for the Interest Period of that Advance) the arithmetic mean of the rates (rounded upward, to four decimal places) as supplied to the Facility Agent at its request quoted by the Reference Bank(s) to leading banks in the London Interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in Dollars and for a period comparable to the Interest Period for that Advance.

“Majority Facility Lenders” means a Facility Lender or Facility Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to that reduction).

“Management Services Agreement” means the agreement so titled dated 31 October 2006 between the Borrower and GFL Mining Services Limited.

“Mandatory Cost” means the percentage rate per annum calculated by the Facility Agent in accordance with Schedule 12 (Mandatory Cost Formulae).

“Margin” means in respect of the Senior Facility Loan:

(a)                        0.45% p.a. during the period from, and including, Financial Close until the Financial Completion Date; and

(b)                       For the annual periods from, and including, the Financial Completion Date:

Year 1	1.25% p.a.

Year 2	1.25% p.a.

Year 3	1.25% p.a.

Year 4	1.50% p.a.

Year 5	1.50% p.a.

Year 6 and thereafter	1.75% p.a.

“Master Security and Intercreditor Deed” means the intercreditor and security sharing deed dated on or about the date of this Agreement entered between the Onshore Security Agent, the Offshore Security Trustee, the Borrower, the Facility Lenders and the Facility Agent, and following its accession, the Bondholders’ Representative.

“Material Adverse Effect” means that the relevant event or circumstance (or any effect or consequence thereof):

(a)                        would or would be reasonably likely to affect materially and adversely the ability of the Borrower (or, prior to the Financial Completion Date, the Guarantor) to comply with any of its payment or other material obligations under any of the Financing Documents to which it is a party;

(b)                       would or would be reasonably likely to affect materially and adversely the ability of the Borrower to comply with any of its payment or other material obligations under any of the Project Documents;

(c)                        would or would be reasonably likely to affect materially and adversely the validity or enforceability of any of the Financing Documents or the Project Documents; or

(d)                       would or would be reasonably likely to affect materially and adversely the rights and remedies of the Facility Lenders and the Facility Agent under any of the Financing Documents.

“Material Concessions” means each mining concession of the Borrower listed in Part 1 of Schedule 13 (Concessions).

“Merger” means a proposed transaction pursuant to which the Borrower will:

(a)                        enter into an agreement with Minera under which Minera will invoice the Borrower (which invoice will be satisfied by the delivery by the Borrower to Minera of a subordinated note) for (i) the provision of certain mining and management services rendered by Minera to the Borrower and the reimbursement of certain expenses of Minera incurred in relation thereto; and/or (ii) the transfer of certain moveable assets from Minera to the Borrower; or

(b)                       effect a merger (for the avoidance of doubt, a fusión, escisión or reorganizacion simple) with Minera pursuant to the Peruvian Companies Act (Ley General de Sociedades), for the purpose of consolidating the assets and liabilities of Minera into the Borrower, and:

(i)                       in the case of paragraph (a) and (to the extent that Minera continues to exist as a legal entity following such merger) paragraph (b) above, Minera has acceded to the Sponsor Support Agreement as a Subordinated Party by entering into an Accession Deed (as defined in the Sponsor Support Agreement); and

(ii)                    in the case of paragraphs (a) and (b) above, any liabilities coming into the Borrower as a result of such merger are subordinated to the Facility to the satisfaction of the Facility Agent, acting reasonably, and amounts payable in respect of such liabilities are to be paid only from amounts standing to the credit of the Distributions Account; and

(iii)                 in the case of paragraph (b) above, has been consented to in writing by the Facility Agent prior to such merger becoming effective, which consent shall not be unreasonably withheld or delayed; provided that nothing in this definition shall prevent the Facility Agent from conducting appropriate due diligence in relation to the provision of such consent.

“Mine Closure Plan” means the mine closure plan prepared by the Borrower in relation to the Project and provided to the Facility Lenders as amended by any mine closure plan prepared by the Borrower under Applicable Law and approved by the applicable regulatory authorities in Peru.

“Mine Plan” means the schedule of ore and waste extraction as set out in the Feasibility Study and incorporated into the Initial Mine Plan or any update thereto provided to the Facility Agent in accordance with Clause 20.6 (Mine Plan).

“Minera” means Minera Gold Fields S.A., a company incorporated under the laws of Peru, 2,999 of the issued and outstanding shares of which are held by the Shareholder and 751 of the issued and outstanding shares of which are held by Orogen Holdings (BVI) Limited, as at the date hereof.

“Mineral Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality, grade or commercial value of deposits of minerals, including, without limitation, prospecting, mapping, sampling, drilling, pitting, trenching, analysis, process testing, test marketing, surveying, geophysics, photography and investigation, but excluding, for the avoidance of doubt, any commercial mining operations and mine development.

“Mineralised Oxide” means the oxidised material forming part of the overburden overlying the Deposit as described in the Initial Mine Plan.

“Model Auditor” means Deloitte & Touche or such other reputable and experienced auditor as may from time to time be appointed by the Mandated Lead Arrangers with the consent of the Borrower (not to be unreasonably withheld or delayed) for, and on behalf of, the Facility Lenders.

“Model Auditor’s Report” means the report from the Model Auditor as to the Base Case and related matters in relation to the Project.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that in the case of the last Month of any period the following shall apply:

(a)                        subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)                       if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)                        if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

“Monthly Operating Report” has the meaning given to it in Clause 20.5(a).

“New Facility Lender” has the meaning given to it in Clause 26.1 (Assignments and transfers by the Facility Lenders).

“New Facility Lender Accession Deed” means an accession deed substantially in the form set out in Schedule 6 (Form of New Facility Lender Accession Deed).

“Note” means a promissory note substantially in the form of that set out in Schedule 4 (Form of Note) delivered or to be delivered to the Facility Agent pursuant to Clause 12 (The Notes).

“Novation Agreements” means the Onshore Construction Contract Novation Agreement, the Offshore Construction Contract Novation Agreement and the Contract Mining Agreement Novation Agreement.

“Obligors” means the Borrower, the Shareholder and the Guarantor, and “Obligor” means any of them.

“Offshore Account Bank” means The Bank of Nova Scotia.

“Offshore Accounts” means the Offshore Disbursement Account, the Offshore Revenue Account, the Offshore Operating Account, the Distributions Account, the Offshore Insurance Proceeds Account, the Debt Service Reserve Account and other accounts that may be agreed between the Facility Agent and the Borrower.

“Offshore Construction Contract Novation Agreement” means the novation agreement dated 25 October 2006 between Hatch Ingeneria Consultores Ltda., Minera and the Borrower.

“Offshore Disbursement Account” has the meaning given to it in the Accounts Management Agreement.

“Offshore Insurance Proceeds Account” has the meaning given to it in the Accounts Management Agreement.

“Offshore Operating Account” has the meaning given to it in the Accounts Management Agreement.

“Offshore Revenue Account” has the meaning given to it in the Accounts Management Agreement.

“Offshore Security” means the security created by the Offshore Security Documents.

“Offshore Security Documents” means:

(a)                        the Master Security and Intercreditor Deed;

(b)                       the Direct Agreement;

(c)                        the Offshore Share Security; and

(d)                       any other document under which security is constituted in favour of the Offshore Security Trustee in respect of the Secured Obligations as contemplated under the Finance Documents; and

(e)                        any other agreement or document, filings, notices, arrangements or the like which are required to establish and maintain the security interest in the Offshore Security for the benefit of the Secured Parties.

“Offshore Share Security” has the meaning given to it in the Sponsor Support Agreement.

“Onshore Account Bank” means Scotiabank Peru S.A.A.

“Onshore Accounts” means the Onshore Disbursement Accounts, the Onshore Operating Account, the Onshore Insurance Proceeds Account, Onshore Dollar Receipts Account and the Onshore Revenue Account.

“Onshore Construction Contract Novation Agreement” means the novation agreement dated 5 October 2006 between Cosapi Peru S.A., Minera and the Borrower.

“Onshore Disbursement Accounts” has the meaning given to it in the Accounts Management Agreement.

“Onshore Dollar Receipts Account” has the meaning given to it in the Accounts Management Agreement.

“Onshore Insurance Proceeds Account” has the meaning given to it in the Accounts Management Agreement.

“Onshore Operating Account” has the meaning given to it in the Accounts Management Agreement.

“Onshore Revenue Account” has the meaning given to it in the Accounts Management Agreement.

“Onshore Security” means the security created pursuant to the Onshore Security Documents.

“Onshore Security Documents” means each of the following documents governed by Peruvian law:

(a)                        the mining mortgages (hipoteca minera), in the form annexed to the Master Security and Intercreditor Deed;

(b)                       the mining pledge (garantía mobiliaria sobre activos) (equipment, machinery and movable assets of the Project), in the form annexed to the Master Security and Intercreditor Deed;

(c)                        the floating mining pledge (garantía mobiliaria sobre inventario) (minerals and Concentrates in inventory), in the form annexed to the Master Security and Intercreditor Deed;

(d)                       the Share Pledge (garantía mobiliaria sobre acciones) in relation to the Shares held by the Shareholder in the form annexed to the Master Security and Intercreditor Deed;

(e)                        the conditional assignments of rights and of contracts (cesión condicionada de derechos y de posición contractual) in the form annexed to the Master Security and Intercreditor Deed;

(f)                          the pledge of the Onshore Accounts (garantía sobre saldos de cuentas) in the form annexed to the Master Security and Intercreditor Deed;

(g)                       the civil mortgage (hipoteca civil) over real property in the form annexed to the Master Security and Intercreditor Deed; and

(h)                       any other agreement or document, filings, notices, arrangements or the like which are required to establish and maintain the security interest in the Onshore Security for the benefit of the Secured Parties.

“Operating Budget” means the Initial Operating Budget and an Annual Operating Budget.

“Operating Cash Flow” means, for any given period, (a) all operating revenues of the Borrower received or projected to be received during such period and all interest income earned in the Accounts during such period minus (b) the Operating Costs paid or projected to be paid for such period.

“Operating Costs” means, for any period, all cash expenditure incurred or projected to be incurred during such period by the Borrower in relation to:

(a)                        the Project’s operating and maintenance costs including in respect of each of the items set out in the Base Case or in the most recent Operating Budget as operating costs or maintenance costs (including capital expenditure required for maintenance, premia in respect of the Insurances, employees salaries, administration costs and payments by the Borrower under the Project Documents);

(b)                       any Taxes;

(c)                        any Professional Expenses;

(d)                       any fees, costs or other expenses relating to the issue and maintenance of any Security Interests under the Security Documents;

(e)                        any costs and expenses payable in connection with any Consent; and

(f)                          such other amounts as the Borrower and the Facility Agent may agree to include as Operating Costs,

but excluding (to the extent included) Financing Costs.

“Operating Report” means a Monthly Operating Report or a Semi Annual Operating Report, as the case may be, delivered or to be delivered by the Borrower pursuant to Clause 20.5(Operating Reports).

“Operating Report Information” means for any relevant period:

(a)                        details of the operation and maintenance of the Project during that period, including as to environmental matters and compliance with the requirements of the Environmental Management Plan;

(b)                       details of any actual material maintenance for that period;

(c)                        any material defects or material malfunctions in relation to the Project during that period which are likely, individually or when taken into consideration with any other facts or circumstances then in existence, to have a Material Adverse Effect, together with summary details of the action being taken to remedy those material defects or malfunctions; and

(d)                       a summary of the:

(i)                          revenues and Operating Costs incurred to date, and a comparison against the existing projected figures;

(ii)                       capital expenditures for the relevant reporting period compared to the existing projected figures; and

(iii)                    production levels for the relevant reporting period compared to the existing projected figures.

“Ore Processing Agreement” means any agreement entered into by the Borrower in relation to the processing of Mineralised Oxide.

“Ore Reserve Report” means a statement of the proven and probable ore reserves for the Project prepared in accordance with the JORC Code and included in the Initial Mine Plan.

“Original Financial Statements” means the audited consolidated financial statements of the Borrower for the Financial Year ended 31 December 2005 and of the Guarantor for the 12-month period ended on 30 June 2006.

“Other Concessions” means the concessions listed in Part 2 of Schedule 13 (Concessions) including any agreements, permits and other assets necessarily incidental to the exploration of such concessions, but excluding for the avoidance of doubt, any agreement, permits and assets that relate in any manner whatsoever to the Project or any aspect of it.

“Paper Form Facility Lender” has the meaning given to it in Clause 20.15(a).

“Party” means a party to this Agreement.

“Permitted Indebtedness” means any Financial Indebtedness:

(a)                        arising under the Financing Documents and the Bonds or for the financing of development expenditures permitted under this Agreement;

(b)                       that is either unsecured or secured by a Permitted Security Interest and which does not at any time exceed, when aggregated with amounts permitted under paragraphs (c) and (e) below, an aggregate amount of US$10,000,000 (or its equivalent in other currencies);

(c)                        arising under trade accounts payable incurred or arising in the ordinary course of business on typical commercial terms so long as the aggregate amount of such trade accounts does not, at any time, exceed, when aggregated with amounts permitted under paragraphs (b) above and (e) below, US$10,000,000 (or its equivalent in other currencies) and which are not more than 90 days past due, or if past due, are being contested in good faith;

(d)                       arising under any Hedging Agreements which are not restricted by Clause 22.19 (Speculative Hedging);

(e)                        in respect of any leases entered into primarily as a method of raising finance (or financing the acquisition of an asset) up to an aggregate amount, when aggregated with amounts permitted under paragraphs (b) and (c) above, of US$10,000,000 (or its equivalent in other currencies);

(f)                          arising under any Subordinated Loan or other Shareholder funding on terms as agreed in the Sponsor Support Agreement;

(g)                       arising under any subordinated loans owing to an Affiliate of the Shareholder provided that such Affiliate has acceded to the Sponsor Support Agreement;

(h)                       arising under other unsecured indebtedness subordinated on terms acceptable in all material respects to the Facility Agent; or

(i)                           on terms agreed to by the Facility Agent.

“Permitted Security Interest” means:

(a)                        any Security Interest arising under any Transaction Document and any documentation relating to the Bonds (in form and substance acceptable to the Facility Agent);

(b)                       any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(c)                        any Security Interest arising by operation of law or in the ordinary course of trade and on terms customary in that trade, or over assets supplied to the Borrower in the ordinary course of business;

(d)                       Tax liens not yet delinquent or that are being contested in good faith and for which adequate reserves have been maintained in accordance with GAAP;

(e)                        any Security Interests existing as of the date of this Agreement;

(f)                          any Security Interest over or affecting any asset acquired by the Borrower after the date of this Agreement if:

(i)                          the Security was not created in contemplation of the acquisition of that asset by the Borrower;
(ii)                       the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by the Borrower; and
(iii)                    the Security is removed or discharged within 3 months of the date of acquisition of such asset;

(g)                       any Security Interest securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of a Security Interest given by the Borrower other than any Security Interests permitted under paragraphs (a) to (f) above) does not exceed US$10,000,000 (or its equivalent in another currency or currencies);

(h)                       any Security Interest over any JV Asset or any of the Other Concessions; and

(i)                           any Security Interest created with the prior written consent of the Facility Agent (acting on the instructions of the Majority Facility Lenders).

“Peru” means the Republic of Peru.

“Peruvian Law” means the laws of Peru.

“Port Access Agreement” means an agreement to be entered into on the terms described in the Sponsor Support Agreement as a condition to the occurrence of the Financial Completion Date between the Borrower and the port authority of the port of Salaverry, Peru relating to the provision of certain rights of access to the port of Salaverry, Peru.

“Potential Event of Default” means any event or circumstances which, with the giving of notice, the lapse of time, the expiry of a grace period, the making of any determination or the fulfilment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Power Supply Contract” means the power supply contract dated 14 July 2006 between the Borrower and Globeleq Peru S.A. for the supply of electricity.

“Prepayment Amount” has the meaning given to it in Clause 7.3(b) (Voluntary Prepayment by Borrower).

“Professional Advisers” means:

(a)                        international and Peruvian legal counsel to the Facility Lenders in connection with the Financing Documents;

(b)                       the Independent Technical Consultant;

(c)                        the Insurance Adviser;

(d)                       the Model Auditor; and

(e)                        any tax advisor appointed by the Facility Agent in connection with the Financing Documents.

“Professional Expenses” means the costs, fees, expenses and disbursements of the Professional Advisers.

“Project” means:

(a)                        the development, financing, design, engineering, procurement, construction, operation and ownership of mining facilities for the purposes of extraction of gold and copper from the Deposit by conventional surface mining methods;

(b)                       the development, financing, design, engineering, procurement, construction, operation and ownership of the processing facilities;

(c)                        the development, financing, design, engineering, procurement, construction, operation and ownership of certain related infrastructure facilities;

(d)                       extracting ore (including the Mineralised Oxide) and waste rock from the Deposit;

(e)                        exploring for other mineral deposits in the area surrounding the Deposit;

(f)                          processing ore extracted from the Deposit to produce Concentrates;

(g)                       selling or delivering the Mineralised Oxide for processing by third parties;

(h)                       disposing of waste rock and tailings; and

(i)                           transporting, marketing and selling the Concentrates and any concentrates produced from the Mineralised Oxide,

all as more particularly set out in the Initial Mine Plan and the Feasibility Study and any activities reasonably incidental to the foregoing.

“Project Budget” means a budget of projected expenditure required to achieve the Financial Completion Date consistent with the Base Case.

“Project Costs” means all costs and expenses relating to the Project paid or payable by the Borrower (and in the case of any amount for which Advances under the Facility and/or the Base Equity Amount are applied, as set out in the Project Budget) including the following, without duplication:

(a)                        all costs and expenses incurred to design, develop, engineer, procure, construct, complete, test, commission, operate, maintain, manage and insure the Project (including any reinstatement premium, and those contingency items that are identified in the Base Case);

(b)                       all costs and expenses incurred to acquire all required interests in the Site for the Project and any other land necessary for the Project;

(c)                        all costs and expenses incurred in connection with any Consent;

(d)                       all costs and expenses incurred to establish an initial inventory of spares and other consumables for the Project;

(e)                        working capital requirements up to the Financial Completion Date;

(f)                          interest, fees and other amounts (excluding principal) payable in respect of the  Facility, the Bonds, any hedging agreements and all agreed fees until the Financial Completion Date and other costs, charges and expenses associated with the financing of the Project including professional expenses, development costs and expenses, commitment fees, management fees, agency fees, up–front or arrangement fees, underwriting fees, hedging costs, taxes, interest amounts and other related out–of–pocket expenses payable by the Borrower;

(g)                       costs and expenses incurred in establishing and operating the Borrower, and related venture costs, including all the operating costs of the Borrower prior to the Financial Completion Date;

(h)                       any value added or similar Tax in respect of any of the foregoing;

(i)                           the amount of the initial DSRA Required Balance (if any);

(j)                           costs, expenses and fees associated with the provision of the Debt Service Undertaking; and

(k)                        such other items as may from time to time be approved for this purpose by the Facility Agent (acting reasonably).

“Project Documents” means:

(a)                        the Initial Project Documents;

(b)                       when entered into, the Port Access Agreement;

(c)                        when entered into, the Concentrate Transport and Handling Agreement;

(d)                       when entered into, the Transmission Services Agreement; and

(e)                        any other document designated as a Project Document by the Borrower and the Facility Agent.

“Projected Cost to Complete” means, on any date, the aggregate amount of all costs, expenses and liabilities which have been incurred, or are payable, by the Borrower but are unpaid as at that date and all costs, expenses and liabilities then estimated by the Borrower acting reasonably (as agreed with the Independent Technical Consultant and the Facility Agent, each acting reasonably) to be incurred, paid or payable by the Borrower in connection with the Project after that date up to the Financial Completion Date.

“Quotation Day” means the day on which an interest rate is determined for an Interest Period.

“Reference Banks” means the principal London offices of Citibank, N.A., The Royal Bank of Scotland plc and The Bank of Nova Scotia or such other banks as may be appointed by the Facility Agent in consultation with the Borrower.

“Reinsurances” means each of the reinsurances taken out or maintained (or required to be taken out or maintained) in accordance with Clause 21.13 (Insurances) and/or Schedule 8 (Insurances), with respect to any part of any of the Insurances.

“Relevant Reports” has the meaning given to it in Clause 19.10 (No Misleading Information).

“Repayment Date” means each date specified as such in Schedule 11 (Repayment Schedule).

“Repeating Representations” means the representations and warranties set out in Clause 19 (Representations) other than those set out in Clauses 19.3 (Legal Validity), 19.4 (No Conflict), 19.5 (Validity and Admissibility in Evidence), 19.6 (Governing Law and Enforcement and Immunity), 19.7 (Withholding Tax), 19.8 (Stamp Duty), 19.10 (No Misleading Information), 19.14(a) and (c) (Security Documents and Assets), 19.15 (Other Business), 19.16 (No Breach), 19.17 (Taxes), 19.18 (Absence of Obligations), 19.19 (No Amendment), 19.20 (Subsidiaries), 19.21 (Transaction Documents), 19.23 (Intellectual Property) 19.24 (Ownership of Borrower), 19.25(a) (Site) and 19.27 (Affiliates).

“Restricted Payment” means any dividend, return of capital or other payment or distribution in respect of any Share (or the repurchase, redemption or retirement thereof)

or in respect of any subordinated debt (including but not limited to any Subordinated Obligation) or any other payment of whatever nature to the Shareholder or any of its Affiliates (except for the fees payable to the Shareholder and the Guarantor for entering into the Sponsor Support Agreement as specified in Clause 17 (Fees) of the Sponsor Support Agreement as set out in the DSU Fee Agreement as at the date of this Agreement and any fees payable as set out in the Management Services Agreement as at the date of this Agreement other than any Excluded Management Services Fees (as defined in the Accounts Management Agreement)).

“Revenue Compensation Proceeds” means:

(a)                        any Insurance Proceeds in respect of delay in start-up;

(b)                       any delay liquidated damages payable by any contractor (including any amount paid under any letter of credit or performance bond in relation to delay liquidated damages);

(c)                        any amount payable to the Borrower under the Concentrate Sale Agreements;

(d)                       any other amounts designated from time to time as Revenue Compensation Proceeds by the Facility Agent and the Borrower.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for the relevant currency and period and displayed on the appropriate page of the Reuters screen.  If the agreed page is replaced or service ceases to be available, the Facility Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Facility Lenders.

“Secured Hedging Agreement” means a Hedging Agreement entered into between the Borrower and a Secured Hedging Counterparty.

“Secured Hedging Counterparty” means an Original Facility Lender that enters into a Hedging Agreement with the Borrower or such other person as may be agreed between the Borrower and the Facility Agent to be a Secured Hedging Counterparty.

“Secured Obligations” has the meaning given to it in the Sponsor Support Agreement.

“Secured Parties” means the Senior Lenders, the Offshore Security Trustee, the Onshore Security Agent, the Facility Agent and the Secured Hedging Counterparties.

“Security” means the Onshore Security and the Offshore Security.

“Security Documents” means the Onshore Security Documents and the Offshore Security Documents.

“Security Agents” means the Onshore Security Agent and the Offshore Security Trustee and “Security Agent” means either one of them.

“Security Interest” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Semi-Annual Operating Report” has the meaning given to it in Clause 20.5(b).

“Senior Facility Loan” means the loan provided by the Facility Lenders under the Facility.

“Senior Lenders” means prior to an issuance of Bonds, each Facility Lender, and after an issuance of Bonds, collectively the Facility Lenders and the Bondholders, it being understood that the Bondholders shall collectively count as one Senior Lender.

“Senior Loans” means prior to an issuance of Bonds, the Senior Facility Loan, and after an issuance of Bonds, collectively the Senior Facility Loan and the Bonds.

“Senior Loan Documents” means this Agreement and the Indenture.

“Shareholder” means Gold Fields Corona (BVI) Limited, a company incorporated under the laws of the British Virgin Islands and having its registered office at 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands.

“Shareholder Contributions” has the meaning given to it in the Sponsor Support Agreement.

“Share Pledge” means the share pledge (guarantia mobiliaria sobre acciones) dated on or about the date of this Agreement pursuant to which the Shareholder grants a pledge over the Initial Ownership Interest.

“Shares” means all issued and outstanding voting shares from time to time of the Borrower.

“Site” means the site upon which the facilities for the Project are to be constructed and operated.

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“Sponsor Support Agreement” has the meaning given to it in the Recitals.

“Subordinated Loans” has the meaning given to it in the Sponsor Support Agreement.

“Subordinated Obligations” has the meaning given to it in the Sponsor Support Agreement.

“Subordinated Parties” has the meaning given to it in the Sponsor Support Agreement.

“Tax” means any tax, levy, impost, duty (including stamp duties) or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Taxes” shall be construed accordingly.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Financing Document.

“Tax Payment” has the meaning given to it in Clause 13.3 (Tax Credit).

“Technical Agent” means Citigroup Global Markets Inc. of 388 Greenwich Street, NY 10013, New York, United States of America or any substitute technical agent appointed by the Majority Lenders.

“Third Parties Act” has the meaning given to it in Clause 1.4 (Third Party Rights).

“Total Commitments” means the aggregate of the Commitments of each Facility Lender under this Agreement being US$150,000,000 at the date of this Agreement.

“Tranche” has the meaning given to it in Clause 2.1 (The Facility).

“Tranche A Advance” has the meaning given to it in Clause 5.1 (Timing of Advances).

“Tranche A Amount” has the meaning given to it in Clause 2.1 (The Facility).

“Tranche A Commitment” means, in relation to a Facility Lender, its Commitment with regards to the Tranche A Commitment.

“Tranche B Advance” has the meaning given to it in Clause 5.1 (Timing of Advances).

“Tranche B Amount” has the meaning given to it in Clause 2.1 (The Facility).

“Tranche B Commitment” means, in relation to a Facility Lender, its Commitment with regards to the Tranche B Commitment.

“Transaction Documents” means the Indenture (if any), the Financing Documents and the Project Documents.

“Transferability Event” means any of the following:

(a)                        the inability of the Borrower to obtain Dollars in a lawful market of Peru; or

(b)                       the inability of the Borrower or the Facility Agent to effect the transfer outside Peru of Dollars lawfully obtained directly or indirectly to the Finance Parties under the Financing Documents; or

(c)                        the introduction of a requirement binding on the Borrower pursuant to Applicable Law requiring the Borrower to repatriate to Peru and retain onshore Peru all or any amounts payable to the Borrower by a counterparty located offshore Peru, provided that (i) such Transferability Event affects the Borrower’s ability to comply with its payment obligations under this Agreement (taking into account, among other things, the provisions of the Sponsor Support Agreement and availability to the Borrower of Dollars from other sources, including, without limitation, revenues received under the Concentrate Sale Agreements) and (ii) the Borrower or the Facility Agent have made all reasonable efforts to obtain, convert and/or transfer such Dollars in accordance with the laws, regulations and procedures of Peru, through all customary lawful channels that could have been reasonably utilised.

 “Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Facility Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of (a) the proposed Transfer Date specified in the Transfer Certificate and (b) the date on which the Facility Agent executes the Transfer Certificate.

“Transmission Services Agreement” means an agreement to be entered into on the terms described in the Sponsor Support Agreement as a condition to the occurrence of the Financial Completion Date between the Borrower and Compañía Transmisora Norperuana S.R.L, relating to the operation and maintenance of, and the transmission of power via, a power line to the Site.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Financing Documents.

“VAT” means value added tax as provided for in Decreto Supremo 055-99-EF (“Texto Unico Ordenado de lay Ley del Impuesto General a las Ventas e Impuesto Selectivo al Consumo”), as amended, and its regulations approved by Decreto Supremo 029-94-EF, as amended, and any other tax of a similar nature.

“War” means war (declared or undeclared), civil war, revolution, insurrection, civil strife or terrorism (other than any such acts undertaken primarily to achieve labour or student objectives or any acts of violence directed at a specific individual or individuals which is motivated by personal reasons specific to the parties, including robbery, kidnapping, assault and murder) in Peru which directly or proximately causes (i) cessation of substantially all construction or operation of the Project for a period of at least thirty (30) consecutive days and renders it unreasonable or impossible without unreasonable risk of physical harm to the Project workers at the Site to resume significant construction or operation activities at the Project or (ii) physical damage to or destruction of the Borrower’s assets to such extent that it would be unreasonable for the Borrower to proceed to completion of the Project.

“Website Facility Lenders” has the meaning given to it in Clause 20.15 (Use of Websites).

1.2             Construction

(a)                        Unless a contrary indication appears, any reference in this Agreement to:

(i)                          any “Account Bank”, any “Agent”, the “Borrower”, the “Facility Agent”, the “Technical Agent”, any “Finance Party”, any “Facility Lender”, any “Obligor”, any “Party”, the “Offshore Security Trustee” or the “Onshore Security Agent”, or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                       an “acquisition” shall be construed so as to include any purchase, taking of a lease, assignment, conveyance, transfer or gift, acquisition of any form of ownership, title, estate or interest, subscription for an investment and any option or pre—emption right to do any of the foregoing and “acquire” shall be construed accordingly;

(iii)                    the “agreed form” of a document shall be construed as a reference to the form of that document initialled on or prior to the date hereof for the purposes of identification as such by or on behalf of the Borrower and the Facility Agent;

(iv)                   “assets” includes any rights or interest in, to or under property, revenues and rights of any description whatsoever (whether real, personal or mixed and whether tangible or intangible), whether currently owned or hereafter acquired and where ever located;

(v)                      “control” shall be construed such that a company or corporation shall control another company or corporation if:

(A)                    more than half the issued share capital of that other company or corporation is beneficially owned, directly or indirectly, by the first company or corporation; or
(B)                      it is able to direct the affairs and/or control the composition of the board of directors or equivalent body of that company or corporation;

(vi)                   an “encumbrance” shall be construed as a reference to (A) a mortgage, charge (whether legal or equitable, fixed or floating), pledge, lien or other encumbrance securing any obligation of any person; (B) any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set—off or made subject to a combination of accounts so as to effect payment of sums owed or payable to any person; or (C) any other type of preferential arrangement (including title transfer or retention, sale and leaseback or sale and purchase arrangements) having a similar effect;

(vii)                a “Transaction Document” or any other agreement or instrument is, save as otherwise provided in this Agreement, a reference to that Transaction Document or other agreement or instrument as amended, restated, varied, novated, replaced or supplemented in accordance with the terms of this Agreement;

(viii)             a “holding company” of a company or corporation shall be construed as a reference to any company or corporation of which the first mentioned company or corporation is a subsidiary;

(ix)                     “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(x)                        a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(xi)                     a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self—regulatory or other authority or organisation;

(xii)                  “repay” (or any derivative form thereof) shall, subject to any contrary indication, be construed so as to include “prepay” (or, as the case may be, the corresponding derivative form thereof);

(xiii)               a “subsidiary” of a company or corporation shall be construed as a reference to any company or corporation:

(A)                    which is controlled, directly or indirectly, by the first—mentioned company or corporation;
(B)                      more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first—mentioned company or corporation; or
(C)                      which is a subsidiary of another subsidiary of the first—mentioned company or corporation;

(xiv)              “value added tax” shall be construed so as to include any similar tax in any relevant jurisdiction including any similar tax which may be imposed in place thereof from time to time;

(xv)                 the “winding—up”, “dissolution”, “administration” or “bankruptcy” of a person shall be construed so as to include any equivalent or analogous proceedings under the laws of any jurisdiction in which such person is incorporated or resident or any jurisdiction in which such person carries on business or in which any of its assets are located (including the seeking of liquidation, winding—up, appointment of a bankruptcy trustee, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors, insolvency and suspension of payments);

(xvi)              a provision of law is a reference to that provision as amended or re—enacted; and a statute, statutory provision or code shall be construed as a reference to such statute, statutory provision or code as the same may have been, or may from time to time be, amended or re—enacted and all instruments, orders, plans, regulations, bye—laws, permissions and directions at any time made thereunder;

(xvii)           a time of day is a reference to London time; and

(xviii)        a requirement on the Majority Facility Lenders to act reasonably is a requirement that each Facility Lender is to act reasonably in deciding whether or not to vote in favour of the relevant consent, waiver or other discretion.

(b)                      Section, Clause and Schedule headings are for ease of reference only.

(c)                       Unless a contrary indication appears, a term used in any other Financing Document or in any notice given under or in connection with any Financing Document has the same meaning in that Financing Document or notice as in this Agreement.

(d)                      A Default is “continuing” if it has not been remedied or waived.

1.3             Currency Symbols and Definitions

(a)                       “US$” and “Dollars” denotes the lawful currency of the United States of America.

(b)                      “Peruvian Nuevo Sol”, “nuevo sol” and “PEN” denotes the lawful currency of Peru.

1.4             Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

1.5             Conflict with other Financing Documents

In the event of any conflict or inconsistency between the provisions of this Agreement and any other Financing Document, the provisions of this Agreement shall govern and prevail.

SECTION 2
THE FACILITY

2.                            THE FACILITY

2.1             The Senior Loans

(a)                        Subject to the terms of this Agreement, the Facility Lenders make available to the Borrower a term loan facility in an aggregate amount of US$150,000,000 (the “Facility”) which shall be split into the following two (2) tranches (each a “Tranche”):

(i)                          a US$50,000,000 commercial bank tranche (the “Tranche A Amount”); and

(ii)                       a US$100,000,000 bond bridge tranche (the “Tranche B Amount”).

(b)                       The Facility Lenders acknowledge and agree that, following the date hereof, the Borrower shall have the right to issue bonds up to an aggregate principal amount of US$100,000,000 (the “Bonds”) under an indenture to be entered into between the Borrower and the Bondholders’ Representative on terms consistent with the provisions of Schedule 14 (Conditions for Issuance of Bonds) or otherwise on terms and conditions acceptable to the Facility Agent, acting reasonably (the “Indenture”).

(c)                        Immediately prior to the closing of the first issuance of the Bonds by the Borrower (the “Bonds Closing Date”), or before if required by the Peruvian Securities Market regulations or regulating authority, the Bondholders’ Representative shall become a party to the Master Security and Intercreditor Deed by entering into, in its capacity as Bondholders’ Representative, a Bondholders’ Representative Accession Deed and thereupon the Bondholders’ Representative and the Bondholders shall have all the rights and obligations of, respectively, the Bondholders’ Representative and the Bondholders under the Master Security and Intercreditor Deed.

(d)                       On each date of issuance of Bonds by the Borrower any undrawn portion of the Tranche B Commitment, if any, shall be automatically cancelled (the “Cancelled Undrawn Amount”) without penalty (to the extent of the amount of the proceeds of the Bonds issued on such date) and the amount equal to the excess of (i) the net proceeds of the Bonds issued on such date over (ii) the applicable Cancelled Undrawn Amount, shall be applied to mandatory prepayment of the outstanding Tranche B Amount (without prepaying the Tranche A Amount) in accordance to Clause 8.6 (Mandatory Prepayment from proceeds of Bond) subject to payment of any Break Costs but without any prepayment fee or penalty.

2.2             Finance Parties’ rights and obligations

(a)                        The obligations of each Finance Party under the Financing Documents are several.  Failure by a Finance Party to perform its obligations under the Financing

Documents does not affect the obligations of any other Party under the Financing Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Financing Documents.

(b)                       The rights of each Finance Party under or in connection with the Financing Documents are separate and independent rights and any debt arising under the Financing Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)                        A Finance Party may, except as otherwise stated in the Financing Documents, separately enforce its rights under this Agreement.

3.                            PURPOSE

3.1             Purpose

The Borrower shall apply all Advances under the Facility towards the financing of the Project Costs.

3.2             Monitoring

No Finance Party is bound to concern itself, monitor or verify the application of the proceeds of any Advance borrowed pursuant to this Agreement.

4.                            CONDITIONS PRECEDENT

4.1             Conditions Precedent to Financial Close

The Borrower may not deliver a Drawdown Request for the first Advance unless the Facility Agent has received all of the documents and other evidence listed in Part 1 Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent.

4.2             Notice of Satisfaction

The Facility Agent shall notify the Borrower and the Facility Lenders promptly upon being satisfied that the conditions precedent referred to in Clause 4.1 (Conditions Precedent to Financial Close) have either been satisfied or waived.

4.3             Conditions Precedent to all Advances

It is a condition precedent to the making of each Advance that on and as of the proposed date for making of such Advance:

(a)                        no Default has occurred and is continuing or would result from the proposed Advance;

(b)                       in the case of the first Advance, the Representations are true and accurate in all material respects by reference to the facts and circumstances then subsisting;

(c)                        in the case of each subsequent Advance, the Repeating Representations are true and accurate in all material respects by reference to the facts and circumstances then subsisting;

(d)                       all Shareholder Contributions required by the terms of the Financing Documents to be made at that time shall have been made;

(e)                        delivery of a Drawdown Request by the Borrower and a Note in accordance with Clause 12.1(a) (Delivery of Notes); and

(f)                          the Sponsor Support Agreement remains in full force and effect on its terms at that time,

provided that no Advance (other than the first Advance) shall be required to be made unless all registrations and filings required in accordance with Applicable Law in connection with the enforceability of and/or the creation and/or perfection of first-ranking priority Security under each Security Document (other than the Offshore Share Security and any document related thereto) have been effected.

4.4             Conditions Precedent to Second Advance

The Borrower may not deliver a Drawdown Request for the second Advance unless the Facility Agent has received all of the documents and other evidence listed in Part 2 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Facility Agent.

4.5             Maximum Limit

The Borrower may deliver no more than two (2) Drawdown Requests in respect of the Facility in any calendar month.

SECTION 3
UTILISATION

5.                            UTILISATION

5.1             Timing of Advances

Subject to Clause 4.3 (Conditions Precedent to all Advances), the Borrower shall have the right to request Advances from the Facility Lenders in accordance with Schedule 1 (The Original Facility Lenders and Commitments) provided that:

(a)                        the Borrower shall first request Advances (a “Tranche A Advance”) from the Facility Lenders on a pro rata basis up to their respective Tranche A Commitment; and

(b)                       after the Facility Lenders have made Advances in an amount equal to their respective Tranche A Commitment, the Borrower may request any subsequent Advances (a “Tranche B Advance”) from the Facility Lenders on a pro rata basis up to their respective Tranche B Commitment.

5.2             Delivery of a Drawdown Request

The Borrower may utilise the Facility by delivery to the Facility Agent of a duly completed Drawdown Request no later than the Specified Time on the date falling five (5) Business Days before the proposed Drawdown Date.

5.3             Completion of a Drawdown Request

(a)                        Each Drawdown Request for an Advance is irrevocable and will not be regarded as having been duly completed unless:

(i)                          the proposed Drawdown Date is a Business Day within the Availability Period;

(ii)                       the currency and amount of the Advance comply with Clause 5.4 (Currency and amount); and

(iii)                    the proposed Interest Period complies with Clause 10.1 (Selection of Interest Periods).

(b)                       Only one (1) Advance may be requested in each Drawdown Request.

5.4             Currency and amount

(a)                        The currency specified in a Drawdown Request must be Dollars.

(b)                       The amount of the proposed Advance must be an amount which is a minimum of US$500,000 (and an integral multiple of US$500,000).

5.5             Facility Lenders’ Participation

(a)                        If the conditions set out in this Agreement have been met, each Facility Lender shall make its participation in each Advance available no later than the Drawdown Date through its Facility Office.

(b)                       The amount of each Facility Lender’s participation in each Advance will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Advance.

(c)                        The Facility Agent shall notify each Facility Lender of the amount of its participation in each Advance no later than the Specified Time on the date falling three (3) Business Days before the proposed date of that Advance.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.          REPAYMENT

The Borrower shall repay the Advances made to it under the Facility by repaying:

(a)        on each Repayment Date on or prior to the Final Maturity Date, an amount which reduces the outstanding Advances under the Facility by an amount in US Dollars (the “Facility Repayment Instalment”) equal to the product of (i) the aggregate amount of the Advances borrowed by the Borrower under the Facility immediately following the end of the Availability Period in relation to the Facility, and (ii) the relevant percentage amount set out in the second column headed “Repayment (%) Facility” in Schedule 11 (Repayment Schedule) (as reduced from time to time by any prepayment); and

(b)        on the Final Maturity Date, the full amount of the outstanding Advances on that date under the Facility.

7.          PREPAYMENT AND CANCELLATION

7.1             Illegality

If it becomes unlawful in any jurisdiction for a Facility Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Advance:

(a)        that Facility Lender shall promptly notify the Facility Agent upon becoming aware of that event;

(b)        upon the Facility Agent notifying the Borrower, the Commitment of that Facility Lender will be immediately cancelled; and

(c)        the Borrower shall repay that Facility Lender’s participation in the Advances on the last day of the Interest Period for each Advance occurring after the Facility Agent has notified the Borrower or, if earlier, the date specified by the Facility Lender in the notice delivered to the Facility Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2        Voluntary Cancellation by the Borrower

At any time during the Availability Period, the Borrower may, without penalty or cancellation fee, if it gives the Facility Agent not less than five (5) Business Days’ prior written notice, cancel the whole or any part of any undrawn Commitment if:

(a)        the Facility Agent is satisfied (acting on the advice of the Independent Technical Consultant, if necessary) that there will be no Forecast Funding Shortfall following such cancellation; and

(b)        the Available Commitment of each Facility Lender is cancelled on a pro rata basis.

7.3        Voluntary Prepayment by Borrower

(a)        The Borrower may upon five (5) Business Days’ prior written notice elect to prepay the whole or any part of the Senior Facility Loan provided that (i) the Facility Agent is satisfied (acting on the advice of the Independent Technical Consultant, if necessary) there will be no Forecast Funding Shortfall following such prepayment and (ii) any prepayment in part of the Senior Facility Loan must be in a minimum amount of US$500,000 and is an integral multiple of US$500,000.

(b)        If the Borrower elects to make a voluntary prepayment under the Facility, it shall give the Facility Agent no less than five (5) Business Days’ prior written notice of:

(i)         the aggregate amount of the proposed prepayment (the “Prepayment Amount”); and

(ii)        the date on which it proposes to make such prepayment.

(c)        If the Borrower elects to make a voluntary prepayment under Clause 7.3(a):

(i)         such prepayment shall be made on the date so notified; and

(ii)        the Prepayment Amount shall be applied pro rata between the remaining Facility Repayment Instalments.

(d)        Without prejudice to its right to make any mandatory prepayments required under the Indenture, the Borrower may not make any voluntary prepayment of the outstanding amounts under the Bonds until the Senior Facility Loan has been fully repaid.

7.4        Right of Repayment and Cancellation

(a)        If:

(i)         any sum payable to any Facility Lender by the Borrower is required to be increased under Clause 13.1(c) (Payments to be Free and Clear); or

(ii)        any Facility Lender claims indemnification from the Borrower under Clause 13.2 (Tax Indemnity) or Clause 14.1 (Increased Costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Facility Agent notice of cancellation of the Commitment of that Facility Lender and its intention to procure the repayment of that Facility Lender’s participation in the Senior Facility Loan.

(b)        On receipt of a notice referred to in Clause 7.4(a), the Commitment of that Facility Lender shall immediately be reduced to zero.

(c)        Subject to clause 6.3 (Withdrawals from the Revenue Accounts) of the Account Management Agreement, on the last day of each Interest Period which ends after the Borrower has given notice under Clause 7.4(a) (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Facility Lender’s participation in the Senior Facility Loan.

7.5        Restrictions

(a)        Any notice of cancellation or voluntary prepayment given under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment and, in the case of prepayment, oblige the Borrower to prepay.

(b)        Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)        The Borrower shall not repay or prepay all or any part of the Advances or cancel all or any part of the Commitments except at the times and in the manner expressly permitted in this Agreement.

(d)        The Borrower may not re-borrow any part of the Facility which is prepaid or repaid.

(e)        No amount of the Available Commitments cancelled under this Agreement may be subsequently reinstated.

8.          MANDATORY PREPAYMENTS

8.1        Mandatory Prepayment from Insurance Proceeds

(a)        In the event of a whole or partial loss or damage to the Project after the Financial Completion Date, if the Insurance Proceeds exceed US$10,000,000, the Borrower shall apply all such Insurance Proceeds in prepayment of the Senior Facility Loan, provided that the Borrower will instead be permitted to repair or rebuild the Project with such Insurance Proceeds if:

(i)         it has sufficient committed funds (including such insurance proceeds) to do so; and

(ii)        the Independent Technical Consultant has confirmed to the Facility Lenders that the proposed repair or rebuild will be adequate and sufficient for the Borrower to operate the Project in the manner demonstrated in the Base Case.

(b)        The Insurance Proceeds referred to in Clause 8.1(a) shall exclude any insurance proceeds payable in respect of claims by third parties against the Borrower and any Revenue Compensation Proceeds.

8.2        Mandatory Prepayment from Performance Liquidated Damages

In the event any amount is paid to the Borrower as performance liquidated damages under a Project Document after the Financial Completion Date as a result of performance tests not being met (including but not limited to any amount paid under any letter of credit or performance bond in relation to the performance liquidated damages), and the amount of such liquidated damages exceeds US$10,000,000, the Borrower shall apply all such proceeds in prepayment of the Senior Facility Loan.

8.3        Mandatory Prepayment from Capital Compensation Proceeds

Following receipt of any Capital Compensation Proceeds by the Borrower, the Shareholder or the Guarantor, as applicable, other than any amounts received by the Borrower as referred to in Clauses 8.1 (Mandatory Prepayment from Insurance Proceeds) and 8.2 (Mandatory Prepayment from Performance Liquidated Damages), the Borrower shall apply or procure the application of such Capital Compensation Proceeds in prepayment of the Senior Facility Loan.

8.4        Mandatory Prepayment from other Debt or Equity Issuance

Following any issuance by the Borrower of debt or equity securities (other than the Bonds or any issuance of debt or equity securities to the existing shareholders of the Borrower) the Borrower shall apply the net proceeds of such issuance in the prepayment of the Senior Facility Loan.

8.5        Mandatory Prepayment on Restricted Payments

In the event that the Borrower is required to prepay the Facility under Clause 22.16 (Transfers to Distributions Account) upon making a Restricted Payment, the Borrower shall prepay the Facility in an amount equal to 50% of such Restricted Payment.

8.6        Mandatory Prepayment from proceeds of Bond issuance

Following the issuance of any Bonds, the Borrower shall apply the amount equal to the excess of (i) the net proceeds of the Bonds issued on such date over (ii) the Cancelled Undrawn Amount relating to such issuance, to mandatory prepayment of the outstanding Tranche B Amount (without prepaying the Tranche A Amount).

8.7        Mandatory Prepayment – General

The prepayments in Clauses 8.1 (Mandatory Prepayment from Insurance Proceeds) to Clause 8.6 (Mandatory Prepayment from proceeds of Bond issuance) shall be applied pro rata between the remaining Facility Repayment Instalments.

SECTION 5
COSTS OF ADVANCE

9.          INTEREST

9.1        Calculation of interest

The rate of interest on each Advance for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)        Margin;

(b)        LIBOR; and

(c)        Mandatory Cost, if any.

9.2        Payment of interest

On the last day of each Interest Period the Borrower shall pay accrued interest on that Advance.

9.3        Default interest

(a)        Default interest shall accrue on any Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 9.3(b), is 2 (two) per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Advance in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Facility Agent (acting reasonably).  Any interest accruing under this Clause 9.3 shall be immediately payable by the Borrower on demand by the Facility Agent.

(b)        If any overdue amount consists of all or part of an Advance which became due on a day which was not the last day of an Interest Period relating to that Advance:

(i)         the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Advance; and

(ii)        the rate of interest applying to the overdue amount during that first Interest Period shall be 2 (two) per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)        Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4        Notification of rates of interest

The Facility Agent shall promptly notify the Facility Lenders and the Borrower of the determination of a rate of interest under this Agreement.

10.        INTEREST PERIODS

10.1      Selection of Interest Periods

(a)        In the case of Advances, the Borrower shall select an Interest Period for an Advance in the Drawdown Request for that Advance.

(b)        Subject to this Clause 10, the Borrower may select an Interest Period of one (1), two (2), three (3) or six (6) Months or any other period agreed between the Borrower and the Facility Agent (acting on the instructions of the Facility Lenders).

(c)        The Borrower shall select and notify the Facility Agent of the First Interest Period in the relevant Drawdown Request, and the subsequent Interest Periods, prior to the last day of each Interest Period.

(d)        An Interest Period for an Advance shall not extend beyond the Final Maturity Date.

(e)        Each Interest Period for an Advance shall start on the Drawdown Date for that Advance or (if already made) on the last day of its preceding Interest Period.

10.2      Non–Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that Month (if there is one) or the preceding Business Day (if there is not).

10.3      Consolidation of Advances

(a)        If two or more Interest Periods:

(i)         relate to Advances made under the same Tranche; and

(ii)        end on the same date,

those Advances will be consolidated into, and treated as, a single Advance made on the last day of the Interest Period.

(b)        Any Advance made during an Interest Period for a previous Advance (an “Existing Interest Period”) will, subject to Clauses 10.3(c) and (d), have an initial Interest Period ending on the last day of such Existing Interest Period.

(c)        The Facility Agent shall be entitled to shorten any Interest Period for any Advance to ensure that the aggregate principal amount of Advances with an Interest Period ending on a Repayment Date is not less than the amount of principal due to be repaid on that Repayment Date.

(d)        If Clause 10.3(b) would result in an Advance having an Interest Period of less than one (1) Month, then the initial Interest Period for such Advance will be such period as the Facility Agent and the Borrower may agree.

11.        CHANGES TO THE CALCULATION OF INTEREST

11.1      Absence of quotations

Subject to Clause 11.2 (Market disruption), if the LIBOR is to be determined by reference to the Reference Bank(s) but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Bank(s).

11.2      Market disruption

(a)        If a Market Disruption Event occurs in relation to an Advance for any Interest Period, then the rate of interest on each Facility Lender’s share of that Advance for the Interest Period shall be the rate per annum which is the sum of:

(i)         the Margin; and

(ii)        the rate notified to the Facility Agent by that Facility Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Facility Lender of funding its participation in that Advance from whatever source it may reasonably select.

(b)        In this Agreement, “Market Disruption Event” means:

(i)         at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Facility Agent to determine LIBOR for Dollars for the relevant Interest Period; or

(ii)        before close of business in London on the Quotation Day for the relevant Interest Period, the Facility Agent receives notifications from a Facility Lender or Facility Lenders (whose participations in an Advance exceed 51 per cent. of that Advance) that LIBOR does not accurately reflect its cost of funding.

11.3      Alternative basis of interest or funding

(a)        If a Market Disruption Event occurs and the Facility Agent so requires, the Facility Agent and the Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)        Any alternative basis agreed pursuant to Clause 11.3(a) shall, with the prior consent of all the Facility Lenders and the Borrower, be binding on all Parties.

11.4      Break Costs

(a)        The Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of an

Advance or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Advance or Unpaid Sum.

(b)        Each Facility Lender shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

SECTION 6
NOTES

12.        THE NOTES

12.1      Delivery of Notes

The Borrower shall deliver to the Facility Agent:

(a)        on or before the date on which it delivers each Drawdown Request in respect of a Tranche A Advance or a Tranche B Advance, a Note having a face amount equal to the sum of:

(i)         the amount of that Advance; and

(ii)        the amount of interest that will accrue on that Advance during the Interest Period selected in such Drawdown Request; and

(b)        on each date on which it repays or prepays part of a Tranche A Advance or a Tranche B Advance a Note having a face amount equal to the sum of:

(i)         the amount of that Advance that remains outstanding after that repayment or prepayment; and

(ii)        the amount of interest that will accrue, during the remainder of the applicable Interest Period, on the amount of that Advance that remains outstanding after such repayment or prepayment,

whereupon the Facility Agent shall immediately destroy the Note delivered to it by the Borrower prior to such repayment or prepayment and promptly confirm to the Borrower in writing that it has done so, provided that, should the Borrower have notified the Facility Agent in writing that the Borrower requires such Note to be returned to it, promptly return such Note to the Borrower.

12.2      Destruction of Other Notes

In addition to destroying Notes as provided in Clause 12.1(b), the Facility Agent shall on each date on which the Borrower repays or prepays in full a Tranche A Advance or a Tranche B Advance and the interest due in respect of that Advance for the applicable Interest Period, immediately destroy the Note delivered to it by the Borrower prior to such repayment or prepayment and promptly confirm to the Borrower in writing that it has done so, provided that, should the Borrower have notified the Facility Agent in writing that the Borrower requires such Note to be returned to it, promptly return such Note to the Borrower.

12.3      Execution Formalities

Each Note to be delivered by the Borrower pursuant to Clause 12.1 (Delivery of Notes) shall be:

(a)        signed by a duly authorised signatory of the Borrower;

(b)        dated the date on which it is delivered to the Facility Agent; and

(c)        otherwise completed in such manner as the Facility Agent (acting reasonably) may consider necessary to ensure that the Note is enforceable under the laws of Peru.

12.4      Presentment of the Notes

The Facility Agent agrees that no Note shall be presented for payment unless the Facility Agent has issued a notice to the Borrower declaring the Tranche A Advances and/or (as applicable) the Tranche B Advances (or any of them) to be immediately due and payable subject to and in accordance with Clause 25.1(b) (Remedies Following Default).

SECTION 7
ADDITIONAL PAYMENT OBLIGATIONS

13.        TAX GROSS UP AND TAX INDEMNITY

13.1      Payments to be Free and Clear

(a)        The Borrower shall make all payments to be made by it under any Financing Document without any Tax Deduction, unless a Tax Deduction is required by  Applicable Law.

(b)        The Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Facility Agent, who will notify the relevant Finance Parties.  Similarly, a Finance Party shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Finance Party.  If the Facility Agent receives such notification from a Finance Party it shall notify the Borrower.

(c)        If a Tax Deduction is required by Applicable Law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased by such additional amount as is necessary to ensure that the person to which that sum is due receives on the due date and retains (free from any liability in respect of any such Tax Deduction) a net sum equal to what it would have received and so retained if no Tax Deduction had been required or made.  Alternatively, if permitted by Applicable Law, the Borrower will assume the tax obligation to pay the amount of such Tax Deduction.

(d)        If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction or assume the tax obligation related to such Tax Deduction and will make any payment required in connection therewith within the time allowed and in the minimum amount required by Applicable Law.

(e)        Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Facility Agent evidence reasonably satisfactory to the Finance Party entitled to such payment that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing or other authority.

13.2      Tax Indemnity

(a)        The Borrower shall (within three (3) Business Days of demand by the Facility Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in respect of any sum received or receivable by it under any Financing Document.

(b)        Clause 13.2(a) above shall not apply:

(i)         with respect to any Tax assessed on a Finance Party:

(A)       under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)       under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)        to the extent a loss, liability or cost is compensated for by an increased payment under Clause 13.1 (Payments to be Free and Clear).

(c)        A Finance Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Borrower.

(d)        A Finance Party shall, on receiving a payment from the Borrower under this Clause 13.2, notify the Facility Agent.

13.3      Tax Credit

If the Borrower makes an additional payment under this Clause 13 (Tax Gross Up and Tax Indemnity) to a Finance Party (a “Tax Payment”) and that Finance Party determines that it has obtained a refund of Tax or obtained and used a credit against Tax (a “Tax Credit”) which is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment, that Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (following that payment) in the same post–Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

13.4      Double Tax Treaty Forms

(a)        If the Borrower seeks to obtain authority, in accordance with a double tax treaty, not to make a Tax Deduction under any of the Financing Documents which the Borrower would otherwise be required to make without operation of such double tax treaty, the Borrower may request in writing that each Finance Party:

(i)         complete and deliver to the relevant agency or other authority such application forms (if any) specified by the Borrower in that written request as being necessary to be completed and delivered by such Finance Party; and

(ii)        at the Borrower’s expense, take such other action (if any) as is reasonable and is specified by the Borrower to be necessary for the purpose of the relevant double tax treaty applicable to the relevant sum paid or at any time payable by the Borrower to that Finance Party.

(b)        A Finance Party receiving a request pursuant to paragraph (a) above shall use its reasonable efforts to comply with such request as soon as reasonably practicable following receipt of such request provided that such Finance Party:

(i)         is given such assistance by the Borrower in relation to the matters referred to in this Clause 13.4 as may be required by it;

(ii)        is able to complete such application form(s) and take such actions with out disclosing its tax affairs or other business information relating to it or its operations; and

(iii)       in completing such forms, complying with such request and/or taking such action it remains at all times in compliance with all law, regulations and other requirements of any governmental or other agency or authority or other procedures with which it habitually complies that may be applicable to it or any of its assets.

13.5      Stamp Taxes

The Borrower shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Financing Document.

13.6      Value Added Tax

(a)        All consideration expressed to be payable under a Financing Document by the Borrower to a Finance Party shall be deemed to be exclusive of any value-added Tax.  If value-added Tax is chargeable on any supply made by any Finance Party to any person in connection with a Financing Document, that person shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the value-added Tax.

(b)        Where a Financing Document requires any person to reimburse a Finance Party for any costs or expenses, that person shall also at the same time pay and indemnify the Finance Party against all value-added Tax incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party determines that it is not entitled to credit or repayment of the value added Tax.

14.        INCREASED COSTS

14.1      Increased costs

(a)        Subject to Clause 14.3 (Exceptions), the Borrower shall, within three (3) Business Days of a demand by the Facility Agent, pay to the Facility Agent for the account of a Facility Lender the amount of any Increased Costs incurred by that Facility Lender or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)        In this Agreement, “Increased Costs” means:

(i)         a reduction in the rate of return from the Facility or on a Facility Lender’s (or its Affiliate’s) overall capital;

(ii)        an additional or increased cost; or

(iii)       a reduction of any amount due and payable under any Financing Document,

which is incurred or suffered by a Facility Lender or any of its Affiliates to the extent that it is attributable to that Facility Lender having entered into its Commitment or funding or performing its obligations under any Financing Document.

14.2      Increased cost claims

(a)        A Facility Lender intending to make a claim pursuant to Clause 14.1 (Increased Costs) shall notify the Facility Agent of the event giving rise to the claim, following which the Facility Agent shall promptly notify the Borrower.

(b)        Each Facility Lender shall, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of any Increased Costs in respect of which it proposes to make a claim under this Clause 14.

14.3      Exceptions

Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)        attributable to a Tax Deduction required by Applicable Law to be made by the Borrower;

(b)        compensated for by Clause 13.2 (Tax Indemnity) (or would have been compensated for under Clause 13.2 (Tax Indemnity) but was not so compensated solely because any of the exclusions in Clause 13.2(b) applied);

(c)        attributable to the breach by the relevant Facility Lender or its Affiliates of any law or regulation; or

(d)        attributable to compliance with any capital adequacy requirement which has been publicly announced in writing prior to the date of this Agreement.

15.        OTHER INDEMNITIES

15.1      Currency Indemnity

(a)        If any sum due from the Borrower under any Financing Document (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)         making or filing a claim or proof against the Borrower; or

(ii)        obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall, as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)        The Borrower waives any right it may have in any jurisdiction to pay any amount under the Financing Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2      Other Indemnities

(a)        The Borrower shall, within three (3) Business Days of demand, indemnify each Finance Party and each of its and their affiliates and each of their respective officers, directors, employees, agents, Advisers and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs, legal expenses and expenses (altogether “Losses”), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to:

(i)         the occurrence of any Event of Default;

(ii)        a failure by the Borrower to pay any amount due under a Financing Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing Among the Finance Parties);

(iii)       funding, or making arrangements to fund, its participation in an Advance requested by the Borrower in a Drawdown Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of negligence or wilful misconduct or wilful breach by that Finance Party alone); or

(iv)      an Advance (or part of an Advance) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3      Indemnity to the Agents

The Borrower shall promptly indemnify each Agent against any cost, loss or liability incurred by that Person as a result of:

(a)        investigating any event which it reasonably believes is a Default; or

(b)        acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.        MITIGATION BY THE FACILITY LENDERS

16.1      Mitigation

(a)        Each Facility Lender shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax Gross Up and Tax Indemnity) or Clause 14 (Increased Costs), including but not limited to transferring its rights and obligations under this Agreement to another Affiliate, Facility Office or other bank or financial institution.

(b)        Clause 16(a) does not in any way limit the obligations of the Borrower under this Agreement or reduce any rights of the Facility Lenders.

16.2      Limitation of liability

(a)        The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)        A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it or would be unlawful.

17.        FEES

17.1      Commitment Fee

(a)        During the Availability Period, the Borrower shall pay to the Facility Agent (for the account of each Facility Lender) a fee in Dollars computed at a rate per annum of 50 per cent. of the then applicable Margin on the amount of that Facility Lender’s Available Commitment.

(b)        The accrued commitment fee is payable on the last day of each successive period of three (3) Months which ends during the Availability Period, on the last day of the Availability Period and on the cancelled amount of the relevant Facility Lender’s Commitment at the time the cancellation is effective.

17.2      Arrangement Fee

The Borrower shall pay to each Mandated Lead Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

17.3      Facility Agent Fee

The Borrower shall pay to the Facility Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

17.4      Trustee Fees

The Borrower shall pay to each of the Offshore Security Trustee and the Onshore Security Agent (each for its own account) a trustee fee in the amount and at the times agreed in separate Fee Letters.

17.5      Technical Agent Fee

The Borrower shall pay to the Technical Agent (for its own accord) a technical agent fee in the amount and at the times agreed in a Fee Letter.

18.        COSTS AND EXPENSES

18.1      Transaction expenses

The Borrower shall, subject to the limitations set out in the Commitment Letter, on or promptly after the date of Financial Close and thereafter within thirty (30) days of the presentation of an invoice pay each Mandated Lead Arranger the amount of all costs and expenses (including but not limited to Professional Expenses) incurred by it in accordance with the Commitment Letter in connection with syndication and the negotiation, preparation and execution of any Financing Document.

18.2      Amendment costs

If any amendment, waiver or consent is requested by the Borrower to be made to or under any Financing Document, the Borrower shall, within three (3) Business Days of demand, reimburse each Finance Party for the amount of all reasonable costs and expenses (including but not limited to Professional Expenses) incurred by that Finance Party in responding to, evaluating, negotiating or complying with, that request.

18.3      Enforcement Costs

The Borrower shall, within ten (10) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including but not limited to Professional Expenses) in connection with:

(a)        the preservation of any rights under any Financing Documents reasonably incurred by that Finance Party; and

(b)        the enforcement of any rights under any Financing Document incurred by that Finance Party.

18.4      Limitation on Professional Expenses

The Agents and the Facility Lenders shall consult with the Borrower on a regular basis with respect to ongoing costs of Professional Advisers and other costs and expenses payable by the Borrower under this Agreement or the Commitment Letter (other than costs and expenses referred to in Clause 18.3(b)) and shall use reasonable endeavours to minimise such costs.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.       Representations

The Borrower makes the representations and warranties set out in this Clause 19 to each Finance Party that:

(a)                        as at the date hereof and as at the date of Financial Close by reference to the facts and circumstances then existing; and

(b)                       in the case of the Repeating Representations, on each Drawdown Date, by reference to the facts and circumstances then existing,

each of the following representations and warranties is true and accurate, subject to (in the case of Clauses 19.3 (Legal Validity), 19.4 (No Conflict), 19.5 (Validity and Admissibility in Evidence), 19.6, (Governing Law and Enforcement and Immunity), 19.7 (Withholding Tax), 19.8 (Stamp Duty), 19.13 (Consents) and 19.14 (Security Documents and Assets) the qualifications of law (but not of fact) set out in the legal opinions referred to in paragraph II of Schedule 2 (Conditions Precedent).

19.1       Status

It is a sociedad anónima duly incorporated and validly existing under Peruvian law.

19.2       Power and Authority

(a)                        It has the power to enter into, perform and deliver, and has taken, fulfilled and performed (or will effect when required in the case of any Transaction Document to be entered into by the Borrower after the date hereof) all necessary action to authorise its entry into, and performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated therein.

(b)                       It has all corporate and other power to own, operate or control its assets and conduct its business.

19.3       Legal Validity

The obligations expressed to be assumed by it in each Transaction Document are its legal, valid, binding obligations enforceable in accordance with their terms.

19.4       No Conflict

The entry into, and performance by it of, and the transactions contemplated by, the Transaction Documents do not and will not conflict with:

(a)                        any Applicable Law;

(b)                       its constitutional documents; or

(c)                        any agreement or instrument binding upon it or any of its assets.

19.5       Validity and Admissibility in Evidence

All Consents required:

(a)                        to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party; and

(b)                       to make the Transaction Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6       Governing Law and Enforcement and Immunity

(a)                        The choice of Peruvian law or English law as the governing law of the Transaction Documents will be recognised and enforced in Peru.

(b)                       Any judgment obtained in England in relation to a Transaction Document will be recognised and enforced in Peru.

(c)                        The submissions to jurisdiction made by the Borrower in the Transaction Documents are legal, valid and enforceable.

(d)                       It is acting in a commercial and private capacity and it will not be entitled to claim for itself or any of its assets immunity (sovereign or otherwise) from suit, execution, attachment or other legal process in connection with any proceedings taken in Peru in relation to any Transaction Document.

19.7       Withholding Tax

Under Peruvian Law as in force on the date hereof, it is not required to make any deduction for or on account of Tax from any payment it may make under any Financing Document except (i) any income tax required by Peruvian Law to be withheld by the Borrower on any payment of interest, fees, commissions or any other amount considered to be a payment of interest by Peruvian Law; and (ii) any financial transactions tax (impuesto a las transacciones financieras) required to be charged to the Borrower on any payment made from an Account.

19.8       Stamp Duty

Under Peruvian Law as in force on the date hereof, it is not necessary that any Transaction Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Transaction Documents or the transactions contemplated therein except (a) any such filing, recording or enrolling or any such tax or fee payable in relation to the Transaction Documents which will be made or paid at or prior to Financial Close or which has not become due and payable prior to Financial Close and (b) any such registrations and filings required in accordance with Applicable Law in connection with the enforceability of and/or the creation and/or perfection of first-ranking priority Security under each Security Document which will be made within the time limits contemplated by this Agreement.

19.9       No Default

No Default has occurred and is continuing unwaived or might reasonably be expected to result from the making of any Advance.

19.10     No Misleading Information

(a)                        To the best of the Borrower’s knowledge, information and belief, any written factual information contained in the Initial Mine Plan, the Feasibility Study, the Base Case and the Ore Reserve Report (the “Relevant Reports”):

(i)                          was true, complete and accurate in all material respects as at the date it was issued or as at the date (if any) at which it is stated;

(ii)                       as at the date of this Agreement remains true, complete and accurate in all material respects;

(iii)                    did not omit any material information which renders the Relevant Reports misleading or incorrect in any material respect;

save to the extent advised to the Facility Agent on or prior to the date of this Agreement;

(b)                       The financial projections contained in the Relevant Reports have been prepared in good faith, on the basis of assumptions reasonable at the time they were made.

19.11     Litigation

Other than as disclosed to the Facility Agent in writing prior to the date on which this representation is deemed to be repeated, no investigation, litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency involving it or the Project are current or pending or, to its knowledge and belief, threatened, which are reasonably likely to be adversely determined against it, and if so adversely determined, would have, individually or when taken into consideration with any other facts or circumstances then in existence, a Material Adverse Effect.

19.12     Financial Statements and Material Adverse Change

The Original Financial Statements of the Borrower and the most recent unaudited Financial Statements of the Borrower most recently delivered to the Facility Agent:

(a)                        have been prepared in accordance with GAAP, consistently applied; and

(b)                       fairly represent the financial condition and operational results of the Borrower as at the date on which they were prepared and for the period to which they relate,

and there has been no material adverse change in the business, operations or condition (financial or otherwise) or prospects of the Borrower and no event or series of events has occurred, in each case which has or which might have a Material Adverse Effect, since the date to which those Financial Statements were prepared.

19.13     Consents

(a)                        All material Consents that are necessary to carry out all or any part of the Project in accordance with the Transaction Documents or Good Industry Practice are listed in Schedule 9 (Consents).

(b)                       All Consents (other than those referred to in Clause 19.5 (Validity and Admissibility in Evidence)) either:

(i)                          have, to the extent necessary at the date this representation is made or repeated, been obtained and are in full force and effect and have not been revoked or cancelled; or

(ii)                       have not been obtained, but the Borrower has no reason to believe that such Consents shall not be obtained.

19.14     Security Documents and Assets

(a)                        The Security Interests created or expressed to be created under each of the Security Documents are (or will be) on the date of execution, or if later, registration of such Security Documents (where registration is required under Applicable Law to create or perfect such Security Interest), legal, valid and enforceable first ranking Security Interests, subject only to those Security Interests or claims which may be preferred by equitable principles and applicable bankruptcy, insolvency, liquidation, reorganisation or similar laws of general application affecting creditors’ rights generally.

(b)                       Other than Permitted Security Interests and claims arising under law which are mandatorily preferred by law, no Security Interest exists over any of the present or future assets, rights or revenues of the Borrower.

(c)                        It has good and marketable title to its assets, property and revenues over which Security Interests are expressed to be created under the Security Documents.

19.15               Other Business

Other than (i) any Exploration Activities carried out by or on behalf of it in relation to the Other Concessions prior to the transfer of all or any of the Other Concessions to JV Holdco or any Joint Venture Company; and (ii) its shareholding in JV Holdco and the exercise of any rights in relation thereto, it is not conducting any business or activities other than those associated with or necessarily incidental to the acquisition, development, construction and operation of the Project or contemplated by or permitted pursuant to the Transaction Documents, and has not traded or otherwise carried on business unconnected to the Project.

19.16               No Breach

To the best of the Borrower’s knowledge, no event or circumstance is outstanding or has occurred, individually or when taken into consideration with any other facts or circumstance then in existence, (with the passage of time, the giving of notice, the making of any determination or any combination of the foregoing) which constitutes or may constitute a default under any agreement or instrument which is binding on it or to which its assets are subject and which might have a Material Adverse Effect.

19.17     Taxes

It has filed or has caused to be filed all tax returns that are required to be filed by it, and has paid and discharged all Taxes due and payable from it or against its assets other than taxes contested in good faith and by appropriate means and for which adequate reserves have been established and maintained in accordance with GAAP.

19.18     Absence of Obligations

The Borrower has no Financial Indebtedness or other material obligations (contingent or otherwise) save for Permitted Indebtedness or as otherwise contemplated by, or permitted pursuant to, the Transaction Documents.

19.19     No Amendment

The Borrower’s constitutional documents have not been amended since the date of certification of those provided pursuant to paragraph 1.1 of Schedule 2 (Conditions Precedent) save for any amendments permitted in accordance with this Agreement.

19.20     Subsidiaries

(a)                        It has no direct subsidiaries other than JV Holdco; and

(b)                       JV Holdco has no subsidiaries other than any Joint Venture Company and does not hold shares in any other company.

19.21     Transaction Documents

(a)                        It is in compliance in all material respects with its respective obligations under the Transaction Documents.

(b)                       To the best of the Borrower’s knowledge, no event has occurred and no condition or circumstance exists that could render any Transaction Document void, unenforceable or capable of revocation or rescission.

19.22     Environmental Requirements

(a)                        It is in compliance with the Equator Principles and, in all material respects, the requirements of the Environmental Management Plan.

(b)                       It is in compliance with the Environmental Permits and all applicable Environmental Laws, save where such non-compliance or potential non-compliance would not have a Material Adverse Effect.

(c)                        To the best of its knowledge, information and belief, no Environmental Claim, has been started, pending or is threatened against it which might reasonably be expected to be decided against it and which, if adversely decided when taken into consideration with other facts or circumstances then in existence, would have a Material Adverse Effect.

19.23               Intellectual Property

It has available to it now, or will at the time necessary for the business of the Project have, all material intellectual property licences necessary for the Project (if any) including in relation to all patents, trade marks, service marks, designs, utility models, copyrights, design rights, licences, inventions, confidential information, know–how and rights of like nature.

19.24               Ownership of Borrower

The Shareholder owns the Initial Ownership Interest.

19.25   Site

(a)                        The Borrower has, or will prior to the date when it is required have, the benefit of such interests in land as may be necessary to:

(i)                          provide all necessary access to the Site; and

(ii)                       provide all other rights in relation to the Site necessary to carry out and complete the Project, including the construction and (to the extent the Borrower is aware and to the extent available) operation of the Project, in each case, free from all material Security Interests (other than Permitted Security Interests).

(b)                       No Event of Loss or Condemnation has occurred in connection with the Site or other assets of the Project which would have a Material Adverse Effect.

19.26               Insurances

All Insurances are or will be in place when required by the terms of this Agreement and when in place are in full force and effect and nothing has been done, suffered or omitted to be done by the Borrower which would render any of such Insurance unenforceable, suspended, void or voidable, in whole or in a material part.

19.27               Affiliates

It has no agreements with its Affiliates save as (i) disclosed to the Facility Lenders in writing prior to the date of this Agreement or (ii) made on arms’ length terms and conditions.

20.       Information Undertakings

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Financing Documents or any Commitment is in force.

20.1       Financial Statements

The Borrower shall deliver or procure delivery to the Facility Agent in sufficient copies for all the Facility Lenders:

(a)                        as soon as the same become available, but in any event within 90 days after the end of each of its Financial Years, audited annual Financial Statements of the Borrower for that Financial Year, which shall be prepared on an unconsolidated basis;

(b)                       as soon as the same become available, but in any event within 45 days after the end of each fiscal semi-annual period, the unaudited semi-annual Financial Statements of the Borrower for that semi-annual period, which shall be prepared on an unconsolidated basis;

(c)                        during the period prior to the Financial Completion Date, as soon as the same become available, but in any event within 120 days after the end of each of its financial years, audited annual Financial Statements of the Guarantor for that financial year; and

(d)                       during the period prior to the Financial Completion Date, as soon as the same becomes available, but in any event within 60 days after the end of each quarterly period, the unaudited quarterly Financial Statements of the Guarantor for that quarterly period.

20.2                    Compliance Certificate

The Borrower shall deliver or procure delivery to the Facility Agent, together with each set of Financial Statements delivered pursuant to Clause 20.1 (Financial Statements), a Compliance Certificate signed by the Borrower’s chief executive officer setting out (in reasonable detail) computations as to compliance by the Borrower or the Guarantor with any financial ratios required to be complied with under the terms of the Financing Documents as at the date to which those Financial Statements were drawn up, including, without limitation, the DSCR for the twelve-month period ending on the date as at which such Financial Statements were prepared (each such period, a “Calculation Period”).

20.3       Requirements as to Financial Statements

(a)                        Each set of Financial Statements delivered by the Borrower pursuant to Clause 20.1 (Financial Statements) shall be certified by an authorised officer of the Borrower or the Guarantor, as the case may be, as fairly representing the financial condition of such Persons as at the date to which those Financial Statements were drawn up.

(b)                       The Borrower shall procure that each set of Financial Statements delivered pursuant to Clause 20.1 (Financial Statements) is prepared on an unconsolidated basis and in accordance with GAAP, on a basis consistent with the Original Financial Statements, unless, in relation to any set of Financial Statements, it notifies the Facility Agent that there has been a change in GAAP, the accounting practices or reference periods and, if such change affects the Financial Statements of the Borrower, its auditors deliver to the Facility Agent:

(i)                          a description of any change necessary for those Financial Statements to reflect the GAAP, accounting practices and reference periods upon which the previous Financial Statements were prepared; and

(ii)                       sufficient information, in form and substance as may be reasonably required by the Facility Agent, to enable the Facility Lenders to determine whether the requisite financial ratios have been complied with and make an accurate comparison between the financial position indicated in those Financial Statements and the previous Financial Statements.

20.4                    Construction Reports

The Borrower shall deliver to the Facility Agent (in an electronic form or in sufficient copies for each of the Facility Lenders) and the Independent Technical Consultant, no later than sixty (60) days after the end of each financial quarter (commencing with the quarter in which this Agreement is signed and ending on the Financial Completion Date), a quarterly construction progress report in relation to the Project (a “Construction Report”) setting out the following:

(a)                        a summary of the progress of construction during that quarter including:

(i)                          a summary of actual progress during that quarter against planned progress, including a description of physical progress and expenditures during such quarter;

(ii)                       details of any matters which are likely to materially and adversely affect  the construction of the Project, including material variations in physical progress and total project costs; and

(iii)                    areas of significant concern (if any) and the action being taken to resolve  any significant difficulties;

(b)                       details of any event of force majeure under any Project Document which has occurred and affected the performance by the parties of their obligations thereunder, including details of any mitigation of the effects thereof undertaken by the Borrower;

(c)                        an analysis showing actual expenditure by the Borrower in that quarter and accumulated through the end of such quarter against the most recent Project Budget;

(d)                       all cost items under the Construction Contracts in respect of which payment is due after the Financial Completion Date; and

(e)                        a current forecast of the likely date of the Financial Completion Date.

20.5       Operating Reports

(a)                        The Borrower shall deliver to the Facility Agent (in an electronic form or in sufficient copies for each of the Facility Lenders) no later than fifteen (15) days after the end of each monthly period from the date of commencement of operations to the Financial Completion Date, a monthly operating summary report (a “Monthly Operating Report”) prepared by the Borrower and signed by an authorised officer of the Borrower in respect of the Project during the last monthly period including a discussion of any adverse developments with respect thereto and including the Operating Report Information.

(b)                       The Borrower shall deliver to the Facility Agent (in an electronic form or in sufficient copies for each of the Facility Lenders) no later than sixty (60) days after the end of each semi-annual period following the Financial Completion Date, an operating summary report (a “Semi-Annual Operating Report”) prepared by the Borrower and signed by an authorised officer of the Borrower in respect of the Project during the last semi-annual period including a discussion of any adverse developments with respect thereto and including the Operating Report Information.

(c)                        The Borrower shall provide access and assistance to the Independent Technical Consultant in connection with the review set forth in Clause 20.5(d).

(d)                       On an annual basis and additionally upon the request of the Facility Agent if the Facility Agent reasonably believes that it has good cause to require such review, the Independent Technical Consultant will review the summaries prepared by the Borrower pursuant to Clause 20.5(b) and prepare a report (an “Independent Operating Report”) for the Facility Lenders on such summaries and setting out the following:

(i)                          a summary of operations advised in the two (2) most recent Semi-Annual Operating Reports and in aggregate since the first such Semi-Annual Operating Report:

(A)             a summary of actual performance during that period against planned performance;
(B)               a report on the implementation of the Environmental Management Plan;
(C)               details of any matters which are likely to materially and adversely affect the Project; and

(D)              areas of significant concern (if any) and the action being taken to resolve any significant difficulties;

(ii)                        details of any event of force majeure under any Project Document which has occurred, including details of any mitigation undertaken by the Borrower; and

(iii)                     a summary of the actual operating expenditure incurred to date, the source of funding such costs and a comparison against the existing Operating Budget.

20.6                    Mine Plan

The Borrower shall deliver to the Facility Agent (in an electronic form or in sufficient copies for each of the Facility Lenders), promptly after it is available, a copy of any revision to the Initial Mine Plan.

20.7                    Computer Model

The Borrower shall deliver to the Facility Agent an updated version of the Computer Model (i) not less than fifteen (15) days prior to the commencement of any Financial Year, to reflect the Mine Plan then in effect and the Project Budget and Operating Budget for such Financial Year; and (ii) at any time upon the request of any Facility Lender in connection with any revision to the Mine Plan.  Any updated version of the Computer Model delivered in connection with a revision to the Mine Plan shall reflect the Borrower’s current economic and operational assumptions for the Project.

20.8                    Report Undertakings

The Borrower undertakes in relation to each Construction Report delivered pursuant to Clause 20.4 (Construction Reports), each Operating Report delivered pursuant to Clause 20.5 (Operating Reports) each revision to the Mine Plan delivered pursuant to Clause 20.6 (Mine Plan) and each updated version of the Computer Model delivered pursuant to Clause 20.7 (Computer Model) that, as at the date of delivery thereof:

(a)                        all the factual information set out therein will (or, to the extent that information has been provided by others, to the best of its knowledge) be true, complete and accurate in all material respects and will be compiled in good faith; and

(b)                       all projections, forecasts, estimates and opinions made by it therein will be compiled on a reasonable basis.

20.9       Project Budget

(a)                        The Borrower shall deliver the Project Budget together with confirmation from the Independent Technical Consultant as to the reasonableness of the construction schedule and cost items (including contingency) set out therein, to the Facility Agent prior to Financial Close and thereafter, as soon as reasonably practicable and in any event within sixty (60) days of the end of each Financial Year falling after Financial Close until the Financial Completion Date, an updated (and amended if necessary) Project Budget.

(b)                       The Project Budget and each updated Project Budget shall set out:

(i)                          projected construction schedule milestones agreed to by the Contractor (broken down into line items);

(ii)                       projected costs anticipated to be incurred to achieve the Financial Completion Date; and

(iii)                     the anticipated (A) drawdown requirements of the Borrower in respect of the Facility and (B) issuance of Bonds by the Borrower.

20.10     Operating Budgets

(a)                        The Borrower shall, not less than thirty (30) days prior to the Financial Completion Date, deliver to the Facility Agent an initial operating budget in respect of the Project for the period from the Financial Completion Date to the fifth anniversary of the Financial Completion Date (the “Initial Operating Budget”).

(b)                       Within sixty (60) days after the start of each subsequent Financial Year of the Borrower commencing after the Financial Completion Date, the Borrower shall deliver to the Facility Agent an annual operating budget in respect of the Project for that Financial Year (the “Annual Operating Budget”).

(c)                        Each Operating Budget shall comprise an operating plan and an operating budget in respect of the Project for the relevant period in a form consistent with that of the Initial Operating Budget setting out, on an annual basis, the projections of the Borrower (prepared in good faith) of the Operating Costs to be incurred during the relevant Financial Year together with all technical and operational assumptions relating thereto.

(d)                       If an Annual Operating Budget or the Mine Plan as revised deviates from the Initial Operating Budget or the Initial Mine Plan (as applicable) in a manner that would have a Material Adverse Effect, the Facility Agent shall have the right, within sixty (60) days following receipt by it of such Annual Operating Budget or revised Mine Plan, as the case may be, to (i) request for good faith negotiations with the Borrower with a view to agreeing such Annual Operating Budget or revised Mine Plan and/or (ii) request for the ITC to determine the reasonableness of the content of such Annual Operating Budget or revised Mine Plan, as the case may be.

(e)                        If the Facility Agent and the Borrower are unable to agree such Annual Operating Budget or revised Mine Plan, as the case may be, as described in paragraph (d)(i) above, within ten (10) Business Days from the date of commencement of such negotiations, then the dispute shall be determined by an independent expert of appropriate qualifications and experience appointed by the Facility Agent and the Borrower to act as an expert and any determination by such expert in respect of the disputed Annual Operating Budget or revised Mine Plan, as the case may be, shall, in the absence of manifest error, be conclusive and binding on the parties.

20.11     Notification and Information: Miscellaneous

The Borrower shall promptly upon becoming aware of the same inform and supply details to the Facility Agent (in an electronic form or in sufficient copies for all the Facility Lenders, if the Facility Agent so requests) of the following:

(a)                        any litigation, arbitration or administrative proceedings against the Borrower which are current, threatened or pending, and which, if adversely determined, is likely to have a Material Adverse Effect;

(b)                       any material notices given or received by the Borrower pursuant to the Project Documents;

(c)                        any Insurance claim made by the Borrower where the aggregate sum involved is in excess of US$1,000,000;

(d)                       any material amendment, exercise of discretion or waiver, termination or material suspension or material breach in respect of the Project Documents, to the extent that such has or is likely to have a Material Adverse Effect;

(e)                        any prospective and actual change in the Shareholder ownership of the Borrower and change to the Borrower’s constitutional documents;

(f)                          all notices of default under, non-availability, termination or non renewal of, or imposition of unusual or onerous conditions upon any Consent;

(g)                       any event which could reasonably be expected to result in the revocation, withdrawal, cancellation, termination, suspension, forfeiture or variation of any Consent, except where any such Consent is no longer required for the Project; and

(h)                       such further information regarding the financial condition, business and operations of the Borrower, the Project or (if the Borrower holds any direct or indirect interest in the Joint Venture) the Joint Venture or any Joint Venture Company as any Finance Party (through the Facility Agent) may reasonably request.

20.12     Joint Venture Information

The Borrower shall, upon the reasonable request of the Facility Agent, supply the Facility Agent with information in relation to Clauses 24.16 (Liability in relation to Joint Venture) to 24.26 (Joint Venture Company or JV Holdco Insolvency Event) (inclusive), in a form reasonably satisfactory to the Facility Agent.

20.13        Notification of Default

(a)                        The Borrower shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)                       Promptly upon a request by the Facility Agent, the Borrower shall supply to the Facility Agent a certificate signed by two (2) of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.14        Change of Financial Year

The Borrower shall notify the Facility Agent of any change to its Financial Year.

20.15        Use of Websites

(a)                        The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Facility Lenders (together the “Website Facility Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Borrower and the Facility Agent (the “Designated Website”) if:

(i)                          the Facility Agent expressly agrees (after consultation with each of the Facility Lenders) that it will accept communication of the information by this method;

(ii)                       both the Borrower and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)                    the information is in a format previously agreed between the Borrower and the Facility Agent.

If any Facility Lender (in each case, a “Paper Form Facility Lender”) does not agree to the delivery of information electronically then the Facility Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Facility Lender) in paper form.  In any event the Borrower shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(b)                       The Facility Agent shall supply each Website Facility Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Facility Agent.

(c)                        The Borrower shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)                          the Designated Website cannot be accessed due to technical failure;

(ii)                       the password specifications for the Designated Website change;

(iii)                    any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                   any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                      the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Facility Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Facility Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)                       Any Website Facility Lender may request, through the Facility Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Borrower shall comply with any such request within ten (10) Business Days.

20.16        “Know your customer” checks

(a)                        If:

(i)                          the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)                       any change in its status after the date of this Agreement;

(iii)                    any change in its shareholding; and

(iv)                   a proposed assignment or transfer by a Finance Party of any of its rights and obligations under this Agreement to a party that is not a Finance Party prior to such assignment or transfer, obliges a Finance Party (or, in the case of paragraph (iii) above, any prospective new Finance Party) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Finance Party or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Finance Party) in order for the relevant Finance Party or, in the case of the event described in paragraph (iii) above, any prospective new Finance Party to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Financing Documents.

(b)                       Each Facility Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Financing Documents.

20.17        Financial Completion Date

The Borrower shall notify the Facility Agent of the occurrence of the Financial Completion Date.

20.18        Environmental Issues

The Borrower shall forthwith upon the receipt of any notice alleging that it is not in compliance with any Environmental Law in any material respect or upon becoming aware that there exists any Environmental Claim pending, threatened or current against it which is likely to give rise to any material liability on the part of the Borrower:

(a)                        provide to the Facility Agent details of the nature of such event and the action which the Borrower intends to take in response thereto together with, to the extent that the same can be calculated, an estimate of the cost of such action; and

(b)                       upon the written request of the Facility Agent, submit to the Facility Agent at reasonable intervals a report providing an update of the situation resulting from such event.

21.        POSITIVE COVENANTS

The Borrower shall comply with the following covenants until the Discharge Date unless the Facility Agent acting on the instructions of the Majority Facility Lenders has otherwise consented in writing.

21.1           Construction, Operation and Maintenance

The Borrower shall diligently construct or cause to be constructed the Project in accordance with the Construction Contracts and repair, operate and maintain the assets of the Project and conduct the business of the Project (including but not limited to the sale and marketing activities) and obligations, in each case, in accordance with the Project Documents, Good Industry Practice, the Guidelines, the Environmental

Management Plan requirements (in all material respects), the requirements of the Insurances and the Equator Principles.

21.2           Obligations Under Project Documents

The Borrower shall:

(a)                        comply with, and perform, all of its obligations under each of the Project Documents to the extent that failure to do so would have a Material Adverse Effect; and

(b)                       maintain all land use and access rights and Material Concessions necessary to successfully carry out, complete and operate the Project.

21.3           Application of Proceeds

The Borrower shall apply the proceeds of the Advances only for the purposes permitted under the Financing Documents.

21.4           Accounts and Application of Revenues

(a)                        The Borrower shall open and maintain the Accounts in accordance with the terms of the Financing Documents.

(b)                       The Borrower shall procure that revenues of the Project are paid directly, or promptly upon receipt by the Borrower, to the relevant Account and are applied in accordance with the terms of the Financing Documents.

21.5           Compliance

(a)                        The Borrower shall comply with all Applicable Laws and all Consents to the extent that failure to do so would have a Material Adverse Effect.

(b)                       The Borrower shall from time to time upon reasonable request of the Facility Agent, supply the Facility Agent with such information in a form satisfactory to the Facility Agent as it may require in relation to compliance by the Borrower with Clause 21.1 (Construction, Operation and Maintenance) and Clause 21.5(a).

21.6           Consents

The Borrower shall obtain and do all that is necessary to maintain in full force and effect, all Consents (or procure that the Consents are obtained and so maintained), and make all filings, notifications and notarisations, in any case, which at any time or from time to time are required:

(a)                        for the construction, operation and maintenance of the Project;

(b)                       to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it under each of the Transaction Documents to which it is expressed to be a party; and

(c)                        to ensure the legality, validity, enforceability or admissibility in evidence in each relevant jurisdiction of each of the Transaction Documents to which it is expressed to be a party, except where the failure to do so would not have a Material Adverse Effect, and, from time to time upon any reasonable request of the Facility Agent, supply the Facility Agent with evidence (in form and substance reasonably satisfactory to the Facility Agent) that all such Consents have been so obtained and maintained and all such filings, notifications and notarisations have been so made.

21.7           Ranking of Obligations

The Borrower shall ensure that at all times the claims of the Finance Parties against it under each of the Financing Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, save those whose claims are preferred solely by any fiscal, bankruptcy, insolvency, liquidation or other similar laws of general application.

21.8           Property

The Borrower shall maintain good title to, or valid leasehold or other equivalent interest in its property and assets (including but not limited to the Site, but excluding any sale or other disposal of assets expressly permitted by Clause 22.4 (Disposals)) where failure to do so would have a Material Adverse Effect.

21.9           Taxes

The Borrower shall file, or cause to be filed, all tax returns required to be filed by it and promptly pay all Taxes to which it is assessed liable as they fall due except to the extent it contests (in good faith and by appropriate means) its obligation to pay any such Taxes where the Borrower may lawfully withhold payment of such Taxes pending resolution of such dispute provided that it has made adequate provision for the payment of those Taxes in accordance with GAAP.

21.10        Corporate Existence

The Borrower shall do, or cause to be done, all things necessary to preserve and keep in full force and effect:

(a)                        its corporate existence, power and authority to conduct its business in the manner contemplated in the Transaction Documents (in particular, to develop and operate the Project) and all material rights arising as a consequence thereof; and

(b)                       its existing corporate or business purposes without any material change.

21.11        Subsidiaries

The Borrower shall obtain the consent of the Facility Agent prior to creating any subsidiaries other than JV Holdco or any Joint Venture Company.

21.12        Accounting Systems

(a)                        The Borrower shall install and maintain adequate accounting, management information, cost control and accounting systems for the Project and maintain books of accounts and other records to give a true and fair view of the financial condition of the Borrower and the result of its operations in accordance with GAAP.

(b)                       The Borrower shall employ one of the following internationally recognised firms of independent auditors licensed to practice in Peru:

(i)                          Deloitte & Touche;

(ii)                       KPMG;

(iii)                    PriceWaterhouseCoopers;

(iv)                   Ernst & Young; or

(v)                      such other firm as the Majority Facility Lenders may agree,

to audit annually its Financial Statements and shall authorise such auditors to communicate directly with the Facility Agent in relation to the Borrower’s accounts and operations.

21.13        Insurances

The Borrower shall:

(a)                        effect and maintain or cause to be effected and maintained in full force and effect contracts and policies of Insurance and reinsurance as required under Schedule 8 (Insurances);

(b)                       punctually pay when due any premium and any other amount necessary for effecting and maintaining in force each Insurance;

(c)                        effect all other insurances which may be required from time to time by Applicable Law; and

(d)                       use its reasonable endeavours to procure that the portions of all policies of insurance required to be effected in accordance with the terms of the Contract Mining Agreement Supplemental Agreement shall contain terms and conditions reasonably acceptable to the Facility Agent.

21.14        Access for Inspection

The Borrower shall permit each of the Mandated Lead Arrangers, the Facility Agent, the Independent Technical Consultant and the Insurance Adviser and their authorised representatives reasonable access, upon request and reasonable notice, to inspect the construction, commissioning and operation of the Project and related technical data, data books and records and co-operate with such Persons to enable them to prepare their reports, provided that, so long as there is no Default, the Borrower shall be under no obligation to grant such access more often than once each quarter prior to the Financial Completion Date and once in any calendar year thereafter.

21.15        Revenues from Offshore Entities

The Borrower shall ensure at all times that more than 80% of its revenues in any Financial Year (excluding any revenues associated with the Joint Venture) is generated from offshore entities.

21.16        Concentrate Sale Agreements

The Borrower shall, at all times from and after the Financial Completion Date, ensure that it maintains Concentrate Sale Agreements for greater than 80% of the Concentrate scheduled to be produced in the next twelve (12) Months on a rolling basis.

21.17        JV Account

(a)                        The Borrower may procure that:

(i)                          the proceeds of equity and shareholder loans made available to the Borrower (which are not Shareholder Contributions); and

(ii)                       any dividend, return of capital or other payment or distribution in respect of any share in JV Holdco (including the repurchase, redemption or retirement thereof) or any payment by JV Holdco in respect of any shareholder loan made by the Borrower to JV Holdco or any other payment of whatever nature made by JV Holdco to the Borrower, are paid into any JV Account.

(b)                       Subject to paragraph (a)(i), the Borrower may apply amounts standing to the credit of any JV Account to make payments (including, but not limited to, Restricted Payments) to any person or to subscribe for shares in or make shareholder loans to JV Holdco.

22.        NEGATIVE COVENANTS

22.1           Negative Pledge

The Borrower shall not create, grant, extend or permit to subsist any encumbrance over all or any of its present or future revenues or assets other than a Permitted Security Interest.

22.2           No Liquidation or Merger

The Borrower shall not, without the Facility Agent’s consent, voluntarily enter into liquidation or dissolution, any scheme of arrangement or analogous arrangement in relation to any of its Creditors or any proceeding under the Ley General del Sistema Concursal or any law which may replace it from time to time, or enter into any de-merger, merger, reorganisation, amalgamation or consolidation with any other person, other than the Merger.

22.3           Loans and Guarantees

The Borrower shall not make any loans, grant any credit, enter into any investment or give any guarantee or indemnity (except as required by the Financing Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person other than those:

(a)                        contemplated by the Project Documents;

(b)                       in an aggregate amount from time to time of not more than US$1,000,000 (or its equivalent from time to time in other currencies);

(c)                        by way of trade credit in the ordinary course of the Borrower’s business; or

(d)                       comprising subscriptions for shares in and/or shareholder loans to JV Holdco funded solely from amounts standing to the credit of the Borrower in any JV Account.

22.4           Disposals

The Borrower shall not sell, lease or hire out, transfer, discount, factor, assign or otherwise dispose of, lend or cease to exercise control over, by one or more transactions or series of transactions (whether related or not), the whole or any substantial part of its revenues or assets other than:

(a)                        sales or other disposals in the ordinary course of business;

(b)                       sales or other disposals of any worn out or obsolete assets which have been replaced by assets of the same or greater value;

(c)                        sales or other disposals of any or all of the Other Concessions to (i) JV Holdco or any Joint Venture Company or (ii) to any person (other than JV Holdco and any Joint Venture Company) on arms’ length terms;

(d)                       sales or other disposals of Concentrates or Mineralised Oxide;

(e)                        any sale or other disposal of any JV Asset; or

(f)                          any such sale or other disposals not in excess of US$1,000,000 in aggregate in any calendar year or otherwise which would not be expected to have a Material Adverse Effect.

22.5           No Joint Venture or Interests of Other Persons

The Borrower shall not enter into any joint venture, partnership, profit sharing, royalty or analogous arrangement in relation to the Project or otherwise whereby any income or profits are, or might be, shared with any other person and shall not form or acquire any interest (whether by shareholding, partnership or otherwise) in any other person (other than JV Holdco or any Joint Venture Company) except as may be required by Applicable Law provided that, for greater certainty, nothing in this clause shall be taken to (i) restrict the Borrower from carrying out or entering into any agreement in connection with any Exploration Activities in relation to any or all of the Other Concessions prior to the transfer of any or all of the Other Concessions to JV Holdco; (ii) restrict the Borrower from acquiring or holding the JV Assets or from exercising its rights as a shareholder of JV Holdco; or (iii) restrict JV Holdco from entering into the Joint Venture Agreement or from acquiring or holding any interest in any Joint Venture Company.

22.6           Share Capital

(a)                        The Borrower shall not without the prior written consent of the Facility Agent:

(i)                          repurchase, cancel, redeem or otherwise reduce any of its share capital (other than by application of any Restricted Payments permitted hereunder);

(ii)                       issue any new shares if such issuance would result in any dilution of the interest of the Shareholder in the Borrower;

(iii)                    alter the nature of, nor any rights attaching to, any of its shares; or

(iv)                   without prejudice to the Shareholder’s right to transfer Shares in compliance with the Sponsor Support Agreement, take any action which would result in any reduction in the interest of the Shareholder in the Borrower below the Initial Ownership Interest, other than, in each case, as may be necessary to effect the Merger.

(b)                       The Borrower shall not make, agree to, or permit any amendment to, variation or waiver of any of the terms of the Sponsor Support Agreement.

22.7           Amendment of Constitutional Documents

The Borrower shall not agree to or permit any amendment to, variation or waiver in a material manner of any of the terms or conditions, or scope, of its constitutional documents (or propose any resolution for any such amendment, variation or waiver) save as may be required by Applicable Law or to effect the Merger.

22.8           Contracts

The Borrower shall not enter into contracts or agreements that impose material obligations on the Borrower other than those:

(a)                        contemplated by or permitted under the Transaction Documents (including but not limited to documentation relating to the Bonds and contracts or agreements required to effect development expenditures permitted by the Transaction Documents);

(b)                       entered into in the ordinary course of business of the Borrower, on arm’s length commercial terms and which would not reasonably be expected to have a Material Adverse Effect;

(c)                        entered into for the disposal of the output of the Project unless such contracts or agreements (i) would reasonably be expected to have a Material Adverse Effect and/or (ii) have not been entered into by the Borrower in order to comply with its obligations under the Financing Documents and/or (iii) would be contrary to the then current market practice applicable to sales or purchase contracts of similar duration;

(d)                       entered into (i) to dispose of the JV Assets or any or all of the Other Concessions and/or (ii) in connection with any Exploration Activities in relation to any or all of the Other Concessions prior to the transfer of any or all of the Other Concessions to JV Holdco or any Joint Venture Company, in each case, unless the Borrower would incur any material liability under such contracts or agreements or the entrance into such contracts or agreements would reasonably be expected to have a Material Adverse Effect; or

(e)                        approved by the Facility Agent.

22.9           Change in Counterparties

The Borrower shall not agree to or permit any assignment, novation or transfer of any of the rights and/or obligations of any Person under any Project Document to which it is a party other than pursuant to the Security Documents.

22.10        Further Financial Indebtedness

The Borrower shall not create, permit to subsist or have outstanding any Financial Indebtedness except Permitted Indebtedness.

22.11        Change of Business

The Borrower shall not carry on any business or activity other than as contemplated by the Project or any Financing Document provided that, for greater certainty, nothing in this clause shall be taken to (i) restrict the Borrower from carrying out or entering into any agreement in connection with any Exploration Activities in relation to any or all of the Other Concessions prior to the transfer of any or all of the Other Concessions to JV Holdco or any Joint Venture Company; (ii) restrict the Borrower from acquiring or holding the JV Assets or from exercising its rights as a shareholder of JV Holdco; or (iii) restrict JV Holdco from entering into the Joint Venture Agreement or from acquiring or holding any interest in any Joint Venture Company

22.12        Shareholder or Affiliate Transaction

Other than in respect of the funding of JV Holdco from any JV Account, the Borrower shall not enter into any transaction with the Shareholder or any of its Affiliates on terms less favourable to the Borrower than if such transaction had been entered on an arms’ length basis with an unrelated party.

22.13        Immunity

The Borrower shall not in any proceedings in Peru or in any other jurisdiction in relation to any Financing Document, claim or seek in any way to claim, for itself or any of its assets, immunity from execution, attachment or other similar legal process.

22.14        Project Documents

The Borrower shall not, except with the prior written consent of the Facility Agent, waive a right under or amend, terminate or assign or exercise any rights under any Project Documents in a manner which would reasonably be expected to have a Material Adverse Effect.

22.15        Construction Contracts

The Borrower shall not, except (a) where the Borrower is contractually obliged to do so or (b) with the prior written consent of the Facility Agent, give instructions for or agree any variation or amendment to any part of the Construction Contracts unless such implementation would not or would not be likely to (i) adversely affect the overall facility production capacity, the standards of safety of operation or reliability of the Project or (ii) have a Material Adverse Effect.

22.16        Transfers to Distributions Account

The Borrower shall not make any transfer of funds into the Distributions Account unless the following conditions are met:

(a)                        no Default has occurred and is continuing;

(b)                       the Financial Completion Date has occurred;

(c)                        after giving effect to such transfer, the credit balance on the Debt Service Reserve Account shall not be less than the DSRA Required Balance; and

(d)                       the DSCR calculated as of the end of the most recent Calculation Period as set out in each Compliance Certificate in accordance with Clause 20.2 (Compliance Certificate) exceeds 1.25:1, provided that, if the DSCR calculated as of the end of the most recent Calculation Period is less than 1.35:1, the Borrower shall prepay the Facility in the amount set out in Clause 8.5 (Mandatory Prepayment on Restricted Payments).

22.17        Deposits

The Borrower shall not make or agree to make any deposits with, any person or maintain any bank account other than:

(a)                        the Accounts and any JV Account;

(b)                       in connection with any working capital facility provided by way of overdraft; or

(c)                        otherwise pursuant to the Financing Documents.

22.18        Investments

The Borrower shall not, without the prior written consent of the Facility Agent, acquire or subscribe for any share or other capital of any corporate body or other investments apart from (i) Authorised Investments; (ii) those made in connection with the Merger; or (iii) subscriptions for shares in the capital of, or shareholder loans to, JV Holdco made with funds standing to the credit of the Borrower from time to time in any JV Account.

22.19        Speculative Hedging

The Borrower shall not enter into any Hedging Agreements that are (a) of a speculative nature or (b) not with reputable counterparties.

22.20        Environmental Management Plan

The Borrower shall notify the Facility Agent of any amendment to the Environmental Management Plan.

23.        SECURITY INTERESTS

23.1           Further Assurance

(a)                        The Borrower shall, at all times on or before the Discharge Date, at its own cost, do any act, make any filing or registration or sign, seal, execute and/or deliver such mortgages, charges, transfers, assignments, securities, deeds, instruments or other documents as in each case the Facility Agent shall stipulate (acting reasonably) in such form as the Facility Agent may require to:

(i)                          perfect and protect the security intended to be conferred on the Offshore Security Trustee or the Onshore Security Agent, as the case may be, by the Security Documents (for avoidance of doubt, excluding any Permitted Security Interest of the Borrower) with the first priority ranking thereof;

(ii)                       (save as otherwise provided herein or therein) maintain the Security Interests thereby intended to be created or the first priority ranking thereof;

(iii)                    create, perfect or protect any Security Interest which it may, or may be required to, create in connection with any of the Financing Documents;

(iv)                   ensure that each of the Security Interests constituted by or pursuant to the Security Documents secures all of the Liabilities; and/or

(v)                      if a successor Account Bank is nominated pursuant to the Accounts Management Agreement, create and perfect a first fixed security interest in favour of the Offshore Security Trustee or the Onshore Security Agent, as the case may be, over all of the Borrower’s right, title and interest in, and rights and claims in relation to, any monies at any time standing to the credit of any account in the name of the Borrower opened on the books of that successor Account Bank (other than any JV Account if held at that Account Bank).

23.2           Creation of New Security

The Borrower shall update its fixed asset register promptly on the acquisition of any material asset or group of assets and otherwise shall update its fixed asset register no less frequently than once a year.  If at any time any assets or group of assets (apart from the assets subject to any Permitted Security Interest of the Borrower or any JV Assets) registered in the Borrower’s fixed asset register is not subject to first priority ranking security interest in favour of the Offshore Security Trustee or the Onshore Security Agent, as the case may be, the Borrower shall at its own cost create such first priority ranking security interest over such assets in a manner satisfactory to the Facility Agent, provided that the Borrower shall not be required to create Security Interests pursuant to this Clause more often than once a year unless the value of any such single asset exceeds US$1,000,000 in which case the Borrower shall create a first ranking priority security interest over such asset within ninety (90) days following its acquisition.

24.        EVENTS OF DEFAULT

24.1           Failure to Pay Scheduled Amounts

The Borrower fails to fulfil any scheduled payment obligation due from it under any of the Financing Documents unless:

(a)        such failure is due solely to technical or administrative delays in the transmission of funds outside the control of the Borrower; and

(b)        the relevant amount is paid in full within five (5) Business Days of its due date.

24.2           Failure to Pay Unscheduled Amounts

The Borrower fails to fulfil any unscheduled payment obligation due from it under any of the Financing Documents unless:

(a)        such failure is due solely to technical or administrative delays in the transmission of funds outside the control of the Borrower; and

(b)        the relevant amount is paid in full within thirty (30) days of its due date.

24.3           Misrepresentation

Any representation or warranty made or deemed to be repeated by each Obligor in any Financing Documents or any certificate issued pursuant thereto or in connection therewith is incorrect in a material respect when made or repeated unless the circumstances or events giving rise to such incorrectness are capable of remedy and are remedied within sixty (60) days of the Borrower receiving written notice from the Facility Agent to do so.

24.4           Breach of Financing Documents

The Borrower fails to perform or comply in a material respect with its obligations under the Financing Documents to which it is a party (apart from as referred to in Clauses 24.1 and 24.2) unless such failure is capable of remedy and is remedied within sixty (60) days of the Borrower receiving written notice from the Facility Agent of such failure.

24.5           Breach of Sponsor Support Agreement

The Guarantor or the Shareholder fails to perform or comply with any obligation assumed by it in the Sponsor Support Agreement within ten (10) days in case of a payment obligation, or within sixty (60) days in the case of a non-payment obligation, of the Guarantor or the Shareholder, as the case may be, receiving written notice from the Facility Agent of such failure.

24.6           Termination of Financing Documents

At any time any of the Financing Documents (other than any Direct Agreement that has been replaced within a period of sixty (60) days from its termination or becoming invalid or illegal or otherwise ceasing to be in full force and effect, on substantially similar terms) or any of their material provisions:

(a)        is terminated (other than termination in accordance with the terms thereof following discharge of all obligations or liabilities thereunder which, for avoidance of doubt, does not include termination as a result of any default under any such agreements); or

(b)        becomes invalid or illegal or otherwise cease to be in full force and effect.

24.7           Termination of Project Documents

At any time any of the Project Documents or any of their material provisions:

(a)        is terminated (other than termination in accordance with the terms therein following discharge of all obligations or liabilities thereunder, which, for the avoidance of doubt, does not include termination as a result of any default under any such agreements); and

(b)        become invalid or illegal or otherwise cease to be in full force and effect,

(each, a “Termination Event”) provided that an Event of Default shall only occur pursuant to this Clause 24.7 if the Termination Event does, or would reasonably be expected to, result in a Material Adverse Effect (taking into account when making such determination of a Material Adverse Effect (i) the damages that it is reasonable for the Borrower to determine will be received within a reasonable period of time following such Termination Event including, without limitation, the financial and credit status of the counterparty and whether such damages are in dispute under the relevant Project Document and (ii) the terms of any replacement Project Document, provided that such replacement Project Document is entered into within ninety (90) days of the Termination Event on terms and conditions acceptable to the Facility Agent).

24.8           Cross Default

(a)        Any Financial Indebtedness of the Borrower (other than financial indebtedness under the Financing Documents or financial indebtedness which has been subordinated to the obligations of the Borrower under the Financing Documents), in an amount in excess of US$5,000,000 (or its equivalent in other currencies) in aggregate is not paid when due (after giving effect to any applicable grace period) or is accelerated.

(b)        At any time prior to the Financial Completion Date, any Financial Indebtedness of the Guarantor in an amount in excess of US$50,000,000 (or its equivalent in the other currencies) is accelerated or placed on demand.

24.9           Security Interests

Except as otherwise provided in Clause 24.6 (Termination of Financing Documents), any Security Interest constituted by any Security Document at any time:

(a)        ceases to be valid or enforceable; or

(b)        does not or ceases to confer in a material respect the Security it purports to create; or

(c)        ceases to be a valid and perfected first ranking priority Security Interest, which is not subject to any prior or pari passu Security Interests, save for any Permitted Security Interests,

in each case other than as a result of a matter or circumstance indicated in any legal opinions delivered by the Borrower to the Facility Agent pursuant to Clause 4.1 (Conditions Precedent to Financial Close) or, if later, at the time of entering into such Security Documents, provided that no Event of Default shall occur pursuant to this Clause 24.9 if such event arises in relation to security over any asset by reason of any event or circumstance which cannot be attributed to fault on the part of the Borrower and which is remedied to the satisfaction of the Facility Agent (acting on the instructions of the Majority Facility Lenders) within sixty (60) days of the Borrower becoming aware, or receiving notice from the Facility Agent, of that event or circumstance.

24.10        Insolvency Event

Any Insolvency Event (other than solvent reorganisations that have the approval of the Facility Agent acting on the instruction of the Majority Facility Lenders) occurs in relation to the Borrower or the Shareholder (or, prior to the Financial Completion Date, the Guarantor), provided that no Event of Default shall occur pursuant to this Clause 24.10 where the obligations of the Guarantor under the Sponsor Support Agreement are, prior to the expiry of the relevant cure period, unconditionally assumed by any other person(s) to the reasonable satisfaction of the Facility Agent (acting on the instruction of the Facility Lenders).

24.11        Long-stop Date

The Financial Completion Date has not occurred by the date falling four (4) years after the date of this Agreement.

24.12        Abandonment

Abandonment of all or substantially all of the Project.

24.13        Political Force Majeure

An Event of Political Force Majeure occurs and is not remedied within one hundred and eighty (180) days of receiving notice from the Facility Agent.

24.14        Revocation of Consents

Any Consent is revoked or not renewed and such revocation or non-renewal has or could reasonably be expected to have a Material Adverse Effect.

24.15        Security Registration

All registrations and filings required in accordance with Applicable Law in connection with the enforceability of and/or the creation and/or perfection of first-ranking priority Security under each Security Document have not been effected within 120 days after the date of such Security Document.

24.16        Liability in relation to Joint Venture

The Borrower incurs any liability of whatever nature (other than in respect of any Subordinated Loan) as a result of the existence or activities of JV Holdco or any Joint Venture Company or otherwise in connection with the Joint Venture (including as a result of the introduction of or any change in (or in the judicial interpretation, administration or application of) any JV Applicable Law made after the date of this Agreement), unless:

(a)        the Borrower provides an indemnity in favour of the Finance Parties from an Acceptable GFL Entity in respect of any such liability within ten (10) Business Days of the date on which such liability arises; or

(b)        the Shareholder and/or the Borrower take such steps as may be necessary to eliminate any such liability of the Borrower within ten (10) Business Days of the date on which such liability arises, in each case on such basis as may be acceptable to the Facility Lenders (acting reasonably).

24.17        Operation of Joint Venture

Any Joint Venture Company fails, in any material respect, to conduct its business in accordance with good industry practice and the Equator Principles and the requirements of its insurances (if any), unless such failure is capable of remedy and is remedied within five (5) Business Days of its occurrence

24.18        Compliance by Joint Venture Companies

JV Holdco or any Joint Venture Company fails to comply with any JV Applicable Law or JV Consent in any material respect unless such failure is capable of remedy and is remedied within five (5) Business Days of its occurrence.

24.19        Joint Venture Consents

Either JV Holdco or any Joint Venture Company fails to obtain and do all that is necessary to maintain in full force and effect, all material JV Consents (or procure that the material JV Consents are obtained and so maintained) and make all filings, notifications and notarisations which at any time or from time to time are required for the operation of the Joint Venture, unless such failure is capable of remedy and is remedied within five (5) Business Days of its occurrence.

24.20        Joint Venture Taxes

Either JV Holdco or any Joint Venture Company fails to file, or cause to be filed, all tax returns required to be filed by it and promptly pay all Taxes to which it is assessed liable as they fall due except to the extent it contests (in good faith and by appropriate means) its obligation to pay any such Taxes where JV Holdco or any such Joint Venture Company (as the case may be) may lawfully withhold payment of such Taxes pending resolution of such dispute unless such failure is capable of remedy and is remedied within five (5) Business Days of its occurrence.

24.21        Joint Venture Change of Business

(a)        JV Holdco trades, carries on any business, owns any assets or incurs any liabilities other than:

(i)         the ownership of shares in the capital of or the provision of shareholder loans to any Joint Venture Company and the exercise of its rights as shareholder and lender in connection therewith or the funding of any Joint Venture Company by way of cash or cash-equivalent investments or any right to any royalty, net smelter return or similar right or interest in respect of the Joint Venture Company; or

(ii)        any liabilities and other obligations incurred by JV Holdco under the Joint Venture Agreement or in connection with any sale of its shares or other interests in any Joint Venture Company.

(b)        Any Joint Venture Company trades, carries on any business, owns any assets or incurs any liabilities other than in connection with the Joint Venture.

24.22        Joint Venture Management

(a)        The Borrower provides, or enters into any agreement to provide, any management or administrative services to JV Holdco or any Joint Venture Company.

(b)        JV Holdco provides or enters into any agreement to provide any management or administrative services to any Joint Venture Company.

(c)        The Borrower’s management personnel performs any management or administrative services for JV Holdco or any Joint Venture Company.

(d)        JV Holdco’s management personnel performs any management or administrative services for any Joint Venture Company.

24.23        Joint Venture Guarantees

(a)        JV Holdco gives any guarantee or indemnity or provides any other form of credit enhancement to or for the benefit of any person or otherwise voluntarily assumes any liability, whether actual or contingent, in respect of any obligation of any person.

(b)        Any guarantor or provider of an indemnity or other form of credit enhancement in respect of any liability or obligation of JV Holdco in connection with the Joint Venture fails to waive any right of subrogation it may have against JV Holdco (if any).

24.24        Joint Venture Shareholdings

(a)        The Borrower ceases to hold 100% of the voting shares in JV Holdco unless the Borrower has disposed of all of its shares in JV Holdco in accordance with Clause 22.4(e).

(b)        JV Holdco ceases to hold or exercise control over at least 50% of the voting shares in any Joint Venture Company unless:

(i)         JV Holdco has disposed of all of its shares in any such Joint Venture Company; or

(ii)        such circumstance is remedied within thirty (30) days of its occurrence.

24.25        Scope of Joint Venture Company Activities

Any Joint Venture Company undertakes any activity or business other than Mineral Exploration.

24.26        Joint Venture Company or JV Holdco Insolvency Event

Any Insolvency Event occurs in relation to JV Holdco or any Joint Venture Company (other than a solvent reorganisation or winding-up which does not result in the Borrower or, as the case may be, JV Holdco incurring or assuming any liability or other obligation, whether actual or contingent).

24.27        Disposal of Joint Venture

No Event of Default shall occur pursuant to Clauses 24.16 (Liability in relation to Joint Venture) to 24.26 (Joint Venture Company or JV Holdco Insolvency Event) above if the Borrower has disposed of all its shares and interest in JV Holdco or JV Holdco has disposed of all its shares and interest in any Joint Venture Company such that the Borrower no longer has any indirect interest of any nature in any Joint Venture Company and the Joint Venture, provided that, for greater certainty and upon any such disposal, nothing in this Agreement shall be taken to prevent the Borrower or JV Holdco from benefiting from any royalty, net smelter return or similar right or interest.

25.        REMEDIES FOLLOWING DEFAULT

25.1           Remedies Following Default

At any time and from time to time after the occurrence of an Event of Default and while the same is continuing, without prejudice to any of its other rights under any Financing Document or otherwise, the Facility Agent may, and shall, if so instructed by the Majority Facility Lenders:

(a)        issue a notice to the Borrower declaring the Available Commitments to be cancelled, whereupon they shall be so cancelled, the Available Commitments of each Facility Lender shall be reduced to zero and no further drawings shall be requested or made under the Facility; and/or

(b)        issue a notice to the Borrower declaring all or any part of the Facility, accrued interest thereon, any fees and any other amounts payable under the Financing Documents to be immediately due and payable (or due and payable on demand or on such dates as the Facility Agent may specify) whereupon they shall become so due and payable; and/or

(c)        issue a notice to the Borrower declaring that all or any of the security constituted by the Security Documents has become enforceable and that any of the rights of the Finance Parties under the Security Documents may be exercised and issue notices to the Offshore Security Trustee or the Onshore Security Agent, as applicable, instructing them to enforce all or part of the security constituted by the Security Documents and to the Account Banks instructing them to block the Accounts and to apply all monies on deposit in any Account to the satisfaction of amounts outstanding under the Financing Documents; and/or

(d)        cure any default under any of the Project Documents by exercising rights under any Direct Agreement; and/or

(e)        set–off and apply all monies on deposit in any Account to the satisfaction of the amounts outstanding under the Financing Documents; and/or

(f)         exercise any rights available to it under the Accounts Management Agreement and/or the Master Security and Intercreditor Deed,

provided that at any time following the exercise of rights under this Clause 25 by any Agent, any question as to the manner in which a Security Interest is enforced shall be determined by the Majority Facility Lenders.

25.2           No Independent Action

None of the Finance Parties nor any person acting for or appointed by any of them may, except with the prior consent of the Majority Facility Lenders as otherwise provided in this Agreement:

(a)        enforce any Security Interest created or evidenced by any Security Document or require any Agent to enforce any such Security Interest; or

(b)        sue for, or institute any creditor’s process (including a freezing order, garnishment, execution or levy, whether before or after judgment) against the Borrower in respect of any obligation (whether or not for the payment of money) owing to it under or in respect of any Financing Document; or

(c)        take any step (including petition, application, notice of meeting or proposal to creditors) for the winding-up or administration of, or any insolvency proceeding, voluntary arrangement or scheme of arrangement in relation to the Borrower; or

(d)        apply for any order for an injunction or specific performance in respect of the Borrower in relation to any of the Financing Documents.

SECTION 9
CHANGES TO PARTIES

26.                       CHANGES TO THE FACILITY LENDERS

26.1                 Assignments and transfers by the Facility Lenders

Subject to this Clause 26, a Facility Lender (the “Existing Facility Lender”) may:

(a)                        assign any of its rights; or

(b)                       transfer by novation any of its rights and obligations,

under any Financing Document to any of the following (the “New Facility Lender”):

(i)                             another bank or financial institution; or

(ii)                        a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets; or

(iii)                     the Shareholder purchasing the Facility following issuance of an enforcement notice under Clause 25.1 (Remedies Following Default) upon which each Facility Lender will transfer to the Shareholder its rights and obligations in relation to the Facility for full payment by the Shareholder of all outstanding amounts due and payable under the Facility (the “Buy-out Option”) in accordance with Clause 5 of the Sponsor Support Agreement.

26.2                 Conditions of assignment or transfer

(a)                        An Existing Facility Lender shall obtain the consent of the Borrower prior to making an assignment or transfer in accordance with Clause 26.1 (Assignments and transfers by the Facility Lenders) unless the assignment or transfer is:

(i)                             to another Facility Lender or an Affiliate of a Facility Lender;

(ii)                          to the Shareholder exercising its Buy-out Option; or

(iii)                       made at a time when an Event of Default is continuing.

Such consent of the Borrower to an assignment or transfer shall not be unreasonably withheld or delayed and shall be deemed to be given, if the Borrower raises no objections, within ten (10) Business Days of the Borrower receiving written notice of such assignment or transfer from the Facility Agent.

(b)                       An assignment or transfer will only be effective:

(i)                             on receipt by the Facility Agent of written confirmation from the New Facility Lender (in form and substance satisfactory to the Facility Agent) that the New Facility Lender will assume the same obligations to the other

Finance Parties as it would have been under if it was an Original Facility Lender and in the case of the Shareholder exercising its Buy-out Option, in addition to the foregoing, receipt of the Facility Agent of written notice from the Shareholder agreeing to pay all amounts outstanding under the Facility in consideration for the transfer by each Facility Lender to the Shareholder of all its rights and obligations in relation to the Facility;

(ii)                          except in the case of the Shareholder exercising its Buy-out Option, on the New Facility Lender entering into the documentation required for it to accede as a party to the Master Security and Intercreditor Deed;

(iii)                       except in the case of the Shareholder exercising its Buy-out Option, on the performance by the Facility Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Facility Lender, the completion of which the Facility Agent shall promptly notify to the Existing Facility Lender and the New Facility Lender; and

(iv)                      only if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with.

(c)                        If:

(i)                             a Facility Lender assigns or transfers any of its rights or obligations under the Financing Documents or changes its Facility Office; and

(ii)                          as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Facility Lender or Facility Lender acting through its new Facility Office under Clause 13 (Tax Gross Up and Tax Indemnity) or Clause 14 (Increased Costs),

then the New Facility Lender or Facility Lender acting through its new Facility Office is only entitled to receive payment under those provisions to the same extent as the Existing Facility Lender or Facility Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

26.3                 Assignment or transfer fee

Except in the case of the Shareholder exercising its Buy-out Option and unless the Facility Agent otherwise agrees and excluding an assignment or transfer to an Affiliate of a Facility Lender or made in connection with primary syndication of the Facility, the New Facility Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Facility Agent (for its own account) a fee of US$2,000.

26.4                 Limitation of responsibility of Existing Facility Lenders

(a)                        Unless expressly agreed to the contrary, an Existing Facility Lender makes no representation or warranty and assumes no responsibility to a New Facility Lender for:

(i)                             the legality, validity, effectiveness, adequacy or enforceability of the Transaction Documents, the Security or any other documents;

(ii)                          the financial condition of the Borrower;

(iii)                       the performance and observance by the Borrower of its obligations under the Transaction Documents or any other documents; or

(iv)                      the accuracy of any statements (whether written or oral) made in or in connection with any Transaction Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                       Each New Facility Lender confirms to the Existing Facility Lender and the other Finance Parties, where applicable, that it:

(i)                             has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Facility Lender or any other Finance Party in connection with any Transaction Document or the Security; and

(ii)                          will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Financing Documents or any Commitment is in force.

(c)                        Nothing in any Financing Document obliges an Existing Facility Lender to:

(i)                             accept a re-transfer from a New Facility Lender of any of the rights and obligations assigned or transferred under this Clause 26.4; or

(ii)                          support any losses directly or indirectly incurred by the New Facility Lender by reason of the non-performance by the Borrower of its obligations under the Transaction Documents or otherwise.

26.5                 Procedure for transfer

(a)                        Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer), a transfer is effected in accordance with Clause 26.5(c) when the Facility Agent executes an otherwise (i) duly completed Transfer Certificate and (ii) duly executed New Facility Lender Accession Deed delivered to it by the Existing Facility Lender and the New Facility Lender.  The Facility Agent shall, subject to Clause 26.5(b), as soon as reasonably practicable following receipt by it of such documents in satisfactory form execute each of them.

(b)                       Except in the case of the Shareholder exercising its Buy-out Option, the Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Facility Lender and the New Facility Lender once it is satisfied it has complied with all necessary “know your customer” or similar other checks under all applicable laws and regulations in relation to the transfer to such New Facility Lender.

(c)                        On the Transfer Date:

(i)                             to the extent that in the Transfer Certificate the Existing Facility Lender seeks to transfer by novation its rights and obligations under the Financing Documents, the Borrower and the Existing Facility Lender shall be released from further obligations towards one another under the Financing Documents and their respective rights against one another under the Financing Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                          the Borrower and the New Facility Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Facility Lender have assumed and/or acquired the same in place of the Borrower and the Existing Facility Lender;

(iii)                       the Agents, the Mandated Lead Arrangers, the New Facility Lender and the other Facility Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Facility Lender been an Original Facility Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agents, the Mandated Lead Arrangers, the other Facility Lenders and the Existing Facility Lender shall each be released from further obligations to each other under the Financing Documents; and

(iv)                      the New Facility Lender shall become a Party as a “Facility Lender”.

26.6                 Transfer certificate and further documents

(a)                        The Facility Agent shall as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

(b)                       Each Party agrees at the request of the Facility Agent to execute and deliver such additional documents and take such further steps as may be reasonably necessary or desirable in the opinion of the Facility Agent to perfect any assignment or transfer effected in accordance with this Clause 26.

26.7                 Disclosure of information

(a)                        Any Facility Lender may disclose to any of its Affiliates and any other person:

(i)                             to (or through) whom that Facility Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under the Financing Documents; or

(ii)                          with (or through) whom that Facility Lender enters into (or may potentially enter into) any sub—participation in relation to, or any other transaction under which payments are to be made by reference to, the Financing Documents or the Borrower; or

(iii)                       to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; and

(b)                       any Finance Party may disclose to:

(i)                             a rating agency; or

(ii)                          its professional advisers; or

(iii)                       (with the consent of the Borrower) any other person,

any information regarding the Borrower and the Financing Documents as that Facility Lender or other Finance Party shall consider appropriate if, in relation to paragraphs (a)(i) and (ii) and (b)(iii) above, the person to whom the information is to be given has entered into a confidentiality undertaking on terms reasonably acceptable to the Borrower.

26.8                 Changes to the Obligors

(a)                        The Borrower may not assign or transfer any of its rights or obligations under the Financing Documents.

(b)                       An Obligor other than the Borrower may only assign or transfer its rights and obligations under the Financing Documents in accordance with the Sponsor Support Agreement.

SECTION 10
ADMINISTRATION

27.                       ROLE OF THE FACILITY AGENT

27.1                 Appointment of the Facility Agent

(a)                        Each of the Facility Lenders appoints the Facility Agent to act as its agent under and in connection with the Financing Documents.

(b)                       Each of the Facility Lenders authorises the Facility Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility Agent under or in connection with the Financing Documents together with any other incidental rights, powers, authorities and discretions.

27.2                 Duties of the Facility Agent

(a)                        The Facility Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Facility Agent for that Party by any other Party.

(b)                       Except where a Financing Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                        If the Facility Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)                       If the Facility Agent is aware of the non—payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agents or the Mandated Lead Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(e)                        The Facility Agent’s duties under the Financing Documents are solely mechanical and administrative in nature.

27.3                 Role of the Mandated Lead Arrangers

Except as specifically provided in the Financing Documents, each Mandated Lead Arranger has no obligations of any kind to any other Party under or in connection with any Financing Document.

27.4                 No fiduciary duties

(a)                        Nothing in this Agreement constitutes the Facility Agent and/or the Mandated Lead Arrangers, as a trustee or fiduciary of any other person.

(b)                       None of the Agents, and/or the Mandated Lead Arrangers shall be bound to account to any Facility Lender for any sum or the profit element of any sum received by it for its own account.

27.5                 Business with the Borrower and the Shareholder

The Agents and/or the Mandated Lead Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower, the Shareholder and the Guarantor.

27.6                 Rights and discretions

(a)                        The Facility Agent may rely on:

(i)                             any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                          any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                       The Facility Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Facility Lenders) that:

(i)                             no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Failure to Pay Scheduled Amounts) and Clause 24.2 (Failure to Pay Unscheduled Amounts); and

(ii)                          any right, power, authority or discretion vested in any Party or the Majority Facility Lenders has not been exercised.

(c)                        The Facility Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                       The Facility Agent may act in relation to the Financing Documents through its personnel and agents.

(e)                        The Facility Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                          Notwithstanding any other provision of any Financing Document to the contrary, the Facility Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.7                 Majority Facility Lenders’ instructions

(a)                        Unless a contrary indication appears in a Financing Document, the Facility Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Facility Lenders (or, if so instructed by the Majority Facility Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Facility Lenders.

(b)                       Unless a contrary indication appears in a Financing Document, any instructions given by the Majority Facility Lenders will be binding on all the Finance Parties.

(c)                        The Facility Agent may refrain from acting in accordance with the instructions of the Majority Facility Lenders (or, if appropriate, the Facility Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                       In the absence of instructions from the Majority Facility Lenders, (or, if appropriate, the Facility Lenders) the Facility Agent may act (or refrain from taking action) as it considers to be in the best interest of the Facility Lenders as a whole.

(e)                        The Facility Agent is not authorised to act on behalf of a Facility Lender (without first obtaining that Facility Lender’s consent) in any legal or arbitration proceedings relating to any Financing Document.  It is hereby understood that the instructions from the Majority Facility Lenders authorise the Facility Agent to act on behalf of all Facility Lenders. This Clause 27.7(e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security or Security Documents.

27.8                 Responsibility for documentation

Neither the Facility Agent nor any of the Mandated Lead Arrangers:

(a)                        is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by it, an Obligor or any other person given in or in connection with any Financing Document or the Relevant Reports or the transactions contemplated in the Financing Documents; or

(b)                       is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Financing Document or the Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Financing Document or the Security.

27.9                 Exclusion of liability

(a)                        Without limiting Clause 27.9(b), the Facility Agent will not be liable for any action taken by it under or in connection with any Financing Document or the Security, unless directly caused by its gross negligence or wilful misconduct.

(b)                       No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Financing Document or any Transaction Document and any officer, employee or agent of the Facility Agent may rely on this Clause 27.9 subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

(c)                        The Facility Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Financing Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)                       Nothing in this Agreement shall oblige the Facility Agent or the Mandated Lead Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Facility Lender and each Facility Lender confirms to the Facility Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Facility Agent or the Mandated Lead Arrangers.

27.10           Facility Lenders’ indemnity to the Facility Agent

Each Facility Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Facility Agent, within three (3) Business Days’ of demand, against any cost, loss or liability incurred by the Facility Agent (otherwise than by reason of the Facility Agent’s gross negligence or wilful misconduct) in acting as Agent under the Financing Documents (unless the Facility Agent has been reimbursed by the Borrower pursuant to a Financing Document).

27.11           Resignation of the Facility Agent

(a)                        The Facility Agent may resign by giving thirty (30) days’ prior written notice to the Facility Lenders and the Borrower, in which case the Majority Facility Lenders (after consultation with the Borrower) may appoint a successor Facility Agent.

(b)                       If the Majority Facility Lenders have not appointed a successor Facility Agent in accordance with Clause 27.11(a) within thirty (30) days after notice of resignation was given, the Facility Agent (after consultation with the Borrower) may appoint a successor Facility Agent.

(c)                        The retiring Facility Agent shall, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as Facility Agent under the Financing Documents.

(d)                       The Facility Agent’s resignation notice shall only take effect upon the appointment of a successor.

(e)                        Upon the appointment of a successor, the retiring Facility Agent shall be discharged from any further obligation in respect of the Financing Documents but shall remain entitled to the benefit of this Clause 27.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(f)                          After consultation with the Borrower, the Majority Facility Lenders may, by notice to the Facility Agent, require it to resign in accordance with Clause 27.11(a).  In this event, the Facility Agent shall resign in accordance with Clause 27.11(a).

27.12           Relationship with the Facility Lenders

(a)                        The Facility Agent may treat each Facility Lender as a Facility Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five (5) Business Days prior notice from that Facility Lender to the contrary in accordance with the terms of this Agreement.

(b)                       Each Facility Lender shall supply the Facility Agent with any information that the Offshore Security Trustee or the Onshore Security Agent may reasonably specify (through the Facility Agent) as being necessary or desirable to enable the Offshore Security Trustee and the Onshore Security Agent to perform their respective functions as security agents.  Each Facility Lender shall deal with the Offshore Security Trustee and the Onshore Security Agent exclusively through the Facility Agent and shall not deal directly with the Offshore Security Trustee and the Onshore Security Agent respectively.

27.13           Credit appraisal by the Facility Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Financing Document, each Facility Lender confirms to the Facility Agent and the Mandated Lead Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Financing Document including but not limited to:

(a)                        the financial condition, status and nature of the Borrower;

(b)                       the legality, validity, effectiveness, adequacy or enforceability of any Financing Document and the Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document or the Security;

(c)                        whether that Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Financing Document, the Security, the transactions contemplated by the

Financing Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document;

(d)                       the adequacy, accuracy and/or completeness of the Reports and any other information provided by the Facility Agent, any Party or by any other person under or in connection with any Financing Document, the transactions contemplated by the Financing Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Financing Document; and

(e)                        the right or title of any person in or to, or the value or sufficiency of any part of the charged property, the priority of any of the Security or the existence of any Security affecting the charged property.

27.14           Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Facility Lender, the Facility Lender of which it is an Affiliate) ceases to be a Facility Lender, the Facility Agent shall (in consultation with the Borrower) appoint another Facility Lender or an Affiliate of a Facility Lender to replace that Reference Bank.

27.15           Deduction from amounts payable by the Facility Agent

If any Party owes an amount to the Facility Agent under the Financing Documents the Facility Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Facility Agent would otherwise be obliged to make under the Financing Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Financing Documents that Party shall be regarded as having received any amount so deducted.

28.                       CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                        interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                       oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                        oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.                       SHARING AMONG THE FINANCE PARTIES

29.1                 Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 30 (Payment Mechanics) and applies that amount to a payment due under the Financing Documents then:

(a)                        the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Facility Agent;

(b)                       the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with Clause 30 (Payment Mechanics), without taking account of any Tax which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)                        the Recovering Finance Party shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.5 (Partial Payments).

29.2                 Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 30.5 (Partial Payments).

29.3                 Recovering Finance Party’s rights

(a)                        On a distribution by the Facility Agent under Clause 29.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                       If and to the extent that the Recovering Finance Party is not able to rely on its rights under Clause 29.3(a), the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

29.4                 Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                        each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 29.2 (Redistribution of payments) shall, upon request of the Facility Agent, pay to the Facility Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance

Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                       that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

29.5                 Exceptions

(a)                        This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 29, have a valid and enforceable claim against the Borrower.

(b)                       A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                             it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)                          the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.                       PAYMENT MECHANICS

30.1                 Payments to the Facility Agent

(a)                        On each date on which the Borrower or a Facility Lender is required to make a payment under a Financing Document, the Borrower or such Facility Lender shall make the same available to the Facility Agent (unless a contrary indication appears in a Financing Document) for value on the due date at the time and in such funds specified by the Facility Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                       Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Facility Agent specifies.

30.2                 Distributions by the Facility Agent

Each payment received by the Facility Agent under the Financing Documents for another Party shall, subject to Clause 30.3 (Distributions) and Clause 30.4 (Clawback) be made available by the Facility Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Facility Lender, for the account of its Facility Office), to such account as that Party may notify to the Facility Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

30.3                 Distributions

The Facility Agent may (with the consent of the Borrower or in accordance with Clause 31 (Set—off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Financing Documents or in or towards purchase of any amount of any currency to be so applied.

30.4                 Clawback

(a)                        Where a sum is to be paid to the Facility Agent under the Financing Documents for another Party, the Facility Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                       If the Facility Agent pays an amount to another Party and it proves to be the case that the Facility Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Facility Agent shall on demand refund the same to the Facility Agent together with interest on that amount from the date of payment to the date of receipt by the Facility Agent, calculated by the Facility Agent to reflect its cost of funds.

30.5                 Partial Payments

(a)                        Subject to the Master Security and Intercreditor Deed, if the Facility Agent receives a payment for application against amounts due in respect of any Financing Documents that is insufficient to discharge all the amounts then due and payable by the Borrower under those Financing Documents, the Facility Agent shall apply that payment towards the obligations of the Borrower under those Financing Documents in the following order:

(i)                             first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agents under those Financing Documents;

(ii)                          secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under those Financing Documents;

(iii)                       thirdly, in or towards payment pro rata of any principal due but unpaid under those Financing Documents; and

(iv)                      fourthly, in or towards payment pro rata of any other sum due but unpaid under the Financing Documents.

(b)                       The Facility Agent shall, if so directed by the Majority Facility Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                        Clauses 30.5(a) and 30.5(b) will override any appropriation made by the Borrower.

30.6                 No Set–Off

All payments to be made by the Borrower under the Financing Documents shall be calculated and be made without (and free and clear of any deduction for) set–off or counterclaim.

30.7                 Business Days

(a)                        Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                       During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.8                 Currency of Account

(a)                        Dollars is the currency of account and payment for any sum due from the Borrower under any Financing Document.

(b)                       Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)                        Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

30.9                 Change of Currency

(a)                        Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                             any reference in the Financing Documents to, and any obligations arising under the Financing Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Facility Agent (after consultation with the Borrower); and

(ii)                          any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Facility Agent (acting reasonably).

(b)                       If a change in any currency of a country occurs, this Agreement will, to the extent the Facility Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

SECTION 11
MISCELLANEOUS

31.                       SET–OFF

A Finance Party may set-off any matured obligation due from the Borrower under the Financing Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.                       NOTICES

32.1                 Communications in writing

Any communication to be made under or in connection with the Financing Documents shall be made in writing and, unless otherwise stated or permitted by the purported recipient, may be made by fax or letter.

32.2                 Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Financing Documents is:

(a)                        in the case of the Mandated Lead Arrangers, the Borrower, each Original Facility Lender and each Agent that identified with its name at the end of this Agreement;

(b)                       in the case of each other Facility Lender and each successor Agent, that notified in writing to the Facility Agent on or prior to the date on which it becomes a Party,

or any substitute address or fax number or department or officer as the Party may notify to the Facility Agent (or the Facility Agent may notify to the other Parties, if a change is made by the Facility Agent) by not less than five (5) Business Days’ notice.

32.3                 Delivery

(a)                        Any communication or document made or delivered by one person to another under or in connection with the Financing Documents will only be effective if sent by fax, delivered by hand or sent by reputable courier and shall be effective from:

(i)                          if sent by way of fax, the time at which it is received in legible form; or

(ii)                       if hand delivered or sent by courier, the date on which it has been left at the relevant address,

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)                       Any communication or document to be made or delivered to the Facility Agent will be effective only when actually received by the Facility Agent and then only if it is expressly marked for the attention of the department or officer identified with the Facility Agent’s signature below (or any substitute department or officer as the Facility Agent shall specify for this purpose).

(c)                        All notices from or to the Borrower shall be sent through the Facility Agent.

32.4                 Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Facility Agent shall notify the other Parties.

32.5                 Electronic communication

(a)                        Any communication to be made between any of the Borrower, the Facility Agent and a Facility Lender under or in connection with the Financing Documents may be made by electronic mail or other electronic means, if the Borrower, the Facility Agent and the relevant Facility Lender:

(i)                          agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                       notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                    notify each other of any change to their address or any other such information supplied by them.

(b)                       Any electronic communication made between any of the Borrower, the Facility Agent and a Facility Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Facility Lender to the Facility Agent, only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

32.6                 English language

(a)                        Any notice given under or in connection with any Financing Document must be in English.

(b)                       All other documents provided under or in connection with any Financing Document must be:

(i)                          in English; or

(ii)                       if not in English, and if so required by the Facility Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.                       CALCULATIONS AND CERTIFICATES

33.1                 Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Financing Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2                 Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Financing Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3                 Day count convention

Any interest or fee accruing under a Financing Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days, or in any case in which the practice in the relevant interbank market differs in accordance with that market practice.

34.                       PARTIAL INVALIDITY

If, at any time, any provision of the Financing Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.                       REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Financing Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36.                       CONFIDENTIALITY

36.1                 Confidentiality Undertaking

Save as permitted pursuant to the terms of the Financing Documents, any information, reports or documents furnished pursuant to the Financing Documents to the Finance Parties shall be kept confidential by the recipient and the Finance Parties agree not to disclose to any third party any of the information, reports or documents supplied by, or on behalf of, the Borrower under the Financing Documents without the prior consent of the Borrower (such consent not to be unreasonably withheld or delayed).

36.2                 Exceptions

The provisions of Clause 36.1 (Confidentiality Undertaking) shall not apply:

(a)                        to any information already known to the recipient, having emanated in conditions free from confidentiality bona fide from some person other than the Borrower or any agent of the Borrower;

(b)                       to any information subsequently received by the recipient which it would otherwise be free to disclose, having emanated in conditions free from confidentiality bona fide from some person other than the Borrower or any agent of the Borrower;

(c)                        to any information which is or becomes public knowledge;

(d)                       to prohibit disclosure of any information to the extent that the recipient is required to disclose the same pursuant to any law or order of any court or order of any governmental agency or regulatory body or securities exchange with whose instructions the recipient habitually complies;

(e)                        to prohibit the supply of any information to the auditors of any of the Finance Parties;

(f)                          any disclosure in accordance with Clause 26.7 (Disclosure of information); or

(g)                       to any third party approved by the Borrower who has signed a confidentiality undertaking on terms reasonably acceptable to the Borrower.

37.                       AMENDMENTS AND WAIVERS

(a)                        Subject to the terms of this Agreement and the Master Security and Intercreditor Deed, any term of the Financing Documents may be amended or waived only with the consent of the Majority Facility Lenders and the Borrower and any such amendment or waiver will be in writing, binding on all Parties.

(b)                       The Facility Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

38.                       COUNTERPARTS

Each Financing Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Financing Document.

39.                       GOVERNING LAW

This Agreement is governed by and shall be construed in accordance with English law.

40.                       JURISDICTION

40.1                 English Courts

The Parties agree that the courts of England shall have jurisdiction to settle any dispute, controversy or claim arising out of or in connection with this Agreement (including a dispute, controversy or claim regarding the existence, validity, performance under or termination of this Agreement or the consequences of its nullity) (a “Dispute”).

40.2                 Appropriate Forum

Each of the Parties hereby irrevocably and unconditionally submit and consent to the non—exclusive jurisdiction of the courts of England in respect of any Dispute and agree not to claim that any such court is not a convenient or appropriate forum.

40.3                 Non–exclusive Submission

This Clause 40 (Jurisdiction) is for the benefit of the Finance Parties only.  As a result and notwithstanding Clause 40.1 (English Courts) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other court of competent jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

40.4                 Service of Process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)                        irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London  EC2V 7EX, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Financing Document;

(b)                       agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned; and

(c)                        hereby irrevocably authorises the Facility Agent to appoint an agent for service of process on behalf of the Borrower should the Borrower at any time fail to maintain in full force and effect a process agent in accordance with this Clause 40.4, and the Facility Agent shall promptly notify the Borrower of any such appointment.

41.                       ARBITRATION

41.1                 LCIA Rules

The Facility Agent only may, at any time before instituting any court proceedings pursuant to Clause 40 (Jurisdiction), or within ten (10) Business Days after the Borrower institutes any such proceedings, elect to have any Dispute finally and exclusively settled under the Rules of Arbitration of the London Court of International Arbitration from time to time in effect (the “LCIA Rules”).  Should the Facility Agent so elect, the Borrower shall immediately discontinue any court proceedings it has instituted pursuant to Clause 40 (Jurisdiction).

41.2                 Nomination of Arbitrators

There shall be three (3) arbitrators.  The Borrower shall nominate an arbitrator and the Facility Agent shall nominate an arbitrator in accordance with the LCIA Rules.  The third arbitrator, who shall be the Chairman of the arbitral tribunal, shall be nominated jointly by the first two arbitrators within fourteen (14) days of the confirmation by the London Court of International Arbitration of the appointment of the second arbitrator.  Failing such agreement between the first two arbitrators, the third arbitrator shall be appointed by the London Court of International Arbitration.

41.3                 General Provisions

The place of arbitration shall be London.  The language of the arbitration shall be English.  The Parties hereby expressly exclude Section 45 of the English Arbitration Act 1996.  Any award shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accountings presented to the arbitral tribunal.  Judgment upon any award may be entered in any court of competent jurisdiction.  The Parties hereby waive any rights of appeal to any court of competent jurisdiction (including but not limited to the courts of Peru and England) to the fullest extent permitted by law with respect to any award made.  This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.  Any monetary award shall be made and payable in Dollars, and the arbitral tribunal shall be authorised to grant pre-award and post-award interest at commercial rates. This Agreement to arbitrate shall be binding upon the successors, assigns and any trustee or receiver of each Party.

42.                       WAIVER OF SOVEREIGN IMMUNITY

To the extent that the Borrower may in any jurisdiction claim for itself or its assets immunity from suit, execution, attachment (whether before the issue of an award or judgment or otherwise) or other legal process and to the extent that in any such jurisdiction there may be attributed to itself or its assets or revenues such immunity (whether or not claimed), the Borrower hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date stated above.

Schedule 1
THE ORIGINAL FACILITY LENDERS AND COMMITMENTS

	COMMITMENT (US$)
NAME OF ORIGINAL FACILITY LENDER	Tranche A Commitment	Tranche B Commitment
Citibank N.A.	16,666,666.66	33,333,333.33

The Royal Bank of Scotland plc	16,666,666.68	33,333,333.34

The Bank of Nova Scotia	16,666,666.66	33,333,333.33

Schedule 2
CONDITIONS PRECEDENT

Part I
First Advance

1.                             CORPORATE DOCUMENTS

1.1                       A copy certified as true, complete and up–to–date of the constitutional documents of each Obligor and GFL Mining Services Limited.

1.2                       A certified copy of a resolution of the board of directors of each Obligor in each case:

(a)                        approving the terms of, and the transactions contemplated by, the Financing Documents to which it is a party and resolving that it execute the Financing Documents to which it is a party;

(b)                       authorising a specified person or persons to execute the Financing Documents to which it is a party on its behalf; and

(c)                        authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Financing Documents to which it is a party.

1.3                       Incumbency certificates or specimen signatures of each Person authorised by the resolution referred to in item 1.2(b) above.

1.4                       A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                             LEGAL OPINIONS

2.1                       A legal opinion of Milbank, Tweed, Hadley & McCloy LLP, legal advisers to the Facility Lenders in England.

2.2                       A legal opinion of Miranda & Amado Abogados, legal advisers to the Facility Lenders in Peru.

2.3                       A legal opinion of Payet Rey Cauvi, legal advisers to the Borrower in Peru.

2.4                       A legal opinion of Edward Nathan, legal advisers to the Guarantor in South Africa.

2.5                       A legal opinion of Maples & Calder, legal advisers to the Shareholder in the British Virgin Islands.

3.                             OTHER DOCUMENTS AND EVIDENCE

3.1                       A confirmation by the Borrower that all fees, costs and expenses required to be paid by and then due from the Borrower under this Agreement or the Commitment Letter respectively have been paid or will be paid from the proceeds of the first Advance.

3.2                       Evidence that initial funding of at least US$55,000,000 of the Base Equity Amount has been made.

3.3                       A certificate of the Borrower (signed by a director) certifying that no Default has occurred and is continuing.

3.4                       A copy of the Project Budget.

4.                             TRANSACTION DOCUMENTS

4.1                       A duly executed original of each of the following Financing Documents:

(a)                        this Agreement;

(b)                       the Secured Hedging Agreements (if any);

(c)                        the Accounts Management Agreement;

(d)                       each Fee Letter;

(e)                        any Accession Deed entered into prior to Financial Close;

(f)                          the Sponsor Support Agreement; and

(g)                       any other document designated prior to Financial Close as a Financing Document in writing by the Borrower and the Facility Agent.

4.2                       A duly executed original of each of the following Security Documents:

(a)                        the Master Security and Intercreditor Deed;

(b)                       the Direct Agreement;

(c)                        the mining mortgages (hipoteca minera), the mining pledge (garantía mobiliaria sobre activos) (equipment, machinery and movable assets of the Project), the floating mining pledge (garantía mobiliaria sobre inventario) (minerals and Concentrates in inventory), each in the form annexed to the Master Security and Intercreditor Deed;

(d)                       the Share Pledge (garantía mobiliaria sobre acciones) in relation to the Shares held by the Shareholder in the form annexed to the Master Security and Intercreditor Deed;

(e)                        the conditional assignments of rights and of contracts (cesión condicionada de derechos y de posición contractual) in the form annexed to the Master Security and Intercreditor Deed;

(f)                          the pledge of Onshore Accounts (contrato de garantía mobiliaria sobre saldos de cuentas) in the form annexed to the Master Security and Intercreditor Deed;

(g)                       the civil mortgage (hipoteca civil) over real property located within the Material Concessions granted pursuant to the  Master Security and Intercreditor Deed; and

(h)                       any other agreement or document, filings, notices, arrangements or the like which are required to establish and maintain the security interest in the Onshore Security and the Offshore Security for the benefit of the Secured Parties.

4.3                       Certified copies of each Initial Project Document (together with all amendments thereto, if any) duly executed by all parties thereto, in form and substance satisfactory to the Facility Agent.

4.4                       Evidence that any applicable taxes, stamp duties, material fees, notarial fees or other registration fees have been paid with respect to each Financing Document which is required to be entered into as a condition precedent to Financial Close.

4.5                       Evidence (in the form and substance satisfactory to the Facility Agent) that all duly completed forms required in connection with the enforceability of and/or the creation and/or perfection of first-ranking priority Security under the Security Documents under English and Peruvian law, as applicable, have been filed with the relevant  authorities or registries and all other acts required for such authorities or registries to effect such filing have been carried out, including but not limited to payment of all registration, stamp or similar tax or fees paid in respect of each Security Document which is required to be entered into as a condition precedent to Financial Close (if any).

4.6                       Evidence all notices and acknowledgements required to have been given or obtained under the terms of the Security Documents required to be entered into as a condition precedent to Financial Close have been issued and received by the relevant parties.

5.                             REPORTS AND PLANS

5.1                       The Ore Reserve Report;

5.2                       A report by the ITC confirming that the Ore Reserve Report demonstrates that the Deposit contains ore reserves that at the Financial Completion Date are adequate and sufficient to operate the Project as per the Base Case (which may be included within the ITC Report referred to in paragraph 5.7 below);

5.3                       The Model Auditor’s Report as addressed to the Facility Lenders;

5.4                       The Feasibility Study;

5.5                       The Initial Mine Plan;

5.6                       The Base Case;

5.7                       The ITC Report, in form and substance satisfactory to the Facility Agent; and

5.8                       confirmation from the ITC that it has reviewed the technical information listed in Schedule 15 (Document Review List).

6.                             FINANCIAL INFORMATION

6.1                       A copy, certified by a duly authorised officer of the Borrower or the Guarantor, respectively, as being true, complete and accurate, of the Original Financial Statements of each of the Borrower and the Guarantor.

6.2                       A copy, certified by a duly authorised officer of the Borrower or the Guarantor, respectively, as giving a true and fair view of the respective entity’s financial condition as at the end of the period to which each Financial Statement relates and of the result of its operations during such period, of the most recent publicly available, unaudited Financial Statements (prepared in accordance to GAAP) of each of the Borrower and the Guarantor.

7.                             CONSENTS

7.1                       A copy of each of the Consents listed in Part 1 of Schedule 9 (Consents).

7.2                       A copy of each of the applications for Consents listed in Part 2 of Schedule 9 (Consents).

7.3                       Evidence (which may be in the form of a legal opinion of Peruvian counsel to the Borrower) that:

(a)                        the Consents listed in Part 1 of Schedule 9 (Consents) include all Consents which are required to be in effect at Financial Close (including Consents required for the performance by the Borrower of its obligations under the Transaction Documents); and

(b)                       each such Consent is in full force and effect.

8.                             ENVIRONMENT

8.1                       A copy certified by the Borrower, to be a true, correct and complete copy, of the Environmental Management Plan.

8.2                       Evidence that all Environmental Permits then required to be obtained for the Project have been obtained.

8.3                       A certificate from the Borrower certifying that all Environmental Permits referred to in Clause 8.2 are in full force and effect and it has not reason to believe that any such Environmental Permit could reasonably be expected to be revoked or that any other

Environmental Permit for the Project not then required to be obtained but for which an application has been or will be made will not be granted in a timely manner.

9.                             INSURANCE

9.1                       A letter of undertaking from each insurance broker substantially in the form set out in Annex 1 of Schedule 8 (Insurances).

10.                       ACCOUNTS

10.1                 Confirmation from the Account Bank that the Accounts have been opened.

10.2                 Evidence that all existing accounts of the Borrower (other than any JV Accounts) have been closed and the balances transferred to the Offshore Disbursement Account or Onshore Disbursement Account.

11.                       PROCESS AGENT

Letters of acceptance of appointments from agents for service of process (if any) under each of the Financing Documents required to be entered into as a condition precedent to Financial Close on behalf of each Obligor for the service of process on such parties in England.

12.                       MATERIAL ADVERSE CHANGE

The Majority Facility Lenders have not determined (acting reasonably) that an event has occurred that individually or when taken into consideration with any other facts or circumstances then in existence has had or is likely to have a Material Adverse Effect.

13.                       AUDITORS

13.1                 Evidence that (a) the Borrower has appointed internationally recognised auditors acceptable to the Facility Lenders to act as auditors of the Borrower in accordance with Clause 21.12 (Accounting Systems) and (b) the auditors have accepted such appointment.

13.2                 A copy, certified by a duly authorised officer of the Borrower to be a true, correct and complete copy, of a letter from the Borrower authorising the auditor(s) to communicate directly with the Facility Agent with regard to the accounts and operations of the Borrower with a copy of any such communication being provided to the Borrower by the auditors.

14.                       BASE CASE

A CD-Rom containing a copy of the Base Case which demonstrates that the minimum forward-looking average DSCR for each consecutive annual period from such date up to the Final Maturity Date is at least 1.50:1 calculated on the Base Case Assumptions (taking into account any scheduled repayment of the Facility to be made in accordance with this Agreement prior to the commencement of the relevant Calculation Period).

Part II
Second Advance

1.                             Certificate from the Insurance Adviser that all Insurances and Reinsurances required to be in place by Financial Close pursuant to the Financing Documents have been taken out with financially sound and reputable insurers (or reinsurers, as applicable) and are in full force and effect.

2.                             The Insurance Adviser’s Report as addressed to the Facility Lenders.

Schedule 3
DRAWDOWN REQUEST

From:                                              Gold Fields La Cima S.A.
as Borrower

To:                                                        The Royal Bank of Scotland plc
                                                                          as Facility Agent

Dated:

Dear Sirs

Gold Fields La Cima S.A. – US$150,000,000 Facility Agreement
dated [                      ] (the “Agreement”)

1.                             We refer to the Agreement.  This is a Drawdown Request. Terms defined in the Agreement have the same meaning in this Drawdown Request unless given a different meaning in this Drawdown Request.

2.                             We wish to borrow an Advance on the following terms:

Proposed Drawdown Date:	[•] (or, if that is not a Business Day, the next Business Day)
Currency of Advance:	US$
Amount:	[•] or, if less, the Available Facility
Interest Period:	[•]

3.                             We confirm that each condition specified in Clause 4.3 (Conditions Precedent to all Advances) of the Facility Agreement is satisfied on the date of this Drawdown Request.

4.                             The proceeds of this Advance should be credited to the Onshore Dollar Receipts Account.

5.                             This Drawdown Request is irrevocable.

Yours faithfully

Authorised Signatory
acting for and on behalf of
GOLD FIELDS LA CIMA S.A.

Schedule 4
FORM OF NOTE

PROMISSORY NOTE

PLACE OF ISSUE:	DATE OF ISSUE:

Value: US$

Issuer: GOLD FIELDS LA CIMA S.A., a company incorporated under the laws of Peru registered at Entry A00001 of File 11606015 of the Companies Registry of Lima, with taxpayer identification number 20507028915 and registered office at Av. Victor Andres Belaunde 147, Via Principal 155, Oficina 1401, San Isidro, Lima, Peru.

This Note is issued in accordance with, and is subject in all respects to, Section 6 of the Facility Agreement entered into on (                       ) between GOLD FIELDS LA CIMA S.A., and Citigroup Global Markets Inc. as Mandated Lead Arranger, the Royal Bank of Scotland PLC. as Mandated Lead Arranger, Facility Lender and Facility Agent, The Bank of Nova Scotia as Mandated Lead Arranger and Facility Lender, The Bank of Nova Scotia Trust Company of New York as Offshore Security Trustee, Scotiabank Peru S.A.A. as Onshore Security Agent, and Citbank N.A. as Facility Lender.

For value received, GOLD FIELDS LA CIMA S.A. unconditionally and irrevocably undertakes to pay to or to the order of [name of Facility Agent] the sum of US$ [amount to be completed] on [date of maturity to be completed].  The amount owed under this note shall accrue compensatory and default interest in accordance with the Facility Agreement referred to above.

Payment of the amount contained in this Note must be made exclusively in US$ to the bank account at [indicate Bank and account N°                    ].

The holder of this Note may obtain payment without protest of non–payment.

This Note is governed by and shall be enforceable in accordance with Peruvian law.

Signature of Authorized Representative of Issuer:

[NAME] [IDENTITY DOCUMENT]

for and on behalf of GOLD FIELDS LA CIMA S.A.

Schedule 5

Form of Transfer Certificate

To:                              The Royal Bank of Scotland plc
as Facility Agent

From:                  [The Existing Facility Lender] (the “Existing Facility Lender”) and [The New Facility Lender] (the “New Facility Lender”)

Dated:

Gold Fields La Cima S.A. – US$150,000,000 Facility Agreement
dated [                   ] (the “Agreement”)

1.                             We refer to the Agreement.  This is a Transfer Certificate.  Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                             We refer to Clause 26.5 (Procedure for transfer):

(a)                        The Existing Facility Lender and the New Facility Lender agree to the Existing Facility Lender transferring to the New Facility Lender by novation all or part of the Existing Facility Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 26.5 (Procedure for transfer).

(b)                       The proposed Transfer Date is [               ].

(c)                        The Facility Office and address, fax number and attention details for notices of the New Facility Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3.                             The New Facility Lender expressly acknowledges the limitations on the Existing Facility Lender’s obligations set out in Clause 26.4 (Limitation of responsibility of Existing Facility Lenders).

4.                             This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.                             This Transfer Certificate is governed by and construed in accordance with English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Facility Lender]	[New Facility Lender]

By:	By:

This Transfer Certificate is accepted by the Facility Agent and the Transfer Date is confirmed as [           ].

The Royal Bank of Scotland plc

By:

Schedule 6

FORM OF NEW FACILITY LENDER ACCESSION DEED

To:                              The Royal Bank of Scotland plc
as Facility Agent

From:                                     [Finance Party]

Date:

Dear Sirs

Gold Fields La Cima S.A. – US$150,000,000 Facility Agreement
dated [             ] (the “Agreement”)

1.                             We refer to the Agreement.  This is an Accession Deed.  Terms defined in the Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2.                             [Name of new Party] agrees to become a [insert capacity in which acceding] and to be bound by the terms of the Agreement as [insert capacity in which acceding] and the Master Security and Intercreditor Deed and any other instruments and documents furnished pursuant thereto.  [Name of new Party] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.                             [Name of new Party] administrative details are as follows:

Address:

Fax No:

Attention:

4.                             This Accession Deed is governed by English law.

[Borrower]	[Name of new Party]

Schedule 7

Form of Compliance Certificate

To:                                                          The Royal Bank of Scotland plc
as Facility Agent

From:                                              Gold Fields La Cima S.A.
as Borrower

Dated:

Dear Sirs

Gold Fields La Cima S.A. – US$150,000,000 Facility Agreement
dated [           ] (the “Agreement”)

1.                             We refer to the Agreement.  This is a Compliance Certificate.  Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.                             We confirm that:  [Insert details of covenants to be certified]

3.             [We confirm that no Default is continuing.] *

Signed:
	Director	Director
	Gold Fields La Cima S.A.	Gold Fields La Cima S.A.

[insert applicable certification language]

for and on behalf of
[name of auditors of the Borrower]

*                    If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 8

Insurances

(A)                   Insurance by the Borrower:  The Borrower shall effect and maintain or cause to be effected and maintained in full force and effect at all times on and after the Closing Date (unless otherwise specified below) and continuing throughout the term of this Agreement (unless otherwise specified below) insurance policies with insurance companies (i) having an A.M. Best Insurance Reports rating of “A-” or better and a financial size category of “VIII” or higher, or (ii) having a Standard & Poor’s financial strength rating of “A-” or higher, or (iii) otherwise acceptable to the Facility Agent.  Such insurance policies shall contain limits and coverage provisions sufficient to satisfy the express, insurance-related requirements set forth in each of the Project Documents, but in no event less than the limits and coverage provisions set forth below.  If an insurance company cannot meet the requirements of the above subsections (i) or (ii), the Facility Agent may require that all or part of the risk be reinsured (in which case the minimum requirements for any reinsurance policies, including limits and coverage provisions, shall be equivalent to the minimum requirements for insurance policies pursuant to this Schedule 8) and that an assignment of reinsurance be put in effect that allows the Borrower or the Finance Parties direct access to any reinsurers for direct payment of premiums and losses; provided that, the provisions of any such assignment of reinsurance, shall be subject to the approval of the Facility Agent (which approval shall not be unreasonably withheld) and any such reinsurers shall also be subject to the same financial approval standards as outlined above in subsections (i) and (ii).

(1)                       General Liability Insurance: Liability insurance on an occurrence basis against claims filed anywhere in the world and occurring anywhere in the world for the Borrower’s liability arising out of claims for personal injury (including bodily injury and death) and property damage.  Such insurance shall provide coverage for completed operations, contractual liability, independent contractors and sudden and accidental pollution liability (which may be written separately on a claims made basis) with a $25,000,000 minimum limit per occurrence for combined bodily injury and property damage.  A maximum deductible or self-insured retention of $100,000 per occurrence shall be allowed.

(2)                       Automobile Liability Insurance: Automobile liability insurance for the Borrower’s liability arising out of claims for bodily injury and property damage covering all owned (if any), leased, non-owned and hired vehicles of the Borrower, including loading and unloading, with a $10,000,000 minimum limit per accident for combined bodily injury and property damage.  A maximum deductible or self-insured retention of $100,000 per occurrence shall be allowed.

(3)                       Aircraft Liability Insurance: Aircraft liability insurance if the Borrower uses an aircraft (fixed wing or helicopter) that is owned, operated or chartered by the Borrower, for liability arising out of the operation of such aircraft.  The insurance shall be provided for a combined single limit not less than $15,000,000 each occurrence and such limit shall apply to bodily injury (including passengers) and property damage liability.  In the event the Borrower charters aircraft, the foregoing insurance and evidence of insurance may be furnished by the owner of the aircraft with the Borrower included as additional insured.  In the event that a chartered aircraft hull is insured, such insurance shall provide for an insurer’s waiver of subrogation in favor of Borrower.

(4)                       Construction All Risk Insurance: Property damage insurance on an “all risk” basis covering the insurable assets of the Project with limits and coverage during the construction period as follows:

•                                          Limits - Contract works Sum Insured for the full Contract Value - $277,000,000

•                                          Inland Transit - $10,000,000

•                                          Removal Of Debris - 20% of loss maximum $5,000,000

•                                          Expediting Expenses - 20% of loss maximum $5,000,000

•                                          Professional Fees - $1,000,000

•                                          Plans and Documents - $500,000

•                                          Strike, riot and civil commotion - $10,000,000

•                                          Cost Escalation - 20% of contract value

•                                          50/50 Marine Contribution Clause

(5)                       Marine Cargo Insurance:  Marine cargo insurance on a “warehouse to warehouse” basis, including land, air and marine transit, insuring “all risks” of loss or damage on a replacement cost basis, based on a maximum any one shipment sum insured of $10,000,000.

(6)                       Operational Property Damage Insurance:  On or before the Financial Completion Date, property damage insurance on an “all risk” basis, covering all insurable assets of the  Project, insuring the Borrower and Finance Parties, as their interests may appear, including coverage against damage or loss caused by earth movement (including but not limited to earthquake, sabotage, landslide, subsidence and volcanic eruption), flood, windstorm, boiler and machinery accidents, strike, riot, civil commotion and “terrorism”.   For purposes of this clause “terrorism” shall be defined as an act, including but not limited to the use of force or violence and/or the threat thereof, of any person or group(s) of persons, whether acting alone or on behalf of or in connection with any organization(s) or governments(s), committed for political, religious, ideological or similar purposes including the intention to influence any government and/or to put the public, or any section of the public, in fear.  Terrorism may be insured under a separate policy.

(a)                        Property Insured:  The property damage insurance shall provide coverage for (i) all real and personal property constituting a part of the Project in respect of which the Borrower  has an insurable interest, (ii) the cost of recreating plans, drawings or any other documents or computer system records, (iii) electronic equipment and (iv) foundations and other property below the surface of the ground.

(b)                       Additional Coverages:  The property damage policy shall insure (i) when  needed, insured property prior to its being moved to or from the Site and while located away from the Site, including ocean marine and air transit coverage (if applicable) with limits sufficient to insure the full replacement value of the property or equipment (other than mobile equipment), (ii) reasonable attorney’s fees, engineering and other consulting costs, and permit fees directly incurred in order to repair or replace damaged insured property, (iii) increased cost of construction and loss to undamaged property as the result of enforcement of building laws or ordinances, (iv) debris removal (v) the cost of preventive measures to reduce or prevent a loss (sue & labor) and (vi) expediting expenses (defined as extraordinary expenses incurred after an insured loss to make temporary repairs and expedite the permanent repair of the damaged property in excess of the business interruption even if such expense does not reduce the business interruption loss).

(c)                        Special Clauses:  The property damage policy shall include (i) a 72 hour clause for flood, windstorm and earthquakes, (ii) an unintentional errors and omissions clause, (iii) a requirement that the insurer pay losses within 60 days after receipt of an acceptable proof of loss or partial proof of loss, (iv) an other insurance clause making this insurance primary over any other insurance (excluding the extended maintenance coverage provided by the construction all risk policy) and (v) a clause requiring payment in U.S. dollars.

(d)                       Sum Insured:  The property damage policy shall (i) value property damage  losses at their repair or replacement cost (excluding mobile equipment which may insured on the basis of the value of such equipment immediately anterior to the loss or damage), without deduction for physical depreciation or obsolescence, including custom duties, taxes and fees and (ii) insure the Project in an amount not less than the “Full Insurable Value” (for purposes of this Agreement, “Full Insurable Values” shall mean the full replacement value of the Project’s insurable assets, including any improvements, equipment, spare parts and supplies, without deduction for physical depreciation and/or obsolescence) or such lesser amount as agreed to by the Facility Agent after consultation with the Insurance Adviser (each acting reasonably) based in part on the results of an acceptable maximum foreseeable loss report commissioned by the Borrower.  For those perils and coverages required to be insured by this Section (6), sub-limits are allowed only for the following coverages and subject to the following minimum limits.

•                                          Professional fees - $1,000,000

•                                          Undamaged property & building laws - $10,000,000

•                                          Debris removal – greater of 25% of the loss or $10,000,000

•                                          Expediting expenses - $5,000,000

•                                          Extra expenses - $5,000,000

•                                          Property in transit - $10,000,000

•                                          Sue & Labor - $2,000,000

•                                          Damage underground - $100,000,000

•                                          Terrorism - $25,000,000

The perils of flood, earthquake and terrorism for damage over-ground may be insured in amounts less than the Full Insurable Value as agreed to by the Facility Agent after consultation with the Insurance Adviser (each acting reasonably) based in part on an acceptable maximum foreseeable loss report, commissioned by the Borrower that addresses these perils.

(e)                        Deductibles:  The property damage policy may have deductibles of not greater than $3,000,000 per occurrence subject to higher deductibles for the perils of earthquake and terrorism, as agreed to by the Facility Agent.

(f)                          Prohibited Exclusions:  The property damage policy shall not contain any (i) coinsurance provision, (ii) exclusion for loss or damage resulting from freezing, mechanical breakdown, (iii) exclusion for property covered under any guarantee or warranty arising out of an insured peril or (iv) exclusion for resultant damage caused by ordinary wear and tear, gradual deterioration, normal subsidence, settling cracking, expansion or contraction, faulty workmanship, design or materials.

(7)                       Business Interruption Insurance:  On or prior to the Financial Completion Date, business interruption insurance insuring the Borrower and Finance Parties, as their interests may appear, covering loss of income sufficient to insure the Borrower’s continuing normal operating expenses including payroll and debt service for a period not less than 18 months (or such lesser amounts as agreed to by the Facility Agent after consultation with the Insurance Adviser (each acting reasonably) and based in part on the results of an acceptable maximum foreseeable loss report commissioned by the Borrower) arising from any loss required to be insured by the operational property damage insurance section (5) above.

Such insurance shall include coverage for (a) loss of utility services, (b) damage to third party transportation facilities including but not limited to roads, tracks and bridges providing access to and from the Site or to the port facilities, (c) port facilities including port blockage, in an amount not less than 6 months of continuing normal operating expenses including payroll and debt services (or such lesser amounts as may be agreed to by the Facility Agent after consultation with the Insurance Adviser (each acting reasonably), based in part on the results of a maximum foreseeable loss study commissioned by the Borrower).

Such insurance shall include a clause allowing interim payments on account pending finalization of the claim payment and shall not contain any coinsurance clause or include a waiver of such clause.

Such insurance shall be subject to a maximum deductible of 30 days per occurrence.

(B)       Amendment of Requirements:

(1)        Amendment by the Facility Agent:

(a)                      Notwithstanding any other provision of this Schedule 8, the Facility Agent may, by at least thirty (30) days notice in writing to the Borrower, amend the minimum insurance requirements set out in this Schedule 8, if, in the Facility Agent’s opinion (acting reasonably and following consultation with the Insurance Adviser), the failure to amend such minimum requirements (and the relevant insurance or reinsurance or related provisions (including the limits or deductibles thereof)) would pose a material risk to the Project and provided always that the relevant amendments to the insurance or reinsurance or related provisions (including the limits or deductibles thereof) proposed by the Facility Agent are available on commercially reasonable terms in the commercial insurance market and the Borrower (acting reasonably and following consultation with its insurance adviser) does not notify the Facility Agent in writing within thirty (30) days of such notice from the Facility Agent that it disagrees with the Facility Agent.

(b)                       In the event that the Facility Agent and the Borrower disagree as to the matters set out in paragraph (a), above, and fail to reach agreement on such matters within twenty (20) days of such disagreement, they shall jointly refer the matter to an independent insurance expert (whose identity and terms of reference shall be agreed upon by the Borrower and the Facilty Agent or in the absence of such agreement, specified by the Chairman of the Association of British Insurers) who shall make a determination within thirty (30) days as to the matters set out in paragraph (a).  In making such determination, the independent insurance expert shall act as an expert and not as an arbitrator.  The determination by the independent expert shall be binding upon the Borrower, the Facility Agent and the other Finance Parties.  In the event that the independent expert makes a determination in favour of the Facility Agent, the Borrower shall promptly procure such insurance or reinsurance or related provisions, as the case may be.

(2)        Amendment Due To Commercial Unfeasibility:

(a)                        Notwithstanding any other provision of this Schedule 8, the Borrower shall not be required to maintain any insurance or reinsurance or related provisions (including the limits or deductibles thereof) hereby required to be maintained, to the extent that the Borrower notifies the Facility Agent in writing, at least ninety (90) days prior to the renewal of any of the relevant policies, that in the Borrower’s opinion (acting reasonably and following consultation with its insurance adviser) any such insurance or reinsurance or related provisions are not available on commercially reasonable terms in the commercial insurance market and the Facility Agent (acting reasonably and following consultation with the Insurance Adviser) does not notify the Borrower in writing within thirty (30) days of such notice from the Borrower that it disagrees with the Borrower.

(b)                       In the event that the Facility Agent and the Borrower disagree as to whether the relevant insurance or reinsurance or related provisions (including the limits or deductibles thereof) are available on commercially reasonable terms in the commercial insurance market and fail to reach agreement on such matter within twenty (20) days of such disagreement, they shall jointly refer the matter to an independent insurance expert (whose identity and terms of reference shall be agreed upon by the Borrower and the Facility Agent or in the absence of such agreement, specified by the Chairman of the Association of British Insurers) who shall make a determination within thirty (30) days as to the availability on commercially reasonable terms in the commercial insurance market of the relevant insurance or reinsurance or related provisions.  In making such determination, the independent insurance expert shall act as an expert and not as an arbitrator.  The determination by the independent expert shall be binding upon the Borrower, the Facility Agent and the other Finance Parties.  In the event that the independent expert determines that the relevant insurance or reinsurance or related provisions are available on commercially reasonable terms in the commercial insurance market, or if the relevant insurance or reinsurance or related provisions that were not previously available on commercially reasonable terms in the commercial insurance market subsequently become available on commercially reasonable terms in the commercial insurance market, the Borrower shall promptly procure such insurance or reinsurance or related provisions, as the case may be.

(c)                        In the event that any insurance, reinsurance or related provisions  (including the limits or deductibles thereof) are not required to be maintained in accordance with paragraphs (a) and (b), above, the Borrower and the Facility Agent (in consultation with their respective insurance advisers) shall confer at least annually and in any event at least ninety (90) days prior to renewal of the relevant policies to assess whether cover has become available on commercially reasonable terms in the commercial insurance market and the Borrower shall keep the Facility Agent informed of the availability of such cover.

(d)                       Without prejudice to the rights of the Borrower, the Facility Agent or the independent insurance expert to use any other determination, for the purposes of Section B(1) and this Section B(2), insurance, reinsurance or related provisions shall be determined as “not available on commercially reasonable terms in the commercial insurance market” if such insurance, reinsurance or related provisions are obtainable only at excessive costs which are not justified in terms of the risk to be insured and are generally not being carried by or applicable to projects or operations similar to the Project because of such excessive costs.

(C)       Borrower Conditions and Requirements:

(1)                       Loss Notification:  The Borrower shall promptly notify the Facility Agent of any single loss or event reasonably likely to give rise to a claim against an insurer for an amount in excess of $2,000,000 covered by any insurance policy after application of the deductible in the policy.

(2)                       Loss Adjustment and Settlement:  A loss under the insurance policies providing operational property damage or business interruption, shall be adjusted with the insurance companies, including the filing in a timely manner of appropriate proceedings, by the Borrower, who shall consult in good faith with the Facility Agent if such loss is in excess of $2,000,000 after application of the deductible in the policy.  In addition the Borrower may in its reasonable judgment consent to the settlement of any loss, provided that in the event that the amount of the loss exceeds $2,000,000, after application of the deductible in the policy, the terms of such settlement is concurred with by the Facility Agent.

(3)                       Compliance With Policy Requirements:  The Borrower shall not intentionally violate or permit to be violated any of the material conditions, provisions or requirements of any insurance policy required by this Schedule 8, and without prejudice to Section B(2) above, the Borrower shall use commercially reasonable efforts to perform, satisfy and comply with, or cause to be performed, satisfied and complied with, all conditions, provisions and requirements of all insurance policies.

(4)                       Waiver of Subrogation:  The Borrower hereby waives any and every claim for recovery from the Finance Parties for any and all loss or damage covered by any of the insurance policies to be maintained under this Schedule 8 to the extent that such loss or damage is recovered under any such policy.  If the foregoing waiver will preclude the assignment of any such claim to the extent of such recovery, by subrogation (or otherwise), to an insurance company (or other person), the Borrower shall give written notice of the terms of such waiver to each insurance company which has issued, or which may issue in the future, any such policy of insurance (if such notice is required by the insurance policy) and shall endeavor to cause each such insurance policy to be properly endorsed by the issuer thereof to, or to otherwise contain one or more provisions that, prevent the invalidation of the insurance coverage provided thereby by reason of such waiver.

(5)                       Evidence of Insurance:  On the date of Financial Close and on an annual basis prior to each policy anniversary, the Borrower shall furnish the Facility Agent with (1) evidence of insurance evidencing all of the insurance required by the provisions of this Schedule 8.  Such evidence of insurance shall be executed by each insurer or by an authorized representative of each insurer where it is not practical for such insurer to execute the evidence of insurance itself.  Such evidence of insurance shall identify the insurer, the type of insurance, the insurance limits and the policy term and shall specifically contain the special provisions enumerated for such insurance required by this Schedule 8.  Upon request, the Borrower will promptly furnish the Facility Agent with copies of all insurance policies, reinsurance policies, binders and cover notes or other evidence of such insurance relating to the insurance required to be maintained by the Borrower.

(6)                       Reports:  At least 10 Business Days prior to the insurance renewal or anniversary, the Borrower shall furnish the Facility Agent with a report of a broker (in the form of Annex A (Insurance Broker’s Letter of Undertaking) to this Schedule 8), signed by an officer of the broker.

In addition, at least 10 days prior to the Financial Completion Date, the Insurance Adviser shall furnish the Facility Agent with a report providing the opinion of the Insurance Adviser regarding the Borrower’s compliance with the terms of this Schedule 8.

The Borrower will advise the Facility Agent in writing promptly of (1) any failure that it is reasonably aware of to maintain insurance in compliance with the minimum insurance required by this Schedule 8 and (2) any default in the payment of any premium and of any other act or omission on the part of the Borrower that it is reasonably aware of which may invalidate or render unenforceable, in whole or in part, any insurance being maintained by the Borrower pursuant to this Schedule 8.

(D)       Insurance Policy Conditions and Requirements

(1)                       Loss Survey:  All policies of insurance required to be maintained pursuant to this Schedule 8, wherein more than one insurer provides the coverage on any single policy, shall have clause (or a separate agreement among the insurers) wherein all insurers have agreed upon the employment of a single firm to survey and investigate all losses on behalf of the insurers.  Where the insurer(s) on any single policy do not meet the financial rating requirements specified in this Schedule 8, the provisions of this clause shall also apply to all reinsurers where the reinsurers and insurers will have agreed upon a firm with authority to survey and investigate losses on behalf of all insurers and reinsurers.

(2)                       Policy Cancellation and Change:  All policies of insurance or reinsurance required to be maintained pursuant to this Schedule 8 shall be endorsed so that if at any time they are canceled (by any party including the insured) so as to affect the interests of the Finance Parties, such cancellation shall not be effective as to the Finance Parties for 60 days except for non-payment of premium which shall be for 10 days, after notification to the Facility Agent of written notice from such insurer of such cancellation or reduction.  Where it is impossible for the Borrower to obtain agreement from insurers for such notice, an agreement with its insurance broker to provide the notice will be acceptable.

(3)                       Miscellaneous Policy Provisions:  The portions of the insurance policies providing the required operational property damage or business interruption insurance shall (i) not include any annual or term aggregate limits of liability except for the perils of flood, earth movement and terrorism, (ii) have any aggregate limits of liability apply separately with respect to the Project (iii) include the Finance Parties as additional insureds as their interest may appear, (iv) include a clause requiring the insurer to make final payment on any claim within 60 days after the submission of proof of loss and its acceptance by the insurer and (v) shall be denominated and losses payable in Dollars.

(4)                       Separation of Interests:  All policies of insurance and reinsurance: (i) shall specify that the Borrower (or, in the case of any policies of reinsurance, the insurer) and the Finance Parties comprise more than one insured party each operating as a separate and distinct entity and cover shall apply in the same manner and to the same extent as if individual policies had been issued to each such insured party; (ii) may, subject to paragraph (iii), provide that the relevant insurer or reinsurer shall be entitled to avoid liability to or claim damages from any of the insured parties in circumstances of fraud, deliberate misrepresentation, deliberate non-disclosure or breach of any warranty or condition (a “Vitiating Act”) in such policies committed by that insured party; (iii) shall specify that a Vitiating Act committed by one insured party shall not prejudice the right to indemnity of any other insured party who has an insurable interest and who has not committed a Vitiating Act.

(5)                       Liability Insurance Endorsements:  All policies of liability insurance required to be maintained by the Borrower shall be endorsed as follows:

(a)        To name the Finance Parties as additional insureds;

(b)       To provide a severability of interests and/or cross liability clause or a separation of insureds clause;

(c)                        That the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by the Finance Parties, and

(d)                       Maintain policies denominated and losses payable in Dollars (to the extent permitted by Peruvian laws and regulations from time to time).

(6)                       Payment of Loss Proceeds:  The insurance policies and any reinsurance policies shall specify that the proceeds of any claims thereunder (other than (i) the proceeds of any such claims which are in respect of amounts claimed by third parties and are paid directly thereto or have already been paid by the Borrower and which may be paid directly to the Revenue Accounts in accordance with clause 6 (Revenue Accounts) of the Accounts Management Agreement or (ii) Revenue Compensation Proceeds) shall be payable into the respective Offshore Insurance Proceeds Account or Onshore Insurance Proceeds Account in accordance with clause 9 (Insurance Proceeds Accounts) of the Accounts Management Agreement.

(E)                      Failure to Maintain Insurance:  In the event the Borrower fails to maintain or cause to be effected and maintained full insurance coverage required by this Schedule 8, the Facility Agent, upon 30 days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to the Borrower of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same.  All amounts so advanced thereof by the Facility Agent shall become an additional obligation of the

Borrower to the Facility Agent, and the Borrower shall forthwith pay such amounts to the Facility Agent, together with interest thereon at the rate of the aggregate of LIBOR and the applicable Margin from the date so advanced.

(F)                      No Duty of Finance Parties to Verify or Review:  No provision of this Schedule 8 or any provision of this Agreement or any Project Document shall impose on the Finance Parties any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower, nor shall the Finance Parties be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter.  Any failure on the part of the Finance Parties to pursue or obtain the evidence of insurance required by this Schedule 8 from the Borrower and/or failure of the Finance Parties to point out any non-compliance of such evidence of insurance shall not constitute a waiver of any of the insurance requirements in this Schedule 8.

(G)                     Acceptable Policy Terms and Conditions:  The portions of all policies of insurance required to be maintained pursuant to this Schedule 8 shall contain terms and conditions reasonably acceptable to the Facility Agent.  If the requirements of this Schedule 8 are satisfied through a global insurance policy maintained by Gold Fields Limited or any of its Affiliates, the requirements of this Schedule 8 shall be required to be satisfied by such policy only in so far as it relates to the Borrower.

Annex A

Insurance Broker’s Letter of Undertaking

INSURANCE BROKER’S LETTER OF UNDERTAKING

To:                   The Royal Bank of Scotland plc as Facility Agent

Attention:      Mr. Greg Arandt

[date]

Dear Sirs,

Cerro Corona Project – Gold Fields La Cima S.A. (the “Borrower”)

Any capitalised word, term or phrase that is used herein that is not specifically defined herein shall have the meaning ascribed to such word, term or phrase in the facility agreement dated [•] 2006 entered into between the Borrower, Citigroup Global Markets Inc., The Royal Bank of Scotland plc. and The Bank of Nova Scotia (Trust Company of New York), among others (the “Facility Agreement”)

Pursuant to instructions received from the Borrower in connection with the arrangement of the Insurances and (to the extent required in accordance with Schedule 8 (Insurance) of the Facility Agreement) Reinsurances (the details of which Insurances and (if applicable) Reinsurances are set out in Schedule A to this letter) we confirm that:

(i)                           to the best of our knowledge and belief, the Insurances and (if applicable) Reinsurances are in full force and effect as evidenced by the information in Schedule A to this letter;

(ii)                        no information disclosed by us to the insurers in relation to the Insurances (“Insurers”) was actually known by us to be inaccurate, incomplete or misleading; and

(iii)                     we are not aware (after making reasonable enquiry) of any reason why the Borrower or any Insurer may be unwilling or unable to honour its obligations in relation to the Insurances and (if applicable) Reinsurances, or to avoid them or any claim, in whole or in part.

We have arranged the Insurances and (if applicable) Reinsurances on the basis of information and instructions given to us by the Borrower and the Insurers, respectively, and we have not made any particular or special enquiry regarding the Insurances or (if applicable) Reinsurances beyond those that we normally make in the ordinary course of arranging insurance or reinsurance on behalf of our clients.

We hereby agree in respect of the interests of the Borrower and the Facility Lenders in the Insurances and Reinsurances:

1.                            to notify promptly to all (Re)Insurers from time to time of the Insurances and (if applicable) Reinsurances of the assignment to the Facility Lenders of the Borrower’s rights under the Insurances and (if applicable) Reinsurances and to the proceeds thereunder and to use our reasonable endeavours to procure their acknowledgement of receipt of such notices of assignment and to use reasonable endeavours to have the notices endorsed on the policies of Insurance and Reinsurance, and to provide you with true copies of such notices and endorsements.

2.         to notify you:

(a)                        promptly when we are informed of any proposed changes in the terms of the Insurances or (if applicable) Reinsurances which we reasonably believe would, if effected, result in any material reduction in limits or alteration in coverage (including those resulting from extensions) or increase in deductibles, exclusions or exceptions;

(b)                       promptly if any premium due has not been paid to us when due, or should we become aware of any (Re)Insurer giving notice of cancellation non-renewal or avoidance of any Insurance and (if applicable) Reinsurance or threatens to us to do so; and

(c)                        other than in respect of the assignment contemplated in paragraph 1., above, immediately in the event of our becoming actually aware of any purported assignment of, or the creation of any security interest over, the Borrower’s interest or rights in any of the Insurances or (if applicable) Reinsurances.

3.                            to provide to you, at least 10 Business Days prior to the expiry of the Insurances and (if applicable) Reinsurances, all reasonable information regarding their renewal arrangements, including premiums, the Insurers and terms and conditions of renewal cover.

4                               to hold all Insurance and (if applicable) Reinsurance policies received by us to your order, free from any lien, if any, in respect of monies owing to us in respect of any Insurance and (if applicable) Reinsurance save for any lien that secures any premium that we have paid on behalf of the Borrower or any claim that we have paid on behalf of the (Re)Insurers.

5.                            to procure payment of any claim collected by us on behalf of the Borrower or the Facility Agent acting on behalf of the Facility Lenders in accordance with the loss payee provision (if any) within any Insurance or Reinsurance without deduction or set off of any kind for any reason.

6.                            to pay promptly to Insurers all premiums received by us from the Borrower in order to ensure that each Insurance is valid and enforceable in accordance with its terms.

7.                            to the extent to which we are required to make such documents available to the Borrower, we shall make available to you on reasonable request copies of any such documents from our placing and claims files in respect of the Insurance but excluding any information that is commercially sensitive and does not relate to any claims made under the Insurances and (if applicable) Reinsurances or, any information which is confidential to third parties.

8.                            to inform you in writing immediately if we receive or give notice that we are to cease to act as (re)insurance brokers to the Borrower or Insurers in respect of the Insurances and (if applicable) Reinsurances previously arranged by us.  Paragraphs 1 through 7 above are subject to our continuing appointment as(re) insurance brokers in relation to the Insurances and (if applicable) Reinsurances concerned and the handling of claims in relation to them and shall automatically cease upon termination of our appointment for any reason (but without prejudice to matters arising prior to such termination).

We acknowledge and confirm that the Facility Lenders have a direct interest in the Insurances and (if applicable) Reinsurances as co-insureds and an indirect interest in them arising from their security interest in them and in the claims proceeds deriving from them but we hereby declare that we owe neither them nor you any duty of care except as set out in this letter.

Save as provided in the preceding paragraph of this letter, and save insofar as we have given any confirmations, undertakings or assurances in this letter, it is to be understood by the Facility Lenders that we have not acted as their insurance broker and that accordingly they may not rely on any advice which we have given to the Borrower in respect of the Insurance or the Insurers in respect of any Reinsurances, and we do not represent that the Insurances or any Reinsurances are suitable or sufficient to meet the needs of the Facility Lenders, who must take such steps and advice of their own as they consider necessary in order to protect their own position.

This letter has been prepared exclusively for the use of the addressee and the Facility Lenders.  No responsibility is accepted to any third party for the whole or any part of its contents and in the event that it is disclosed to a third party any and all liability howsoever arising (including negligence) to such third party is hereby expressly excluded. No person except the addressee, the Facility Lenders, us and our directors and employees have any rights arising out of this letter under the Contracts (Rights of Third Parties) Act 1999.

Strictly without prejudice to the preceding exclusion of liability, our and our directors’ and employees’ aggregate liability to any persons, companies or organisation who acts in reliance on this letter for any and all matters arising from this letter and the contents thereof shall in any and all events be limited to the sum of US$10,000,000 (ten million United States dollars) even if we are negligent, or are in breach of contract or breach of duty. We shall not be liable in any circumstances for (whether direct or indirect) loss of revenue, loss of opportunity, loss or profits, loss of anticipated savings or any indirect or consequential losses. We do not limit liability for our fraud or wilful misconduct.

This letter is given by us on the instruction of the Borrower and with the Borrower’s full knowledge and consent as to its terms as evidence by the Borrower’s signature below.

Please countersign and return a copy of this letter to indicate that you accept its terms, failing which you should not reply upon the contents of this letter and we disclaim any duty of care to you.  By signing you also warrant that you have authority to do so and bind yourself and the Facility Lenders (for whom you are agent) to the terms of this letter.

This letter shall be governed by and construed in all respects in accordance with English law and is subject to the exclusive jurisdiction of the English Courts.

Yours faithfully,

Title:
For and on behalf of [name of insurance broker]

Countersigned by:

Title:
For and on behalf of Gold Fields La Cima S.A.

We hereby accept the terms of this letter, a copy of which is attached hereto.

By:

Title:

For and on behalf of The Royal Bank of Scotland plc, in its capacity as Facility Agent

[attach copy of insurance broker’s letter of undertaking]

Schedule A

Insurance and Reinsurance Policies

Details of Insurance Policies

Name of Policy	Name of Insurer	Policy Number	Type of Insurance	Major Limits of Liability	Date of Expiry

Details of Reinsurance Policies

Name of Policy	Name of Insurer	Policy Number	Type of Insurance	Major Limits of Liability	Date of Expiry

Schedule 9
Consents

Part I
Consents

A.        Material Concessions

	Name of the right	Code
1.	Alfa 23-I (Acumulado)	03000715Y01
2.	Alfa 23-II (Acumulado)	03000716Y01
3.	Alfa Veintitrés (Reducido)	03001066X01
4.	Alfa-C	03002889X01
5.	Alfa-E	03002890X01
6.	Arpón 19-I (Acumulado)	03003206X01
7.	Arpón C	03003101X01
8.	Arpón Diecinueve	03001067X01
9.	Cañón	03001629X01
10.	Carolina Uno 2003	010265003
11.	Cerro	03002064X01
12.	Chela Veintidós	03001014X02
13.	Fumisa Nº 3	03001918X01
14.	Fumisa Nº 3-A	03002736X01
15.	Fumisa Nº 3-B	03002737X01
16.	Fumisa Nº 3-H	03002746X01
17.	Fumisa Nº 3-H-A2-(Fraccionado)	0302746AX01
18.	Juan XXIII	03003661X01
19.	Nancy	03000479X01
20.	Nilda	03000078X01
21.	Proyecto 2004	010070004
22.	Redención	03002204X01
23.	Tara	03002284X01
24.	Vale	03002471X01
25.	Valle	03002085X01
26.	Valle-A	03002350X01

B.        Other Consents

1.                           Approval of the Administrative Economic Unit (Unidad Económica Administrativa)  Carolina N° 1 (01-00001-84-U) in the name of Sociedad Minera La Cima S.A., granted by Resolución Jefatural 02561-2005-INACC/J.

2.                           Environmental Impact Study (Estudio de Impacto Ambiental) approved by  Directorate Resolution No. 514-2005-MEM/AAM.

3.                           Permit for Ground Water Use - Quebrada Chorro Blanco y Las Gordas (4.8 l/s. - Mining Purposes) granted by Administrative Resolution No. 025-2006-GR-CAJ/DRA-ATDRC.

4.                           Permit for Ground Water Use - Quebrada Chorro Blanco y Las Gordas (1.4 l/s. - Domestic Purposes) granted by Administrative Resolution No. 024-2006-GR-CAJ/DRA-ATDRC.

5.                           Permit for Ground Water Use of PP3 Well (7.50 lts/s – Mining Purposes) approved by Administrative Resolution Nº 152-2006-GR-CAJ/DRA-ATDRC. This Administrative Resolution was rectified by Administrative Resolution Nº 342-2006-GR-CAJ/DRA-ATDRC.

6.                           License for Surface Water Use - Manantial Coymolache (0.20 lts/s. - Domestic Purposes) granted by Administrative Resolution No. 374-2004-GR-CAJ-DRA-ATDRC.

7.                           License for Surface Water Use - Quebrada Chorro Blanco (5 lts/s. - Domestic and Mining Purposes) granted by Administrative Resolution No. 373-2004-GR-CAJ-DRA-ATDRC.

8.                           License for Surface Water Use - Quebrada Las Aguilas (10 lts/s. - Domestic Purposes) granted by Administrative Resolution No. 372-2004-GR-CAJ-DRA-ATDRC.

9.                           License for Surface Water Use - Río El Puente de la Hierba (50 lts/s. - Mining Purposes) granted by Administrative Resolution No. 371-2004-GR-CAJ-DRA-ATDRC.

10.                     Authorization to construct sedimentation ponds in Las Aguilas and Las Gordas granted by Administrative Resolution No. 114-2006-GR-CAJ/DRA-ATDRC.

11.                     Favourable Opinion for the Use of Explosives – Construction Activities issued by Resolution Nº 594-2006-MEM-DGM-V.

12.                     Certificate of Mining Operation (COM) - COM No. 155-2006, as amended by Report Nº 208-2006-MEM-DGM-FMI-COM.

13.                     Direct Consumer Registry for Fixed Tanks of Gasoline and Diesel (57,079 gal.) –Registration No. 0001-CDFJ-06-2004.

14.                     Certificate of Nonexistence of Archaeological Remains - CIRA No. 2005-00244.

15.                     Certificate of Nonexistence of Archaeological Remains - Cerro Corona Project Area CIRA No. 2004-0176.

16.                     Technical Report for the Inspection of Roads 501 and 557 - Oficio No. 1263-2005-MTC/14.

17.                     Authorization for “Teleservicio Privado” with 22 stations approved by Directorate Resolution No. 912-2006-MTC-17.

18.                     Operation License of Magazine Explosives Storage, requested by Compañía Minera San Martín S.A. (contractor) and approved by Directorate Resolution No. 02982-2005-IN-1703-2.

19.                     Direct Consumer Registry with Mobile Tanks of Diesel (15,930 gal.) requested by Compañía Minera San Martín S.A. (contractor) and with Registration No. 0010-CDMV- 06-2006.

20.                     Mining Contractor Registry - Authorization for Exploration, Development, Exploitation and Benefits Works, requested by Compañía Minera San Martín S.A. (contractor) and approved by Directorate Resolution No. 258-2005-MEM-DGM.

21.                     Operation Municipal Authorization (Kitchen and Warehouse), requested by Eurest Compass and approved by Authorization No. 000001-96.

22.                     Authorization for the Construction of the “Cerro Corona” Beneficiation Plant and ancillary facilities granted by Directorate Resolution Nº 116-2006-MEM-DGM/V.

23.                     Third Extension of the Temporary “Eventual” Authorization for Explosives Use requested by Compañía Minera San Martín S.A. (contractor) approved by Directorate Resolution No. 02783-2006-IN-1703-2 (extends the Authorizations granted by Directorate Resolution No. 01764-2006-IN-1703-2, Directorate Resolution Nº 00102-2006-IN-1703-2 and Directorate Resolution Nº 00891-2006-IN-1703-2).

24.                     Operation License of Magazine Explosives Storage, requested by Compañía Minera San Martín S.A. (contractor) and approved by Directorate Resolution No. 00781-2006-IN-1703-2.

25.                     Technical File of the Relocation Project of Manuel Vasquez Pipeline and the authorization to perform works for such Relocation approved by  Administrative Resolution Nº 344-2006-GR-CAJ/DAR-ATDRC.

26.                     Global Explosives Authorization – Pit granted by Directorate Resolution Nº 02060/2006-N-1703-2.

27.                     Technical File Approval  for the Construction / Improvement of Road 501 Tingo - Pilancones - Hualgayoc (Replacing Part of the Road 3N - Tingo) granted by Oficio Nº 0524-2006-MTC/14.

28.                     Certificate of Registration before the DREM - Cajamarca (Dirección Regional de Energía y Minas) as a Direct Consumer with Movable Facilities, under registry number 0008 – CDMV – 06 – 2006.

29.                     Certificate of Registration before the DREM - Cajamarca (Dirección Regional de Energía y Minas) as a Direct Consumer with Movable Facilities, under registry number 0007 – CDMV – 06 – 2006.

30.                     Certificate of Nonexistence of Archaeological Remains – CIRA No. 2006-0500 (Roads 557 and 501).

31.                     Operation License of Magazines (Explosives Storage) - 3 Containers and 1 Nitrate Deposit approved by Directorate Resolution Nº 02739-2006-IN-1703-2.

32.                     Authorization to Perform Surface Water Studies for Hidraulic and Geotechnical Structures in Quebradas Las Aguilas, Las Gordas, Corona, Mesa de Plata, and rivers Tingo – Maygasbamba and Hualgayoc – Arascorge, granted by Administrative Resolution Nº 386-2006-GR-CAJ/DRA-ATDRC.

33.                     Sanitary Authorization for the Treatment and Disposal System of Domestic Sewage Waters at the Construction Camp – Cerro Corona, granted by Directorate Resolution Nº 1627-2006-DIGESA-SA.

34.                     Sanitary Authorization for the Treatment System of Drinkable Water at the Construction Camp – Cerro Corona, granted by Directorate Resolution Nº 1623-2006-DIGESA-SA.

35.                     Approval of the Technical Filing of the Permanent Structures for Sediment Control in Quebrada Mesa de Plata and Corona and authorization for the construction of two Sedimentation Ponds, granted by Administrative Resolution Nº 399-2006-GR-CAJ/DRA-ATDRC.

36.                     Approval of the performance of the Archaeological Evaluation Project for the Improvement of Transit on the Access Road to Cerro Corona requested by Cesel Ingenieros (contractor), granted by Directorate Resolution Nº 1762/INC.

Part II
Applications

	Consent	Applicant	Authority
1.	Public Infrastructure Service Investment (works for rehabilitation and improvement of Road No. 557).	Gold Fields La Cima S.A. (formerly Sociedad Minera La CimaS.A).	Dirección General de Minería
2.	Procedure for the inclusion of the Mining Concessions named Proyecto 2004, Carolina Uno 2003 and Amanecer Minero GF into the UEA Carolina Nº 1.	Gold Fields La Cima S.A. (formerly Sociedad Minera La CimaS.A).	INACC
3.	Authorization to Construct Tailing Dam and Complementary Facilities.	Gold Fields La Cima S.A. (formerly Sociedad Minera La CimaS.A).	ATDR
4.	Operation License for Magazine Silo (Storage of Emulsions).	Gold Fields La Cima S.A. (formerly Sociedad Minera La CimaS.A).	DICSCAMEC
5.	Extension of Certificate of Mining Operation (COM) - 2006	Gold Fields La Cima S.A. (formerly Sociedad Minera La CimaS.A).	Ministry of Energy and Mines
6.	Certificate of Mining Operation (COM) for 2007.	Gold Fields La Cima S.A. (formerly Sociedad Minera La CimaS.A).	Ministry of Energy and Mines
7.

Second extension of the authorization for the performance of Ground Water Studies – Cerro Corona granted by Administrative Resolution Nº 322-2005-GR-CAJ/DRA-ATDRC (extended by Administrative Resolution Nº 330-2006-GR-CAJ/DRA-ATDRC).

		Gold Fields La Cima S.A. (formerly Sociedad Minera La CimaS.A).	ATDR

Schedule 10
Timetables

Delivery of a duly completed Drawdown Request in accordance with Clause 5.2 (Delivery of a Drawdown Request)	U-5 9.30 a.m.

Facility Agent notifies the Facility Lenders of the Advance in accordance with Clause 5.5 (Facility Lenders’ Participation)	U–5 3.00 p.m.

LIBOR is fixed	U 11:00 a.m.

“U”                  =          date of Advance

“U – X”          =          X Business Days prior to date of Advance

Schedule 11
Repayment Schedule

Repayment Date	Repayment (%) Facility
30 June 2009	6.500%

31 December 2009	6.500%

30 June 2010	4.750%

31 December 2010	4.750%

30 June 2011	5.625%

31 December 2011	5.625%

30 June 2012	6.500%

31 December 2012	6.500%

30 June 2013	6.750%

31 December 2013	6.750%

30 June 2014	6.375%

31 December 2014	6.375%

30 June 2015	6.750%

31 December 2015	6.750%

30 June 2016	6.750%

31 December 2016	6.750%

Schedule 12
MANDATORY COST FORMULAE

1.                             The Mandatory Cost is an addition to the interest rate to compensate Facility Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                             On the first day of each Interest Period (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Facility Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Facility Agent as a weighted average of the Facility Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Facility Lender in the relevant Senior Loan) and will be expressed as a percentage rate per annum.

3.                             The Additional Cost Rate for any Facility Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Facility Lender to the Facility Agent.  This percentage will be certified by that Facility Lender in its notice to the Facility Agent to be its reasonable determination of the cost (expressed as a percentage of that Facility Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                             The Additional Cost Rate for any Facility Lender lending from a Facility Office in the United Kingdom will be calculated by the Facility Agent as follows:

A x 0.01
300

per cent. per annum.

Where:

A                             is designed to compensate Facility Lenders for amounts payable under the Fees Rules and is calculated by the Facility Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Facility Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                             For the purposes of this Schedule:

(A)                                          “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(B)                                            “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(C)                                            “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                             If requested by the Facility Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.                             Each Facility Lender shall supply any information required by the Facility Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Facility Lender shall supply the following information on or prior to the date on which it becomes a Facility Lender:

(A)                                          the jurisdiction of its Facility Office; and

(B)                                            any other information that the Facility Agent may reasonably require for such purpose.

Each Facility Lender shall promptly notify the Facility Agent of any change to the information provided by it pursuant to this paragraph.

8.                             The Facility Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Facility Lender and shall be entitled to assume that the information provided by any Facility Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

9.                             The Facility Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Facility Lenders on the basis of the Additional Cost Rate for each Facility Lender based on the information provided by each Facility Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

10.                       Any determination by the Facility Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Facility Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

11.                       The Facility Agent may from time to time, after consultation with the Borrower and the Facility Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 13
CONCESSIONS

Part I
Material Concessions

	Name of the right	Code
1.	Alfa 23-I (Acumulado)	03000715Y01
2.	Alfa 23-II (Acumulado)	03000716Y01
3.	Alfa Veintitrés	03001066X01
4.	Alfa-C	03002889X01
5.	Alfa-E	03002890X01
6.	Arpón 19-I (Acumulado)	03003206X01
7.	Arpón C	03003101X01
8.	Arpón Diecinueve	03001067X01
9.	Cañón	03001629X01
10.	Carolina Uno 2003	010265003
11.	Cerro	03002064X01
12.	Chela Veintidós	03001014X02
13.	Fumisa Nº 3	03001918X01
14.	Fumisa Nº 3-A	03002736X01
15.	Fumisa Nº 3-B	03002737X01
16.	Fumisa Nº 3-H	03002746X01
17.	Fumisa Nº 3-H-A2-(Fraccionado)	0302746AX01
18.	Juan XXIII	03003661X01
19.	Nancy	03000479X01
20.	Nilda	03000078X01
21.	Proyecto 2004	010070004
22.	Redención	03002204X01
23.	Tara	03002284X01
24.	Vale	03002471X01
25.	Valle	03002085X01
26.	Valle-A	03002350X01

Part II
Other Concessions

	Name of the right	Code
1.	Acumulación Chelita	010001701L
2.	Alejandrito MP	03003400X01
3.	Alfa 23-IV (Acumulado)	03003205X01
4.	Alfa-F	03002891X01
5.	Alfa-G	03002892X01
6.	Alfa-M	03002900X01
7.	Amanecer Minero GF	010231904
8.	Ancla	03002283X01
9.	Ancla A-4 (Fraccionado)	0302283AX01
10.	Ancla A-5 (Fraccionado)	0302283BX01
11.	Angélica	0302963BX01
12.	Bella Unión	03000376X01
13.	Caliza	03001366X01
14.	Cordillera	03002144X01
15.	Don Jorge	03000397X01
16.	Don Paco	03001043X01
17.	Dos Amigos	03002145X01
18.	El Manjar N° 2	03002146X01
19.	El Manjar Nº 2-A3 (Fraccionado)	0302146AX01
20.	El Manjar Nº 2-A4 (Fraccionado)	0302146BX01
21.	El Manjar Nº 2-A6 (Fraccionado)	0302146CX01
22.	El Manjar Nº 2-A7 (Fraccionado)	0302146DX01
23.	El Manjar Nº 2-A8 (Fraccionado)	0302146EX01
24.	El Manjar Nº 2-A9 (Fraccionado)	0302146FX01
25.	El Mesías	03001926X01
26.	Ensenada-MC	0302960BX01
27.	Fortuna I-M.C.	0302964BX01
28.	Gemela Derecha M.R.	03003451X01
29.	Gemela Derecha M.R.- A4-(Fraccionado)	0303451AX01
30.	Japón Trece	03001228X01
31.	Lucha M.R.	03003605X01
32.	Maruja	03000273X01
33.	Maruja 1A	03000023X01
34.	Mi Romy M.C.	03003426X01
35.	Milagritos G.A.-A1(Fraccionado)	0303613AX01
36.	Milagritos-G.A.	03003613X01
37.	Olvidada	03003324X01

38.	Orlandito	03000267X01
39.	Orlando	03000144X01
40.	Orlando I	03000151X01
41.	Orlando II	03000152X01
42.	Orlando III	03000156X01
43.	Paty M.C. (Fraccionado)	0303236CX01
44.	Paty-M.C.	0303236AX01
45.	Punto Victoria Seis	03000403X01
46.	Quijote	03001032X01
47.	Quijote Nº 2	03001824X01
48.	Quijote-A1	0301032AX01
49.	Rulito	03000158X01
50.	Satélite	03000298X01
51.	Satélite Nº 2	03000024X01
52.	Satélite Nº1	03000368X01
53.	Tara A-1 (Fraccionado)	0302284AX01
54.	Tara A-2 (Fraccionado)	0302284BX01
55.	Tara A-3 (Fraccionado)	0302284CX01
56.	Tara A-4 (Fraccionado)	0302284DX01
57.	Trinitaria V	03002219X01
58.	Víctor	03000883X01
59.	Virgen De Las Mercedes - 85	0303291AX01
60.	Alfa 23-III (Acumulado)	03000721Y01
61.	Alfa-D	03002896X01
62.	Alfa-H	03002897X01
63.	Arpón-A	03002887X01
64.	San Ramón	03000176X01

Schedule 14

Conditions for Issuance of Bonds

For the purposes of Clause 2.1 (The Senior Loans), the Facility Agent shall not be entitled to withhold its consent to the issuance of the Bonds, if each of the following conditions shall have been satisfied:

1.          BOND FINAL MATURITY DATE

The final maturity date for the Bonds (the “Bond Final Maturity Date”) shall be a date not earlier than the Final Maturity Date.

2.          SCHEDULED PRINCIPAL REPAYMENTS

Either:

(a)                        the principal amount of the Bonds will be repaid in several instalments on Repayment Dates for the Facility, provided that the aggregate amount of all such repayment instalments made up to and including the relevant Repayment Date together with the aggregate amount of the Facility repaid up to and including such Repayment Date does not exceed the amount of the Facility that would have been repaid up to and including such Repayment Date if no Bonds had been issued.(1)

(b)                       the principal amount of the Bonds will be repaid in full after the Final Maturity Date.

3.          COUPON

Prior to the issuance of the Bonds the Borrower delivers to the Facility Agent a revised Base Case, calculated on the basis of (a) the Base Case Assumptions; (b) the most up-to-date Operating Costs and (c) the anticipated coupon rate for such Bonds, which demonstrates that for each consecutive annual period from the proposed Bond issuance date up to the Final Maturity Date the minimum forward-looking average DSCR calculated taking into account the issuance of the Bonds with the maximum coupon rate that the Borrower would accept for such Bonds (and consequent repayment of the portion of the Facility with the proceeds of the Bonds in accordance with this Agreement) is not less than 1.50:1.

4.          BONDHOLDERS’ REPRESENTATIVE.

Immediately prior to the offering of the Bonds the Borrower appoints Citigroup Peru S.A. or another international bank to act as the Bondholders’ Representative pursuant to the Indenture and related supplemental indentures governing the terms of the Bonds.

(1)                       For the avoidance of doubt, to the extent that the Bonds are amortising Bonds, repayments can only be made on Repayment Dates and the repayment profile for the Facility must not be affected or altered in any way.

5.          SECURITY

The Bondholders shall share in the Security on the terms set out in the Master Security and Intercreditor Deed, subject to, if necessary, the existing Security being re-granted to take into account the fact that the Secured Obligations thereunder would include the obligations of the Borrower in respect of the Bonds in addition to the obligations of the Borrower in respect of the Facility and certain Hedging Agreements.  The Borrower shall not be required to grant any other security to secure its obligations under the Bonds for so long as the Facility remains outstanding.  Any costs and expenses associated with the Facility Lenders maintaining their existing security position, or any re-granting of Security and associated registration/perfection requirements, shall be for the account of the Borrower.

6.          BONDHOLDER REMEDIES

Except as required by law, (i) no Bondholder shall have the right to directly enforce any term or condition of the Indenture, other than through Bondholders’ Representative and (ii) any remedies of the Bondholders and the Bondholders’ Representative shall be subject to the Master Security and Intercreditor Deed for as long as the Facility remains outstanding.

7.          OTHER TERMS AND CONDITIONS

The terms of the Indenture shall not require the Borrower to take any action that would result in a breach by the Borrower of the Facility Agreement or any other Financing Document.

8.          MASTER SECURITY AND INTERCREDITOR DEED

The Bondholders’ Representative shall, prior to the issuance of any Bonds, accede to the Master Security and Intercreditor Deed in accordance with the terms thereof and the voting and enforcement procedures and arrangements as between the Facility Lenders and the Bondholders shall be as set out in the Master Security and Intercreditor Deed as at the date of this Agreement.

Schedule 15

Document Review List

1.               Proposal for Acquisition and Development of the Cerro Corona Deposit on Behalf of Minera Gold Fields S.A., Project Description and Investment Proposal, November 2005 (developed internally by Gold Fields personnel)

2.               Minera Gold Fields S.A., Cerro Corona Project, EP Services Phase, Final Report Document N° H318608-000-X-24-006 and appendices listed below:

a.               Appendix 1         List of Deliverables

b.              Appendix 2         EP Services Costs and Schedule

c.               Appendix 3         Process Design Criteria & Mass Balance

d.              Appendix 4         Mechanical & Electrical Equipment Lists

e.               Appendix 5         Equipment Requisition Listing

f.                 Appendix 6         Capital Cost Estimate Back-up

g.              Appendix 7         Operating Cost Estimate Details

h.              Appendix 8         Project Implementation Schedules

i.                  Appendix 9         Project Risk Analysis Schedules

3.               Minera Gold Fields S.A., Engineering & Procurement Services, Cerro Corona Project, Capital Cost Estimate, Document N° H-318608-000-H-06-001

4.               Cerro Corona Project Update, Oct 2004, T. Vehrs.

5.               Definitive Feasibility Study (DFS), Dec 2001,Grd Minproc

6.               Technical Report for The Cerro Corona Project, Sep 2005, Norwest Corporation.

7.               Thesis “Geology, Alteration And Mineralization Of Cerro Corona, Porphyry Copper-Gold Deposit”, Cajamarca Province, 1998, John James.

8.               Late Timing For High Sulfidation Cordilleran Base Metal Lode And Replacement Deposits In Porphypy-Related Districts: The Case Of Colquijilca, Central Peru: Sganews, 2002, Bendezú, R. And Fontboté.

9.               The Litographic, Stratigraphic And Structural Setting Of The Gian Antamina Copper-Zinc Skarn Deposit,  Ancash, Peru Econ.Geol, 2004, Love D A, Clark A H And Glover J K 2004.

10.         Cerro Corona Activity Report Geology And Resource Evaluation, Minera Gold Fields S.A.  Jul 2005 and Sep 2005

11.         Geologia Del Area Del Tajo Cerro Corona, Ago 2005, A.Uzátegui.

12.         Cerro Corona, Resource Model, Jun 13,2005, Norwest Corporation.

13.         Informe Final Programa De Interpretacion De Arcillas En Cerro Corona, Ago 12,2005, Lucia Torres & Alex Santos, Minera Gold Fields Peru S.A.

14.         Cerro Corona Project, Contract Mining Tender Evaluation, Feb 2005, Rsg Global For Minera Gold Fields Peru S.A.

15.         Confidential Tender Evaluation Report For The Contract Mining Services For Cerro Corona, Dec 2004, Srk Consulting.

16.         Cerro Corona Project, Initial Assessment Of Humidity Cell Tests, Memorandum No. Pem-1053-2005, File No. Li201-00117/14, Oct  05,2005, Knight Piésold Consultores S.A.

17.         Cerro Corona Project, Geotechnical Review Of Open Pit Slope Designs, Oct 21,2005, Piteau Associates Engineering Ltd.

18.         Cerro Corona Project, Mining Contract-Unit Rates, Apr 28, 2005, Minera San Martin/Minera Gold Fields S.A.

19.         Administracion De Laboratorio De Mina, Jul 15,2005, Sgs Del Perú S.A., Chapter 26 Propuesta Económica

20.         Due Dilligence Mining Study Of The Cerro Corona Project, March 2, 2004, Wlr Consulting Inc.

21.         Review Of Mineral Reserve Estimates For The Cerro Corona Project, Sep 17,2003, Wlr Consulting, Inc.

22.         Results Of Flotation Test Work Including Locked Cycle Flotation On Samples From The Cerro Corona Orebody In Peru, Project No. P-2777, Feb 10,2004, Dawson Metallurgical Laboratories, Inc.

23.         Results Of Test Work To Produce Flotation Concentrate For Smelther Evaluation On Cerro Corona Ore Samples From Peru, Project No.P-2777, Nov 15,2004, Revised Jan 20,2005, Dawson Metallurgical Laboratories, Inc.

24.         Gold Fields Memorandum “Cerro Corona Additional Flotation Test Results”, Nov 21, 2004,  M.I.Brittan.

25.         Gold Fields Memorandum “Cerro Corona Metallurgy And Process Development Due Diligence Report”, Feb 17, 2004,  M.I.Brittan.

26.         Thickener Sizing For Tailing Disposal At High Yield Stress Paste, Sep 11,2005, Dorr-Oliver Eimco.

27.         Memoria Descriptiva – Estudio De Rehabilitacion Y Mejoramiento Del Camino Vecinal No. 557: El Tingo-Pilancones-Hualgayoc” Oct 17,2005, Document Nº Csl-0554400-0-Md-001, Cesel

28.         Baseline Data Adequacy Review For The Environmental Impact Study Cerro Corona Project, Apr 2004, Mwh Peru S.A.

29.         Cerro Corona Project, Draft Project Compilation Document Tailings, Mine Waste And Associated Water Management Facilities, Oct  27,2005, Knight Piésold Consultores S.A.

30.         Safety Policy And Requirements, Oct 20,2005, Minera Gold Fields S.A.

31.         Summary Of Smelter Charges And Certain Other Offsite Costs, Cerro Corona Project, Oct 2004, Selmar International Services Ltda.

32.         Capex Review  And Development, Cerro Corona Project, Audit Of The Cerro Corona Capital Cost Estimate., Set 2005, Aker Kvaerner.

33.         Environmental Impact Assessment, May 20005, Knight Piésold Consultores S.A., Volume 1-10 + Resumen Ejecutivo

a.               Annex 26.1          EIA, May 2005, KP, Resumen Ejecutivo

b.              Annex 26.2          EIA, May 2005, KP, Volume Ib

c.               Annex 26.3          EIA, May 2005, KP, Volume Ii

d.              Annex 26.4          EIA May 2005, KP, Volume Vi

34.         Estudio Geotecnico Del Area Del Tajo Cerro Corona, Sep 2005, J.Marca.

35.         Cc_Map_Gt_Pit_A0_(27sep05).Pdf

36.         Cc_Mapeo_A0_(27 Sep)Total.Pdf

37.         Informe Final Servicio EP, Documentos, Jul 15,2005, Hatch.

38.         Architectural Design Criteria Document Nº H318608-000-A-22- Rev 0.

39.         Civil Structural Design Criteria Document Nº H318608-000-C-22-001, Rev 0.

40.         Electrical Design Criteria, Document Nº H318608-000-E-22-001, Rev 0.

41.         Electrical Equipment List Document Nº H318608-000-E-44-001, Rev 0.

42.         Process Design Criteria And Plant Mass Balance, Document Nº H318608-000-F-22-001, Rev 3.

43.         Engineering & Procurement Services Cerro Corona Project,  Capital Cost Estimate Document Nº H318608-000-H-06-001, Rev 0.

44.         Engineering & Procurement Services Cerro Corona Project, Capital Cost Estimate Document Nº H318608-000-H-06-003, Rev 0.

45.         Mechanical Equipment List, Document Nº H318608-000-M-44-001, Rev 0

46.         Cerro Corona Project, Diseño De Las Instalaciones Para El Manejo De Relaves, Desmonte De Mina Y Cantera De Roca, Oct 19,2005, Knight Piésold Consultores S.A.

47.         Cerro Corona Project, Technical Specifications For Haul Road Earthworks, May 16, 2005, Knight Piésold Consultores S.A.

48.         Cerro Corona Project, Mine Waste And Associated Water Management Facilities, Report On Capital And Operating Cost, Aug 2005, Knight Piésold Consultores S.A.

49.         Programa Formando Competencias, Oct 26,2005, Rosa Calvo & Miguel Yrivarren.

50.         Estudio De Ruta Para El Transporte De Carga Entre Los Puertos Del Callao Y Salaverry Hasta La Mina Cerro Corona, Elaborado Por: Stiglich Transportes S.A., Enero 2006

51.         Detail Capital and Operating Cost Analysis

a.               Cerro Corona Budget & Transfers.xls, Hatch, Feb. 6, 2006

b.              Cerro Corona MGF Forecast Master Sheet 31 October 05 rev 4.xls

c.               Owners PM Team Master 31 Oct 2005.xls, MGF

d.              Paste Thickening Estimate September Nov 05.xls, MGF

e.               Pull Out and Summaries Cerro Corona Final Rev Oct 05.xls, MGF

f.                 Tailing Review RevA1 Comparison 31 Oct 05.xls, MGF

g.              Working Capital-Preproduction Labour Model 25-7-05.xls, MGF

h.              Yanacocha Processing Feasibility - Fixed at 5 convoys per hour Rev. 2.xls, MGF

52.         Cerro_Corona_Concessions_final_list.xls, Mar 2006

53.         INACC_list_larger_scale_chart. pdf, Mar 2006

SIGNATURE PAGES

GOLD FIELDS LA CIMA S.A.

By:
Name:
Title:

Address:

Av. Victor Andrés Belaúnde 147
Via Principal 155
Edificio Real Tres. Of. 1401
San Isidro.
Lima 27 - PERU

Tel:	+51 1 706 0431
Fax:	+51 1 422 5259
Attention:	Mr. Richard Graeme

THE ROYAL BANK OF SCOTLAND PLC
as Facility Agent, Mandated Lead Arranger and Original Facility Lender

By:
Name:
Title:

Address:

Risk and Portfolio Management
The Royal Bank of Scotland plc
5th Floor
135 Bishopsgate
London, EC2M 3UR

Tel:	+44 (0)207 085 6389
Fax:	+44 (0)207 085 6396

Attention: John Lane, Associate Director

THE BANK OF NOVA SCOTIA
as Mandated Lead Arranger and Original Facility Lender

By:
Name:
Title:

and

By:
Name:
Title:

Address:

40 King Street West
62nd Floor
Toronto
Ontario, Canada M5H 1H1

Tel:	+1 416 866 7186
Fax:	+1 416 866 2009
Attention:	Michael K. Eddy, Director

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK
as Offshore Security Trustee

By:
Name:
Title:

and

By:
Name:
Title:

Address:

One Liberty Plaza
23 Floor
New York
NY 10006
USA

Tel:	+1 212-225-5056
Fax:	+1 212 225 5436
Attention:	Administrator

SCOTIABANK PERU S.A.A.
as Onshore Security Agent

By:
Name:
Title:

and

By:
Name:
Title:

Address:

Av. Dionisio Derteano Nº 102
Piso 5
San Isidro Lima
Perú

Tel:	+51 1 211-6395
Fax:	+51 1 211-6834
Attention:	Alfredo Dancourt / Cecilia Marín

CITIGROUP GLOBAL MARKETS INC.
as Mandated Lead Arranger

By:
Name:
Title:

Address:

388 Greenwich Street
20th Floor
New York
NY 10013

Tel:	+1 212-816-1089
Fax:	+1 646-291-1075
Attention:	Mr Juan Moreyra, Director

CITIBANK N.A.
as Original Facility Lender

By:
Name:
Title:

Address:

388 Greenwich Street
20th Floor
New York
NY 10013

Tel:	+1 212-816-1089
Fax:	+1 646-291-1075
Attention:	Mr Juan Moreyra, Vice President